UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TAMINCO CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

66,536,149 shares of Common Stock issued and outstanding and 3,336,553 shares of Common Stock issuable pursuant to outstanding stock options.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 66,536,149 shares of Common Stock multiplied by $26.00 per share and (b) 3,336,553 shares of Common Stock underlying stock options multiplied by $19.25, which is the difference between $26.00 and the weighted average exercise price of $6.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001162 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,794,168,519.25
	(5)	Total fee paid: $208,482.38

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of Written Consent and Appraisal Rights and Information Statement (this “Information Statement”) is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”) of Taminco Corporation, a Delaware corporation (the “Company” or “Taminco”) in connection with the Agreement and Plan of Merger, dated as of September 11, 2014, by and among Eastman Chemical Company, a Delaware corporation (“Parent” or “Eastman”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (such Agreement and Plan of Merger, the “Merger Agreement”, a copy of which is attached as Annex A to this Information Statement). Pursuant to the Merger Agreement and upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time will thereupon be converted automatically into the right to receive $26.00 per share in cash without interest (the “Merger Consideration”), other than any (i) shares of Common Stock (A) owned, directly or indirectly, by Parent or any direct or indirect wholly-owned subsidiary of Parent, immediately prior to the Effective Time or (B) held by the Company or any direct or indirect wholly-owned subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such shares of Common Stock held on behalf of third parties) ((A) and (B) together, the “Cancelled Shares”) and (ii) shares of Common Stock with respect to which a stockholder has properly demanded appraisal pursuant to, and in compliance in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (“Dissenting Shares”).

After careful consideration, the board of directors of the Company (the “Company Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and the performance by the Company and its subsidiaries of their obligations thereunder, in each case upon the terms and subject to the conditions set forth therein and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors.

The adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, required the affirmative vote or written consent by the Company’s stockholders holding in the aggregate at least a majority of the outstanding shares of Common Stock. On September 11, 2014 certain affiliated investment funds of Apollo Management VII, L.P. (collectively, “Apollo”), including AP Taminco Global Chemical Holdings, L.P. and Taminco Co-Investors, L.P., which as of September 11, 2014 owned in the aggregate 35,708,219 shares of Common Stock, constituting approximately 54% of the voting power of the issued and outstanding shares of Common Stock, entered into a support agreement with Parent (in the form attached as Annex B to this Information Statement, the “Support Agreement”) pursuant to which Apollo agreed, upon the terms and subject to the conditions set forth therein, to deliver a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. On October 11, 2014, Apollo, which as of such date, owned 35,708,219 shares of Common Stock, constituting approximately 54% of the voting power of the issued and outstanding shares of Common Stock, executed and delivered such written consent (in the form attached as Annex C to this Information Statement, the “Written Consent”) adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or the transactions contemplated thereby, including the Merger, and the Company is not soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and the Company will not call a stockholder meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. This notice and the accompanying Information Statement shall constitute notice to you from the Company of stockholder action by less than unanimous written consent required by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to strict compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than Apollo, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this Information Statement and comply precisely with other procedures set forth in Section 262 of the DGCL, which procedures are summarized in the accompanying Information Statement. Such Information Statement is being delivered on October —, 2014. Accordingly, any demands for appraisal must be delivered to the Company in the manner specified in this Information Statement and in strict compliance with Section 262 of the DGCL on or before —, 2014. A copy of Section 262 of the DGCL is attached to the accompanying Information Statement as Annex D. This notice and the accompanying Information Statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

BY ORDER OF THE BOARD OF DIRECTORS,

EDWARD J. YOCUM	LAURENT LENOIR
General Counsel and Secretary	Chief Executive Officer and Director

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This Information Statement is dated October —, 2014 and is first being mailed to stockholders on or about October —, 2014.

i

ANNEXES

Annex A:	Agreement and Plan of Merger, dated as of September 11, 2014

Annex B:	Support Agreement, dated as of September 11, 2014

Annex C:	Form of Written Consent

Annex D:	Section 262 of the General Corporation Law of the State of Delaware

Annex E:	Fairness Opinion of Morgan Stanley & Co. LLC, dated as of September 10, 2014

ii

SUMMARY

This summary highlights important information from this Information Statement. It may not contain all of the information that is important to you with respect to the Merger. You should read carefully this entire Information Statement, together with the Annexes, and the other documents to which this Information Statement refers to understand fully the Merger and the transactions contemplated by the Merger Agreement. See “Where You Can Find More Information.” We have included page references in this summary directing you to a more complete description of those items.

Unless otherwise indicated or unless the context requires otherwise: all references in this Information Statement to “the Company,” “we,” “our” and “us” refer to Taminco Corporation and, where appropriate, its subsidiaries; and all references in this Information Statement to terms defined in the notice to which this Information Statement is attached have the meanings provided in that notice.

Parties to the Merger (Page 14)

Taminco Corporation

Taminco is a global specialty chemical company, with a clear focus on niche markets. We believe Taminco is the world’s leading producer of alkylamines & derivatives. Taminco is a major producer of formic acid & derivatives, supplying diversified, global end markets. Taminco’s products are used by customers in the manufacture of a diverse array of products for the agriculture, animal nutrition, water treatment, personal & home care and oil & gas end-markets, and its products provide these goods with a variety of ancillary characteristics required for optimal performance. Taminco currently operates in 20 countries with eight production facilities.

Eastman Chemical Company

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and, in fiscal year 2013, had revenues of approximately $9.4 billion. Eastman is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world.

Stella Merger Corp.

Stella Merger Corp. was formed by Parent solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (Page 15)

The boards of directors of each of the Company, Parent and Merger Sub have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and on September 11, 2014, the Company, Parent, and Merger Sub entered into the Merger Agreement.

•	The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, and the Company will cease to be an independent publicly-traded company and will instead be a wholly-owned subsidiary of Parent.

•	Because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

•	The Merger Agreement is attached as Annex A to this Information Statement. We encourage you to review it carefully in its entirety because it is the principal legal document that governs the Merger.

The Merger Consideration (Page 46)

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Common Stock outstanding immediately prior to the Effective Time will thereupon be converted automatically into the right to receive the Merger Consideration (representing $26.00 per share in cash without interest) and deduction of any applicable withholding taxes, if any, other than any (i) Cancelled Shares and (ii) Dissenting Shares.

Each option (“Company Stock Option”) (whether vested or unvested) to purchase shares of Common Stock that is outstanding immediately prior to the Effective Time will, as of the Effective Time and except as agreed between Parent and any holder thereof, be cancelled and in exchange therefor converted into only the right to receive at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Stock Option, less applicable withholding taxes, if any.

Reasons for the Merger (Page 21)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger” beginning on page 21 of this Information Statement, the Company Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and the performance by the Company and its subsidiaries of their obligations thereunder, in each case upon the terms and subject to the conditions set forth therein and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors.

For a discussion of the material factors considered by the Company Board in reaching its conclusions, see the section entitled “The Merger—Reasons for the Merger” beginning on page 21 of this Information Statement.

Required Stockholder Approval; Stockholder Action by Written Consent (Page 63)

The adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, required the affirmative vote or written consent by the Company’s stockholders holding in the aggregate at least a majority of the outstanding shares of Common Stock. On September 11, 2014, Apollo, which as of September 11, 2014 owned in the aggregate 35,708,219 shares of Common Stock, constituting approximately 54% of the voting power of the issued and outstanding shares of Common Stock, entered into the Support Agreement pursuant to which Apollo agreed, upon the terms and subject to the conditions set forth therein, to deliver a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger.

On October 11, 2014, Apollo, which as of such date, owned 35,708,219 shares of Common Stock, constituting approximately 54% of the voting power of the issued and outstanding shares of Common Stock, executed and delivered a written consent (in the form attached as Annex C to this Information Statement, the “Written Consent”) adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or the transactions contemplated thereby, including the Merger, and the Company is not soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and the Company will not call a stockholder meeting for purposes of voting on the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger.

Opinion of the Company’s Financial Advisor (Page 25)

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by the Company to provide it with financial advisory services and a financial opinion in connection with a potential sale of the Company. In connection with the Merger, at the meeting of the Company Board on September 10, 2014, Morgan Stanley rendered its oral opinion to the Company Board, which opinion was subsequently confirmed in writing dated September 10, 2014, that as of such date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, in each case, as set forth in its written opinion, the $26.00 in cash per share of Common Stock to be received by the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated September 10, 2014, is attached as Annex E to this Information Statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to, and for the information of, the Company Board, and addressed as of the date of such opinion only the fairness, from a financial point of view, to the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares), of the $26.00 in cash per share to be received by such holders pursuant to the Merger Agreement. It does not address any other aspects of the Merger and does not constitute a recommendation to any stockholders of the Company as to how to vote or whether to take any other actions in connection with the Merger. For a further discussion of Morgan Stanley’s opinion, see “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 25 and Annex E to this Information Statement.

Financing of the Merger

The obligations of Parent and Merger Sub to consummate the Merger are not contingent on the receipt of any proceeds from any financing.

Interests of Executive Officers and Directors of the Company in the Merger (Page 37)

In considering the recommendation of the Company Board with respect to the Merger Agreement, you should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the Merger that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The Company Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Company’s stockholders adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

As of September 11, 2014, our directors and executive officers held and are entitled to vote, in the aggregate, 1,604,762 shares of Common Stock, representing approximately 2.4% of the voting power of the outstanding shares entitled to vote on the adoption of the Merger Agreement. The Merger Agreement provides that each holder of shares of Common Stock, including the Company’s directors and executive officers, will be entitled to receive the Merger Consideration for each share of Common Stock held immediately prior to the Effective Time.

As of September 11, 2014, the Company’s directors and executive officers held options to purchase 2,201,305 shares of Common Stock with an exercise price of less than $22.60 per share and with a weighted average exercise price of $6.46 per share, of which options to purchase 485,287 shares are vested and options for 1,716,018 shares are unvested. The Merger Agreement provides that each issued and outstanding Company Stock Option, whether vested or unvested, as of the Effective Time and except as agreed between Parent and any holder thereof, will be cancelled upon completion of the Merger, and in exchange therefor, and converted into the right to receive at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the cancelled Company Stock Option immediately prior to the completion of the Merger, multiplied by (ii) the excess, if any, of the per share Merger Consideration over the exercise price per share under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment.

Parent and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), have agreed to indemnify and hold harmless each of the Company’s present and former directors and officers following completion of the Merger to the fullest extent permitted by applicable law. Additionally, Parent will cause to be maintained a policy of directors’ and officers’ liability insurance coverage for the benefit of our executive officers and directors for six (6) years following completion of the Merger.

Certain of the Company’s executive officers are party to management agreements, offer letters or employment agreements that provide that, upon a qualifying termination of employment, the executive officers are entitled to notice by the Company for a specified period of time, or payment of continued base salary and, in some cases, medical and other specified employee benefits, in lieu of such notice. Certain of the Company’s executive officers are party to change in control severance agreements that provide for severance payments and benefits that may become payable upon a qualifying termination of employment that occurs in connection with the Merger, to the extent these severance payments and benefits exceed what the executive officers are entitled to under existing agreements, benefit plans or applicable law. The interests of the Company’s directors and officers are described more fully under “The Merger—Interests of Executive Officers and Directors of the Company in the Merger” beginning on page 37 of this Information Statement.

The Merger Agreement (Page 45)

Solicitation of Acquisition Proposals (Page 52)

From the execution of the Merger Agreement and until 12:01 a.m. on October 11, 2014 (such date, the “Go-Shop Period End Date” and the period until such date, the “Go-Shop Period”), the Company, its subsidiaries and their respective representatives had the right to solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal (see page 54 of this Information Statement for the definition of “Alternative Proposal”), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person pursuant to acceptable confidentiality agreements (to the extent that any such non-public information had not previously been made available to Parent, the Company must promptly, and in any event within twenty-four (24) hours, make available such non-public information to Parent), and engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons or group of persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. Notwithstanding the “non-solicitation” provisions described below, the Company and its subsidiaries and their respective representatives are permitted to continue to engage in the activities described in the previous sentence until the business day that is fifteen (15) days following the Go-Shop Period End Date (as adjusted pursuant to the Merger Agreement, the “Cut-Off Date”) with respect to certain third parties that made Alternative Proposals during the Go-Shop Period that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal (see page 54 of this Information Statement for the definition of “Superior Proposal”) (such third parties, “Excluded Parties”).

Except as may relate to any Excluded Party until the Cut-Off Date or as permitted by the Merger Agreement, from the Go-Shop Period End Date until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, the Company has agreed that it will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause its or their respective affiliates or representatives not to, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding an Alternative Proposal to, any person or group of persons that has made an Alternative Proposal (iii) engage in discussions regarding an Alternative Proposal with any person or group of persons that has made an Alternative Proposal, except to notify such person or group of persons as to the existence of the provisions of the Merger Agreement, (iv) approve or recommend any Alternative Proposal or (v) enter into any Alternative Acquisition Agreement (as defined in the Merger Agreement).

Notwithstanding the above restrictions and subject to certain conditions, the Company may, solely in response to an unsolicited Alternative Proposal made on or after the Go-Shop Period End Date and prior to the date that is twenty (20) days after the mailing of this Information Statement (the “Window Shop End Date”), with respect to any person that has made such unsolicited Alternative Proposal (i) in response to a request therefor by such person, provide information or afford access to the books and records or representatives of the Company, and (ii) engage, participate in or facilitate any discussions or negotiations with such person (and its representatives) with respect to such Alternative Proposal.

In the event that the Company Board has concluded in good faith, after consultation with its outside advisors, that in light of a Superior Proposal from a person or group of persons (a “Change of Recommendation Party”), it would be reasonably likely to be inconsistent with the Company Board’s exercise of their fiduciary obligations to Taminco’s stockholders under applicable law to make the Company Board Recommendation (see page 54 of this Information Statement for the definition of “Company Board Recommendation”) or to fail to effect a Change of Recommendation (see page 53 of this Information Statement for the definition of “Change of Recommendation”) in a manner adverse to Eastman, Taminco may terminate the Merger Agreement by providing four (4) business days written notice (such notice, a “Termination Notice”) to Eastman. In the event that Eastman, does not deliver to Taminco prior to 12:01 a.m. on the date that is four (4) business days following the date of the Termination Notice (the “Expiration Date”) a written, binding and irrevocable proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is at least as favorable to Taminco and its stockholders as such Superior Proposal (a “Parent Superior Proposal”), the Company Board may in its sole discretion immediately cause Taminco to terminate the Merger Agreement without the need for any further action or notice. If Eastman does deliver a Parent Superior Proposal on or before the Expiration Date, then the Cut-Off Date shall be automatically extended (with respect to such Change of Recommendation Party) to at least until 12:01 a.m. on the date that is four (4) business days following the date of the Parent Superior Proposal. During such period, Taminco may, among other things, continue negotiations with the Change of Recommendation Party, provided that prior to terminating the Merger Agreement due to a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, Taminco will be required to again comply with the termination notice requirements and procedures described above.

See “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 52 of this Information Statement, “The Merger Agreement—Termination Fees” beginning on page 61 of this Information Statement and “The Merger Agreement—Termination” beginning on page 59 of this Information Statement.

Conditions to the Merger (Page 58)

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver at or prior to the Effective Time of the following conditions:

•	Receipt by the Company and Parent of a copy of the Written Consent.

•	The absence of any (i) injunction which prohibits the consummation of the Merger and (ii) statute, rule, regulation, executive order, decree or other order that has the effect of making the Merger illegal or otherwise prohibits its consummation.

•	The obtainment of the following regulatory conditions:

•	The applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated.

•	Obtainment of antitrust approval in the European Union from the European Commission pursuant to Council Regulation No. 139/2004 (and related notices and guidelines), as amended.

•	Obtainment of antitrust approval from other relevant antitrust authorities in connection with the Merger that the parties mutually agree.

•	The clearance of this Information Statement by the SEC which, after such clearance, must be sent to the Company’s stockholders at least twenty (20) days before the Effective Time.

The Company’s obligation to complete the Merger is subject to the satisfaction or written waiver of the following additional conditions:

•	The accuracy of the representations and warranties of Parent and Merger Sub and compliance by Parent and Merger Sub with their respective obligations under the Merger Agreement, in each case, subject to certain materiality qualifiers (as described under “The Merger Agreement—Conditions to the Merger” beginning on page 58 of this Information Statement), and Parent having delivered to the Company a certificate, dated as of the closing date and signed by a senior officer of Parent, certifying to the foregoing.

•	Parent having deposited, or having caused to be deposited, the aggregate Merger Consideration with a U.S. bank or trust company, which is subject to advanced approval by the Company that will be appointed to act as an exchange agent (the “Exchange Agent”).

Parent’s and Merger Sub’s respective obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	The accuracy of the representations and warranties of the Company and compliance by the Company with its obligations under the Merger Agreement, in each case, subject to certain materiality qualifiers (as described under “The Merger Agreement—Conditions to the Merger” beginning on page 58 of this Information Statement), and the Company having delivered to Parent a certificate, dated as of the closing date and signed by a senior officer of the Company, certifying to the foregoing.

•	The absence of a Company Material Adverse Effect (see page 48 of this Information Statement for the definition of “Company Material Adverse Effect”).

Termination (Page 59)

The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after delivery of the Written Consent:

•	by the mutual written consent of the Company and Parent;

•

by either the Company or Parent if the Merger is not consummated on or before April 30, 2015 (the “End Date”) (or, at either party’s option, May 31, 2015, if, as of the End Date, all conditions to closing have been satisfied other than conditions relating to regulatory approvals and the absence of legal prohibitions); provided that such right to terminate the Merger Agreement will not be available to any party who has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately caused the failure to consummate the Merger on or before the End Date;

•	by either the Company or Parent if an injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has first used its best efforts to remove such injunction;

•	by the Company or Parent if the Written Consent had not been delivered to the Company and Parent within twenty-four (24) hours after the Go-Shop Period End Date; provided that the Company may not exercise such termination right until the day that is the fifth (5th) business day following the day that is twenty-four (24) hours after the Go-Shop Period End Date;

•	by either the Company or Parent upon thirty (30) days’ written notice, if the other party will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of an applicable closing condition and (ii) cannot be cured by the End Date; or

•	by the Company, if the Company Board has (i) concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that in light of a Superior Proposal, it would be reasonably likely to be inconsistent with the Company Board’s exercise of their fiduciary obligations to the Company’s stockholders under applicable law to make the Company Board Recommendation or to fail to effect a Change of Recommendation in a manner adverse to Parent; provided that the Company has first delivered to Parent a Termination Notice of its intention to terminate the Merger Agreement and the Company has complied with the provisions relating to termination in connection with a Change of Recommendation Party (see “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 52 of this Information Statement).

Termination Fees (Page 61)

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, the Company may be required to pay to Parent a termination fee, the amount of which, if and when payable, would be either $62,804,683 or $35,888,931 (in each case, net of any Eastman expenses previously paid by the Company), depending on the circumstances under which the Merger Agreement is terminated.

See “The Merger Agreement—Termination Fees” beginning on page 61 of this Information Statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 42)

If you are a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 42 of this Information Statement), the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of shares of Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the (x) amount of cash you receive (determined before deduction of any applicable withholding taxes) and (y) adjusted tax basis of your surrendered shares of Common Stock.

Holders of shares of Common Stock should consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 42 of this Information Statement.

Procedures for Receiving Merger Consideration (Page 37)

Prior to the Effective Time, Parent will enter into an agreement with the Exchange Agent. As soon as reasonably practicable after the Effective Time (and in any event not later than three (3) business days thereafter), the Exchange Agent will mail to each holder of record of Common Stock whose Common Stock was converted into the right to receive the Merger Consideration in accordance with the terms and subject to the conditions of the Merger Agreement (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of Common Stock in exchange for the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Common Stock.

Appraisal Rights of Existing Stockholders (Page 65)

Under Section 262 of the DGCL, if the Merger is completed, subject to strict compliance with the requirements of Section 262 of the DGCL, stockholders are entitled to seek appraisal for, and be paid the “fair value” in cash of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware (the “Delaware Court”)) instead of receiving the Merger Consideration. To exercise appraisal rights in connection with the Merger, stockholders must submit a written demand for appraisal within twenty (20) days of the mailing date of this Information Statement and comply precisely with all of the other procedures set forth in Section 262 of the DGCL, which procedures are summarized in this Information Statement. Under Section 262 of the DGCL, holders of shares of Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and follow the other procedures set forth in Section 262 of the DGCL and who do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, will be entitled to have their shares appraised by the Delaware Court, and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount of the Merger Consideration that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand of appraisal to the Company within 20 days of the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 65 of this Information Statement and the text of Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this Information Statement and incorporated by reference herein. A demand for appraisal must be made by a record holder of shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Common Stock (Page 64)

Shares of Common Stock are quoted on the New York Stock Exchange (“NYSE”) under the trading symbol “TAM.” The closing sale price of shares of Common Stock on September 10, 2014, which was the last trading day before the announcement of the Merger Agreement, was $23.88 per share. The closing sale price of shares of Common Stock on October —, 2014, the most recent practicable date before this Information Statement was mailed to the Company’s stockholders, was $— per share.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As such, the Company would no longer file periodic reports with the SEC on account of the Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the Annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain information incorporated by reference in this Information Statement without charge by following the instructions under “Where You Can Find More Information.”

Q:	What is the proposed transaction and what effects will it have on the Company?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, and the Company will cease to be an independent publicly-traded company and will instead be a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive if the Merger is completed?

A:	Upon completion of the Merger in accordance with the terms and subject to the conditions in the Merger Agreement, you will be entitled to receive the Merger Consideration (representing an amount of $26.00 per share in cash without interest (and subject to deduction for any applicable withholding tax) for each share of Common Stock that you own), unless you properly exercise, do not withdraw, fail to perfect or otherwise lose, your appraisal rights pursuant to Section 262 of the DGCL with respect to your shares of Common Stock. For example, if you own 100 shares of Common Stock, you will be entitled to receive $2,600.00 in cash in exchange for your shares of Common Stock without interest (and subject to deduction for any applicable withholding tax). Upon completion of the Merger in accordance with the terms and subject to the conditions in the Merger Agreement, you will have no equity interest in the Surviving Corporation and you will no longer have any interest in the Surviving Corporation’s future earnings or growth.

Q:	What happens to Company Stock Options if the Merger is completed?

A:	Upon the completion of the Merger, each issued and outstanding Company Stock Option granted under the Company’s equity compensation plans, whether vested or unvested, will, as of the Effective Time and except as otherwise agreed between Parent and any holder thereof, be cancelled, and in exchange therefor converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the cancelled Company Stock Option immediately prior to the completion of the Merger, multiplied by (ii) the excess, if any, of the per share Merger Consideration over the exercise price per share under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment. Upon completion of the Merger in accordance with the terms and subject to the conditions in the Merger Agreement, you will have no equity interest in the Surviving Corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in the fourth quarter of 2014, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, the Company will continue as an independent publicly-traded entity, your Common Stock and Company Stock Options will remain outstanding and will not be converted into the right to receive the Merger Consideration.

Q:	Will I owe taxes as a result of the Merger?

A:	The Merger will be a taxable transaction for all U.S. Holders of shares of Common Stock. As a result, assuming you are a U.S. Holder, you will recognize gain or loss with respect to the cash received for shares of Common Stock in the Merger equal to the difference between the (x) amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) adjusted tax basis of your surrendered shares of Common Stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 42 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Did the Company Board approve and recommend the Merger Agreement and The Merger?

A:	Yes.

After careful consideration, the Company Board, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and the performance by the Company and its subsidiaries of their obligations thereunder, in each case upon the terms and subject to the conditions set forth therein and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors. See “The Merger—Reasons for the Merger” beginning on page 21.

Q:	Why am I not being asked to vote on the Merger?

A:	Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, only requires the vote or consent of the holders in the aggregate of a majority of the outstanding shares of Common Stock. The requisite stockholder approval was obtained on October 11, 2014, when the Written Consent was delivered by Apollo to the Company. As of such date, Apollo owned shares of Common Stock constituting 54% of the voting power of the issued and outstanding shares of Common Stock. Therefore, your vote or consent is not required to adopt the Merger Agreement or approve the transactions contemplated thereby, including the Merger, and is not being sought, and the Company will not need to hold a special meeting of stockholders to effect the Merger. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why am I receiving this Information Statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by Apollo to the Company, as well as other information regarding the Merger, even though your vote or consent is not required nor requested to adopt the Merger Agreement or to approve the transactions contemplated thereby, including the Merger. This Information Statement constitutes notice to you of stockholder action by less than unanimous written consent as required by Section 228(e) of the DGCL as well as notice to you of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger. As required by Section 262 of the DGCL, a copy of Section 262 of the DGCL is attached in its entirety to this Information Statement as Annex D.

Q:	What happens if I sell my shares before the completion of the Merger?

A:	If you transfer your shares of Common Stock before the Effective Time, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In addition, you will not be entitled to seek an appraisal of those shares under Section 262 of the DGCL. In order to receive the Merger Consideration, you must hold your shares of Common Stock through the Effective Time and must follow the procedures for receiving the Merger Consideration described herein. See the section entitled “The Merger—Payment of Merger Consideration and Surrender of Book-Entry Shares” beginning on page 37 of this Information Statement.

Q:	Should I do anything now to surrender my shares?

A:	No. If the Merger is completed, following its completion, you will receive a letter of transmittal with detailed written instructions for surrendering your book-entry shares in exchange for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A.	Yes. If the Merger is completed, you will be entitled to seek appraisal for, and be paid the fair value in cash of, your shares of Common Stock (as determined by the Delaware Court) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for appraisal no later than twenty (20) days after the mailing of this Information Statement, or —, 2014, and you must precisely comply with all applicable requirements and procedures under Section 262 of the DGCL. See the section entitled “Appraisal Rights” beginning on page 65 of this Information Statement, for a summary of the procedures set forth in Section 262 of the DGCL. See also a copy of Section 262 of the DGCL which is attached in its entirety to this Information Statement as Annex D.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive in writing several conditions to closing. If these conditions are not satisfied or waived in writing in accordance with the terms and subject to the conditions of the Merger Agreement, the Merger will not be completed.

Q:	Will the Merger Consideration I receive in the Merger increase if the Company’s operations improve or if the price of Common Stock increases above the Merger Consideration?

A:	No. The value of the Merger Consideration is fixed. The Merger Agreement does not contain any provision that would adjust the Merger Consideration based on fluctuations in the price of shares of Common Stock, the amount of working capital of the Company at the Effective Time or changes in the results of operations of the Company before the Effective Time.

Q:	Where can I find more information about the Company?

A:	The Company files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 72 of this Information Statement.

Q:	Who can help answer my questions?

A:	If you have questions about the Merger after reading this Information Statement, require assistance or need additional copies of this Information Statement, please direct your inquiry, request by mail or telephone to the Company at Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195, Attention: Investor Relations, (610) 366-6925.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, statements regarding projections as described in “The Merger—Certain Company Forecasts” beginning on page 35 of this Information Statement or other prospective financial items, and the expected timing of the closing of the proposed Merger. The projections by the Company’s management included in this Information Statement reflect assumptions and estimates by management of the Company. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this Information Statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the Company’s business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: the results and effects of the Company’s announcement of the Merger; the expected closing date; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; the possibility of failure to consummate or delay in consummating the Merger, including, but not limited to, due to the failure to satisfy the closing conditions; the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement; the effect of the Merger on the Company’s ability to attract and retain key personnel, on the Company’s revenues, including the length of the Company’s revenue cycles, and on the Company’s total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees that must be paid even if the Merger is not completed; and the information contained under the headings “Risk Factors” and “Business” and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which is available at the SEC’s website at www.sec.gov. Many of these factors are beyond the control of the Company.

Additionally, the unaudited prospective financial information prepared by management of the Company included in this Information Statement reflects assumptions and estimates by management of the Company as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this Information Statement. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have reviewed or provided any assurance with respect to the unaudited prospective financial information. Moreover, the Company does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Information Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

Except for the Company’s ongoing obligations to disclose certain information as required by federal securities laws, the Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

The Company

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

Taminco Corporation is a global specialty chemical company, with a clear focus on niche markets. We believe Taminco is the world’s leading producer of alkylamines & derivatives. Taminco is a major producer of formic acid & derivatives, supplying diversified, global end markets. Taminco’s products are used by customers in the manufacture of a diverse array of products for the agriculture, animal nutrition, water treatment, personal & home care and oil & gas end-markets, and its products provide these goods with a variety of ancillary characteristics required for optimal performance. Taminco currently operates in 20 countries with eight production facilities.

For more information about the Company, please visit our website at www.taminco.com. Our website address is provided as an inactive textual reference only. The information on the Company’s website is not incorporated into, and does not form part of, this Information Statement.

Parent

Eastman Chemical Company

200 South Wilcox Dr.

Kingsport, TN 37662

Eastman Chemical Company is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. Eastman is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world.

For more information about Eastman, please visit Eastman’s website at www.eastman.com. Eastman’s website address is provided as an inactive textual reference only. The information on Eastman’s website is not incorporated into, and does not form part of, this Information Statement.

Merger Sub

Stella Merger Corp.

200 South Wilcox Dr.

Kingsport, TN 37662

Stella Merger Corp. was formed by Parent solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement attached to this information statement as Annex A. We encourage you to read carefully this entire Information Statement, including the Merger Agreement, for a more complete understanding of the Merger.

Background of the Merger

The Company Board, along with senior members of the management team, as part of its ongoing evaluation of the Company’s business and strategic direction, regularly evaluates strategic alternatives for the Company, including prospects for acquisitions and for the sale of the Company. The Company Board considers such transactions in light of the business, economic, and geopolitical environment, as well as developments in the chemicals industry generally.

In December 2011, after an active auction process, Apollo entered into a share purchase agreement with the previous sponsor of the Company pursuant to which Taminco Global Chemical Corporation acquired all of the issued share capital of Taminco Group Holdings S.à r.l. and its subsidiaries. This acquisition (the “Initial Acquisition”) was consummated in February 2012. Through this active auction process, the operations, business and assets of the Company and its subsidiaries became widely known in the chemicals industry.

In April 2013, subsequent to its initial public offering (“IPO”), 15,789,474 shares of Common Stock began trading on the NYSE at a public offering price of $15.00 per share, and in May 2013, underwriters in the IPO exercised their option to purchase 1,170,603 additional shares at the same $15.00 per share public offering price, less underwriting discounts and commission. In December 2013, the Company completed a secondary offering of 10,000,000 shares owned by Apollo at a public offering price of $20.00 per share and in January 2014, the underwriters in the secondary offering exercised their Company Stock Option to purchase 1,176,910 additional Shares at the same $20.00 per share public offering price from Apollo, less underwriting discounts and commission.

In April 2014, Mr. Scott Kleinman, a director of the Company and Lead Partner for Private Equity at Apollo Global Management, LLC, was approached by a large financial firm (“Bidder A”) with a preliminary, unsolicited, non-binding indication of interest for acquiring only Apollo’s approximately 54% interest the Company. Subsequently, by letter of June 2, 2014, Mr. Kleinman received a written, preliminary non-binding indication of interest from Bidder A wherein Bidder A proposed to “step into Apollo’s shoes” as the Company’s majority stockholder and expressed its intention to allow the Company to continue as a NYSE listed public company in which the Company’s other stockholders continued with their prior investments in the Company. The letter from Bidder A did not express an interest in acquiring all of the outstanding Common Stock and was limited to the acquisition of Apollo’s approximately 54% equity interest in the Company for $23.25 per share. Apollo responded to Bidder A’s proposal by informing Bidder A that Apollo was not interested in pursuing a sale of only Apollo’s interest in the Company, and that if Bidder A desired to acquire the Company, it should make an offer to the Company to acquire 100% of the outstanding Common Stock. The closing price of the Common Stock on June 2, 2014 was $20.70 per share.

From time to time between the Initial Acquisition and June 2014, as part of its general ongoing evaluation of the Company’s business and strategic direction, representatives of the Company and representatives of Eastman discussed at a general level potential transactions involving the Company, on the one hand, and Eastman, on the other hand.

On June 20, 2014, at the request of Eastman, Mr. Kleinman had a telephone conference regarding a potential transaction with two representatives of Eastman: Curtis E. Espeland, Executive Vice President and Chief Financial Officer of Eastman, and Damon Warmack, Vice President, Corporate Development of Eastman. Later

that day, by letter of June 20, 2014, the Company received from Mr. Espeland a written, preliminary, non-binding indication of interest wherein Eastman proposed to acquire 100% of the outstanding Common Stock of the Company for $24.75 per share for a total transaction value (including net debt) of approximately $2.8 billion. The letter indicated, among other things, that (i) the purchase price would be entirely paid in cash from a combination of balance sheet cash and debt; (ii) Eastman’s willingness to move quickly to conduct diligence and enter into a binding agreement; (iii) Eastman had already retained Citigroup (“Citi”) to act as its financial advisor and Jones Day (“Jones Day”) as its legal advisor; and (iv) the proposed transaction had previously been discussed with, and had received the full support of, a select group of Eastman’s Board of Directors who were monitoring the proposed transaction. The closing price of the Common Stock on June 20, 2014 was $21.96 per share.

On June 23, 2014, the Company Board met with senior management of the Company and the legal advisor to the Company, Kirkland & Ellis LLP (“Kirkland”), to receive an update from Mr. Kleinman about the preliminary indications of interest received from Bidder A (for the acquisition of Apollo’s approximately 54% equity interest in the Company) and from Eastman (for the acquisition of 100% of the outstanding Common Stock of the Company). The Company Board discussed engaging a financial advisor to assist the Company Board in evaluating the potential transactions and alternatives thereto. After considering the qualifications and experience of prospective financial advisors, the Company Board authorized and directed the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”) to serve as the Company’s financial advisor in connection with evaluating the potential transactions because of, among other reasons, Morgan Stanley’s knowledge of the Company, its recent activity in the chemicals space and the depth of its experience with public company mergers and acquisitions transactions. The Company Board instructed senior management, with the assistance of members of the Company Board and the Company’s financial and legal advisors, to discuss the potential transactions with Bidder A and Eastman and their respective advisors.

During the week of June 23, 2014, at the direction of the Company Board, Morgan Stanley made contact with Citi to discuss the preliminary, non-binding indication of interest received by the Company on June 20, 2014, and informed Citi that (i) the Company would not transact at Eastman’s initial offer price of $24.75 per share but (ii) given Eastman’s willingness to move quickly, the Company would provide Eastman with limited access to management in order to improve the proposal. In addition, senior management of the Company, with the assistance of Morgan Stanley and Kirkland, prepared preliminary diligence materials. On June 24, 2014, at the direction of the Company Board, the Company provided a confidentiality agreement to Eastman, which, after extensive negotiations, was ultimately signed and delivered on June 27, 2014.

On July 2, 2014, members of senior management of the Company, including Laurent Lenoir, Director and Chief Executive Officer, Colin Gouveia, Executive Vice-President Functional Amines, Head of Global Purchasing, Regional President North America, Sabine Ketsman, Executive Vice-President Specialty Amines and Guy van den Bossche, Executive Vice-President Crop Protection, along with representatives of Morgan Stanley, met with members of senior management of Eastman, including Mark J. Costa, Chairman and Chief Executive Officer, and Mr. Warmack, and representatives of Citi in London, United Kingdom for a management presentation. The parties discussed, among other things, the Company’s organization and structure, business, key products, strategy, regulatory status and financial information.

On July 7, 2014, the Company Board met to receive an update from Morgan Stanley concerning discussions with Eastman. The Company Board discussed, with the assistance of senior management of the Company, the key features of the proposed transaction with Eastman, including, among other items, that Eastman expected the debt financing to be provided by Citi on a fully committed basis and the proposed timeline for diligence and negotiations. The Company Board discussed the terms and conditions of the proposed transaction and the potential benefits and risks of the proposed transaction, to the Company and its stockholders. The discussion also included an overview of management’s financial plan along with the key assumptions, limitations and risks associated with management’s plan. The Company Board discussed alternatives to a sale of the Company, including restructuring and other non-strategic transactions. The Company Board discussed, and asked questions to Morgan Stanley and senior management about, potential alternative buyers of the Company. The Company Board also discussed the status of a potential transaction with Bidder A, and Mr. Kleinman informed the Company Board that he had not received any response from Bidder A or its representatives in response to his suggestion concerning a potential offer to acquire all of the outstanding Common Stock of the Company. The Company Board discussed strategy on how to maximize the per share price for stockholders in any strategic transaction. The Company Board also discussed with Kirkland legal aspects of a proposed transaction, and Kirkland also instructed the Company Board with respect to the execution of its fiduciary duties. At this meeting, the Company Board’s advisors discussed previous relationships they had with Eastman, the Company, Apollo and entities related to Apollo. At this meeting, the Company Board instructed Morgan Stanley and management to continue discussions with Eastman.

Also on July 7, 2014, Eastman was granted access to the Company’s dataroom to conduct business, financial and legal diligence.

During early July 2014, Kirkland began preparation of a draft agreement and plan of merger based upon instructions from the Company’s management and the Company Board, and representatives of the Company, Morgan Stanley and Kirkland responded to diligence requests from Eastman and its advisors.

On July 10, 2014, members of senior management of the Company, including Mr. Kurt Decat, Director and Chief Financial Officer, Mr. Gouveia and Ms. Ketsman, along with representatives of Morgan Stanley, met with members of senior management of Eastman, including Messrs. Espeland and Warmack, along with representatives of Citi, in New York City for a finance presentation. The parties discussed, among other things, the Company’s historical financial performance, business model and financial outlook. At the direction of the Company Board, representatives of Morgan Stanley discussed with Citi an increase in the offer price by Eastman. Representatives of Citi requested additional diligence information, and as directed by the Company Board, Morgan Stanley expressed the Company’s willingness to provide additional information with the goal of increasing Eastman’s per share offer price.

Between July 10 and July 16, 2014, there were additional discussions between representatives of the Company and representatives of Eastman with respect to financial, legal and business diligence items, including, among other items, the Company’s business plan and tax-related topics and Eastman and its representatives continued to conduct diligence.

By letter of July 17, 2014, the Company received from Mr. Costa a revised proposal for the acquisition of the Company by Eastman for $25.25 per share. In such letter, Eastman noted, among other things, its desire for an exclusivity period of 30 days for continued diligence and negotiation of definitive documentation. Eastman also noted that the revised offer reflected certain items that Eastman considered as having an adverse impact on the value to Eastman, such as Eastman’s inability to recognize benefits from the Company’s net operating losses, risks relating to the Company’s business and regulatory concerns. Eastman also noted its desire to enter into a transaction pursuant to which Apollo would deliver a written consent to the adoption of the Merger Agreement following its approval by the Company Board and execution, in order to benefit the stockholders of both companies by reducing the time between signing and closing.

On July 18, 2014, the Company Board met to receive an update from members of senior management and the Company’s advisors on matters related to a potential transaction with Eastman. Members of senior management updated the Company Board on the revised offer from Eastman in its July 17, 2014 letter, meetings between senior management of Eastman and the Company and the status of diligence. The Company Board, in consultation with key members of management, reviewed and considered matters relating to a potential transaction with Eastman, including the potential timing, structure, and price of any such transaction. The Company Board discussed the terms and conditions of the proposed transaction, and the potential benefits and risks of the proposed transaction, to the Company and its stockholders. Morgan Stanley discussed financial aspects of Eastman’s revised offer. The Company Board also discussed with Morgan Stanley the need for the Company’s forecasts to include the net impact of the expiration of a supply contract in 2019. The Company

Board discussed and considered with senior management other alternatives to a sale of the Company, including restructuring and other non-strategic transactions. The Company Board discussed, and asked questions to Morgan Stanley and senior management about, potential alternative buyers of the Company. The Company Board discussed strategy on how to maximize the per share price for stockholders in any strategic transaction with Eastman. The Company Board also discussed with Kirkland the legal aspects of a potential transaction with Eastman. As a result of the foregoing discussions, the Company Board instructed senior management and the Company’s advisors to continue negotiations with respect to a proposed transaction with Eastman and to convey to Eastman and its advisors that the Company would not be willing to enter into a transaction at the $25.25 per share price.

Following the Company Board meeting on July 18, 2014, representatives of Morgan Stanley, at the direction of the Company Board, conveyed to Citi that the Company would not be willing to enter into a transaction based upon the terms and conditions set forth in Eastman’s July 17, 2014 letter unless Eastman increased its offer price. At the direction of the Company Board, Morgan Stanley also communicated to Citi that the Company would consider providing additional diligence materials and making senior management of the Company available to Eastman and its advisors to discuss Eastman’s concerns only if Eastman agreed to increase its offer price. In this regard, Eastman’s access to the dataroom was suspended.

On July 23, 2014, the Company Board met with members of senior management and its legal and financial advisors to discuss an update on discussions with Eastman. The Company Board reviewed and considered the Company’s transaction alternatives. Morgan Stanley discussed the financial aspects of the offer. The Company Board reiterated its instructions to senior management and its advisors that it was unwilling to enter into a transaction at the $25.25 per share price.

In early August 2014, Bidder A expressed to the Company its general interest in an acquisition of a larger percentage of the Company’s outstanding Common Stock but declined to express an interest in acquiring 100% of the outstanding Common Stock. Bidder A did not communicate an offer price.

On August 7, 2014, the Company announced its second quarter results, including a year over year volume increase of 25%, an increase in year over year net sales of 21% to $370 million, and year over year Adjusted EBITDA growth of 17% to $77 million. The Company reiterated its full year Adjusted EBITDA guidance of $290-295 million. This guidance was based upon certain expectations and risks, including risks related to current economic conditions, business development, certain investments, execution of Company strategy, and government policy. The Company also announced the completion of its Methylamine expansion project at its Pace, Florida facility and confirmed that the integration of the formic acid solutions business was on track.

At the request of Eastman, on August 21, 2014, members of the Company Board and senior management of the Company, including Messrs. Kleinman, Lenoir and Decat, along with representatives of Morgan Stanley, met in New York City with representatives of Eastman, including Messrs. Costa, Warmack and Espeland (by conference call), along with representatives of Citi. The parties discussed the Company’s second quarter results, the ability of the Company to execute on its business plan and Eastman’s concerns with respect to the Company’s business and a potential transaction. The Company reiterated that it was unwilling to enter into a transaction at the $25.25 per share price but would be willing to consider a transaction with Eastman at a higher price.

By letter of August 25, 2014, the Company received from Mr. Costa a revised proposal for the acquisition of the Company by Eastman for $26.00 per share. In such letter, Eastman noted, among other things, its proposal for a purchase price paid entirely in cash from a combination of Eastman’s balance sheet cash and debt and its willingness to finalize their diligence and negotiate and finalize definitive documentation by mid-September 2014. Eastman also reiterated its desire to enter into a transaction pursuant to which Apollo would deliver a written consent to the adoption of the Merger Agreement following its approval by the Company Board and execution.

On August 26, 2014, the Company Board met with members of senior management, Kirkland and Morgan Stanley to discuss an update on discussions with Eastman as well as the legal and financial aspects of a potential transaction with Eastman. Mr. Kleinman and members of senior management of the Company discussed with the Company Board their meetings with Eastman. The Company Board discussed with Morgan Stanley the transaction process, and the Company Board asked questions about the financial aspects of the proposal. The Company Board discussed, and asked questions of Morgan Stanley and senior management about the Company’s potential alternatives and potential alternative buyers of the Company. The Company Board also discussed with Kirkland the legal aspects of the proposed transaction, including the proposed structure referenced in Eastman’s revised indication of interest. Kirkland also instructed the Company Board with respect to the execution of its fiduciary duties. Mr. Kleinman updated the Company Board on the updated proposal from Bidder A to acquire a majority interest in (but less than 100% of) the Company’s outstanding Common Stock. The Company Board discussed with representatives of Morgan Stanley a potential transaction with Bidder A for a majority interest in the Company. The Company Board discussed strategy on how to maximize the per share price for stockholders in any strategic transaction, including, among other things, the timings, uncertainties, and risks of discussions with Bidder A in light of Eastman’s revised proposal. Subsequently, the Company Board authorized and directed management, with the assistance of the Company’s advisors, to continue negotiations with Eastman.

On August 27, 2014, at the direction of the Company Board, Kirkland sent an initial draft of the Merger Agreement to Jones Day.

On August 28, 2014, at the direction of the Company Board, Eastman was granted access to an expanded dataroom. During late August and early September 2014, Eastman continued to conduct its financial, legal and business diligence of the Company, including thereof, documentary diligence, discussions between representatives of Eastman and the Company and their respective advisors, and limited site visits. During this time, the Company, Morgan Stanley and Kirkland responded to diligence requests and questions.

On August 30, 2014, Jones Day presented an alternative Merger Agreement to Kirkland, which did not include a “go-shop” period in which the Company could conduct a process. Mr. Kleinman communicated to Mr. Costa that the Company would not continue negotiations with respect to the Merger Agreement without a “go-shop” period. Eastman agreed to include a “go-shop” period in the Merger Agreement, and the parties agreed that they and their respective advisors would continue to proceed with negotiations on the Merger Agreement, including the specific terms and conditions of the “go-shop” period.

On September 4, 2014, Mr. Kleinman and Kirkland met with Mr. Costa and Eastman to discuss key terms and conditions of the Merger Agreement, including, among other things, the Company’s requirement that it have a “go-shop” period.

On September 5, 2014, Jones Day presented Kirkland with its revisions to the initial draft of the Merger Agreement that was sent by Kirkland to Jones Day on August 27, 2014. At the direction of the Company Board, members of the Company’s management, with the assistance of Kirkland, continued to negotiate the terms and conditions of the Merger Agreement with representatives of Eastman and Jones Day between September 5 and September 9, 2014. During this time, Jones Day and Eastman finalized their diligence, and the Company, with the assistance of Morgan Stanley and Kirkland, responded to final diligence requests and questions.

On September 9, 2014, the Company Board met to consider the transaction at $26.00 per share and review the status of transaction negotiations. The Company Board discussed, with the assistance of senior management and its advisors, developments relating to the process and the status of negotiations with respect to the Merger Agreement. The Company Board asked questions of senior management and its advisors about the key terms of the Merger Agreement. Morgan Stanley discussed with the Company Board the financial aspects of the proposed transaction. The Company Board discussed, and asked questions to Morgan Stanley and senior management about, potential alternative buyers of the Company and how those potential alternative buyers might be approached during the proposed “go-shop” period. Morgan Stanley also discussed with the

Company Board the proposed “go shop” process and timing considerations. Kirkland presented the Company Board with a summary of the terms of the Merger Agreement and the other transaction documents and negotiations that had occurred with Eastman to date. The Company Board discussed with Kirkland legal aspects of a proposed transaction. Kirkland also instructed the Company Board of its fiduciary duties. Subsequently, the Company Board authorized and directed management, with the assistance of the Company’s advisors, to continue negotiations with Eastman towards a definitive Merger Agreement.

On September 10, 2014, the Company Board met again to consider the transaction at $26.00 per share, review the history of offers and process, receive an update on the status of negotiations with Eastman by the Company’s management and each of Kirkland and Morgan Stanley, and consult with each of Kirkland and Morgan Stanley about the legal and financial aspects of the transaction. Kirkland presented the Company Board with a summary of the terms and conditions of the Merger Agreement and the other transaction documents and negotiations that had occurred with Eastman to date. The Company Board, in consultation with the Company’s advisors, discussed the terms and conditions of the Merger Agreement, the transactions contemplated by the Merger Agreement, and other matters relating to the transaction. Morgan Stanley discussed with the Company Board the financial aspects of the transaction. The Company Board continued to ask questions with respect to the terms and conditions of the Merger Agreement, including, among other items, closing conditions, timing of the transaction and deal certainty. At the meeting, Morgan Stanley rendered its oral opinion to the Company Board, which opinion was subsequently confirmed in writing, that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, the $26.00 in cash per share of Common Stock to be received by the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Morgan Stanley’s written opinion is included as Annex E hereto. For a further discussion of Morgan Stanley’s opinion, see “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 25 of this Information Statement. At the meeting of the Company Board, management and Morgan Stanley described management’s forecasts on which such opinion was based. A summary of these forecasts and assumptions and risks associated with these forecasts is described in “The Merger—Certain Company Forecasts” beginning on page 35 of this Information Statement.

After careful consideration, the Company Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger were advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and the performance by the Company and its subsidiaries of their obligations thereunder, in each case upon the terms and subject to the conditions set forth therein and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger.

At the direction of the Company Board, the Merger Agreement was executed on September 11, 2014, and each of the Company and Eastman issued a press release announcing their execution of the Merger Agreement, each such release noting that a thirty (30) day Go-Shop Period was underway.

After the announcement of the transaction and the commencement of the Go-Shop Period, Morgan Stanley, at the direction of the Company Board, contacted or responded to inbound interest from thirty-six (36) market participants about pursuing a strategic transaction with the Company, including nineteen (19) strategic and seventeen (17) financial buyers. Only one financial buyer (“Bidder B”) expressed an interest in a potential transaction and requested a confidentiality agreement to receive additional information. After negotiations, the Company and Bidder B entered into a confidentiality agreement on September 26, 2014. Subsequently, Morgan Stanley, at the direction of the Company Board, provided Bidder B with confidential financial and business information that it had previously provided to Eastman. During the week of September 29, 2014, Morgan Stanley and Bidder B participated in discussions with respect to the Company, its business and its business plan. On October 7, 2014, Bidder B informed Morgan Stanley that it was not interested in pursuing a strategic transaction with the Company.

Reasons for the Merger

After careful consideration, the Company Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and the performance by the Company and its subsidiaries of their obligations thereunder, in each case upon the terms and subject to the conditions set forth therein and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. In making its decision, the Company Board consulted with the Company’s management, as well as the Company’s advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the Company Board’s (i) understanding of the business, operations, financial condition and prospects of the Company, (ii) possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company and (iii) range of potential benefits to the stockholders of the Company of these alternatives. The Company Board concluded that none of these alternatives was reasonably likely to present superior opportunities for the Company to create greater value for the Company’s stockholders, taking into account factors such as (x) the timing and the likelihood of accomplishing such alternatives, (y) the need for additional investment resources to accomplish such alternatives and the risks of failing to successfully effect such alternatives, including the business, competitive, industry and market risks applicable to the Company and (z) the potential market and execution risks associated with the Company’s long-term plan and going forward as an independent company. Ultimately, the belief of the Company Board, after consultation with its advisors, was that the Merger Consideration will enable the Company’s stockholders to realize a substantial portion of the Company’s potential future value without the market or execution risks associated with continued operation as a stand-alone company;

•	the belief of the Company Board, after consulting with its financial advisor and counsel, that the Company Board has, as a result of extensive negotiations with Parent, obtained the highest price per share of Common Stock that Parent is willing to pay as a result of the negotiations between the parties (including a significant increase in Parent’s proposal from the time of its initial proposal to the end of the negotiations);

•	the fact that the Merger Consideration is payable in cash, providing liquidity and certainty of value to holders of shares of Common Stock in comparison to either a transaction in which the Company’s stockholders would receive stock or the risks and uncertainty that would be inherent in continuing to operate the Company as an independent public company and executing the Company’s business plan;

•	the fact that all holders of shares of Common Stock (other than Cancelled Shares and Dissenting Shares) will receive the same form and amount of consideration per share of Common Stock in connection with the Merger;

•	the fact that the Merger Consideration of $26.00 per share to be received by the Company’s stockholders in the Merger represented a premium over the market prices at which shares of Common Stock had traded prior to the announcement of the execution of the Merger Agreement, including the fact that:

•	the Merger Consideration of $26.00 per share of Common Stock represented a premium of approximately 9% compared to the all-time maximum closing price for shares of Common Stock of $23.95 on August 29, 2014;

•	the Merger Consideration of $26.00 per share of Common Stock represented a premium of approximately 9% compared to the closing price for shares of Common Stock of $23.88 as of September 10, 2014; and

•	the fact that Morgan Stanley, the financial advisor to the Company, rendered its opinion to the Company Board, dated as of September 10, 2014 (as more fully described under “The Merger—

Opinion of the Company’s Financial Advisor” beginning on page 25 of this Information Statement), that as of such date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, the $26.00 in cash per share of Common Stock to be received by the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the support of Apollo, which controlled approximately 54% of the aggregate voting power of the shares of Common Stock as of September 11, 2014 and which will be receiving the same form and amount of Merger Consideration for their shares of Common Stock as all other stockholder, as evidenced by the Support Agreement to execute and deliver the Written Consent (which was delivered on October 11, 2014);

•	the Company Board’s beliefs about the likelihood that the Merger would be consummated, in light of, among other things, Parent’s agreement in the Merger Agreement to use its reasonable best efforts to consummate the Merger (upon the terms and subject to the conditions of the Merger Agreement);

•	the fact that Parent and Merger Sub do not have a condition in the Merger Agreement related to their receipt of financing, but nevertheless Parent represented in the Merger Agreement to the Company that Parent and Merger Sub have available, or would have available prior to the Effective Time, all cash sufficient for the (i) payment of the Merger Consideration and the satisfaction of all of Parent’s and Merger Sub’s obligations under the Merger Agreement and (ii) all fees, expenses and other costs relating to the foregoing or otherwise related to or arising out of or in connection with the transactions contemplated by the Merger Agreement. The Company Board also considered the terms and conditions of the financing commitments Eastman was obtaining in connection with the Merger;

•	the fact that certain regulatory and other governmental approvals are required in connection with the Merger, and the Company Board’s beliefs about the likelihood that such approvals would be obtained without unacceptable conditions;

•	the terms and conditions of the Merger Agreement, as reviewed by the Company Board with its legal advisors, including:

•	the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;

•	the fact that Parent’s and Merger Sub’s obligation to complete the Merger is not subject to any financing condition;

•	the fact that during the Go-Shop Period, the Company and its subsidiaries and their representatives, on the terms and subject to the conditions set forth in the Merger Agreement, had the right to (i) solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person pursuant to acceptable confidentiality agreements and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons or group of persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal;

•	the fact that the Company and its subsidiaries and their respective representatives are permitted to continue to engage in the activities described in the previous bullet until the Cut-Off Date with respect to certain third parties that made Alternative Proposals during the Go-Shop Period that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal;

•	the fact that, in response to an unsolicited Alternative Proposal made on or after the Go-Shop Period End Date and prior to the date that is twenty (20) days after the mailing of this Information Statement to the stockholders of the Company, the Company may, with respect to the person that has made such unsolicited Alternative Proposal, (i) provide information or afford access to the books and records or representatives of the Company, and (ii) engage, participate in or facilitate any discussions or negotiations with such person (and its representatives) with respect to such Alternative Proposal;

•	the fact that the Company has the ability to terminate the Merger Agreement to accept a Superior Proposal, subject to certain restrictions in connection therewith;

•	the Company Board’s determination that the termination fee, payable to Parent upon termination of the Merger Agreement under specified circumstances and on the terms and subject to the conditions set forth in the Merger Agreement, the amount of which, if and when payable, would be either $35,888,391 or $62,804,683 (in each case, net of any Parent expenses previously paid by the Company), was reasonable in light of, among other things, the benefits of the Merger to the Company’s stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described under “The Merger Agreement—Termination Fees” beginning on page 61 of this Information Statement;

•	the ability of the Company, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and Merger Sub and to enforce specifically the terms and conditions of the Merger Agreement; and

•	the ability of the Company to pursue damages on behalf of its stockholders in the event of Parent’s or Merger Sub’s fraud or breach or wrongful termination of the Merger Agreement;

•	the availability of appraisal rights to the stockholders of the Company who comply with all of the required procedures under Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the “fair value” of their stock as determined by the Delaware Court in lieu of receiving the Merger Consideration;

•	the limited conditions to the closing of the Merger; and

•	the experience, reputation and financial capability of Parent and its ability to complete its proposed financing or alternative financing to be able to complete the Merger (and the Company’s remedies against Parent if Parent was unable to complete its proposed financing or alternative financing, including, but not limited to, the right of the Company to obtain specific performance to require Parent to perform its obligation to close the Merger).

The Company Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger, including, but not limited to, the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the concern of the Company Board regarding the possible disruption of the Company’s business that could result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	the fact that following completion of the Merger, the Company will no longer exist as an independent public company and that, as the Merger Agreement provides for all cash consideration, the Company’s existing stockholders will no longer participate in the potential future growth in the Company’s assets, future earnings growth, future appreciation in value of shares of Common Stock or any future dividends;

•	the fact that the Company Board determined not to engage in an active market check or public auction prior to execution of the Merger Agreement;

•	the fact that the consummation of the Merger may be delayed or not occur at all, and the Company Board’s beliefs about the adverse impact such event would have on the Company and its business, including the potential loss of employees, potential diversion of management’s attention from other strategic priorities, reduction on the trading price of the Common Stock and the potential adverse effect on customer and other commercial relationships;

•	the fact that any gain from an all-cash transaction such as the Merger generally will be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•	the fact that the Company, on the terms and subject to the conditions set forth in the Merger Agreement, must pay a termination fee to Parent in an amount of, if and when payable, either $35,888,391 or $62,804,683 (in each case, net of any Parent expenses previously paid by Taminco) in cash if the Merger Agreement is terminated under certain circumstances, including if the Company Board exercised its right to terminate the Merger Agreement in connection with a Superior Proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	the fact that, as a condition to entering into the Merger Agreement, Parent required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if Apollo had not delivered the Written Consent within twenty-four (24) hours of the Go-Shop Period End Date;

•	the fact that under the terms and conditions of the Merger Agreement, the Company would only have thirty (30) days following the execution of the Merger Agreement (subject to limited exceptions) in which it could engage in discussions and negotiations with persons who make Alternative Proposals and in which it could terminate the Merger Agreement (subject to limited exceptions) to accept a Superior Proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay a termination fee to Parent under certain circumstances and upon the terms and subject to the conditions set forth in the Merger Agreement;

•	the fact that after the Window Shop End Date (assuming execution and delivery of the Written Consent), the Company would not be able to engage in discussions or negotiations regarding an Alternative Proposal or terminate the Merger Agreement to pursue an alternative sale or business combination transaction;

•	the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed upon the terms and subject to the conditions set forth in the Merger Agreement;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•	the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

In addition, the Company Board were aware of and considered the interests that the Company’s directors and officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in “The Merger—Interests of Executive Officers and Directors of the Company in the Merger” beginning on page 37 of this Information Statement.

The Company Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that it expected the Company and the Company’s stockholders would achieve as a result of the Merger. The foregoing discussion summarizes the material information and factors considered by the Company Board in its consideration of the Merger. The Company Board reached the unanimous decision to recommend and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, as applicable, in light of the factors described above and other factors that each member of the Company Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Company Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Company Board may have given different weight to different factors. The Company Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, its financial advisor, and the Company’s legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Company Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12 of this Information Statement.

Opinion of the Company’s Financial Advisor

Morgan Stanley was retained by the Company to provide it with financial advisory services and a financial opinion in connection with a potential sale of the Company. After considering the qualifications and experience of prospective financial advisors, the Company Board authorized and directed the engagement of Morgan Stanley to serve as the Company’s financial advisor in connection with evaluating the potential transactions because of, among other reasons, Morgan Stanley’s knowledge of the Company, its recent activity in the chemicals space and the depth of its experience with public company mergers and acquisitions transactions. At the meeting of the Company Board on September 10, 2014, Morgan Stanley rendered its oral opinion to the Company Board, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, the $26.00 in cash per share of Common Stock to be received by the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated September 10, 2014, is attached as Annex E to this Information Statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to, and for the information of, the Company Board, and addressed as of the date of such opinion only the fairness, from a financial point of view, to the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares), of the $26.00 in cash per share to be received by such holders pursuant to the Merger Agreement. It does not address any other aspects of the Merger and does not constitute a recommendation to any stockholders of the Company as to how to vote or whether to take any actions in connection with the Merger.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for Common Stock;

•	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

•	reviewed the Merger Agreement, the Support Agreement, the draft commitment letters from certain lenders dated September 10, 2014 (“the Commitment Letters”) and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by or on behalf of the Company, and which formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing upon the terms and subject to the conditions set forth in the Commitment Letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Common Stock in the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion delivered to the Company Board on September 10, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 10, 2014, which was the last trading day prior to the date on which the Company Board approved the Merger, and is not necessarily indicative of current market conditions.

In performing its financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon financial forecasts which had been prepared by the Company management and provided to Morgan Stanley (referred to as the Management Plan in the section entitled “The Merger—Certain Company Forecasts” beginning on page 35 of this Information Statement and referred to as the “Management Case” in Morgan Stanley’s analysis). For further information regarding these financial forecasts, see the section entitled “The Merger—Certain Company Forecasts” beginning on page 35 of this Information Statement. In its analysis, Morgan Stanley also utilized publicly available street analyst estimates published by the firms listed under “The Merger—Equity Research Price Target Analysis” beginning on page 27 of this Information Statement, and available as of September 10, 2014 (the “Street Case”). The financial metrics contained in the Street Case represented the median of analyst estimates of such metric for each year during the period through 2016. As directed by the Company, the Street Case contained extrapolations of estimates through 2019 based on annual revenue growth of the Company of 5% and constant margins.

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of Common Stock for the fifty-two (52) week period ending September 10, 2014, which was the day on which the Company Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Morgan Stanley noted that, during such period, the maximum closing price for shares of Common Stock was $23.95 on August 29, 2014 and the minimum closing price for shares of Common Stock was $19.30 on December 12, 2013. Morgan Stanley also noted that the fifty-two (52) week high trading price of $23.95 on August 29, 2014 represented the all-time high trading price as of such time. Morgan Stanley also noted that, as of September 10, 2014, the closing price for shares of Common Stock was $23.88.

Equity Research Price Target Analysis

Morgan Stanley reviewed the public market trading price targets for shares of Common Stock prepared and published by seven (7) equity research analysts on August 7, 2014 and August 8, 2014, which were published following the announcement of the Company’s quarterly financial results on August 7, 2014. The price targets included those published by Deutsche Bank, JPMorgan, Credit Suisse, Jefferies, UBS, Goldman Sachs and Citibank. The price targets reflected each analyst’s estimate of the future public market-trading price of shares of Common Stock one (1) year in the future. Morgan Stanley noted that the range of undiscounted price targets for shares of Common Stock as of September 10, 2014, was $23.00 to $27.00 with a median price target of $24.00. Morgan Stanley discounted the price targets by one year using a discount rate of 10.6% based on Morgan Stanley’s estimation of the Company’s then current cost of equity. Morgan Stanley’s estimation of the Company’s then current cost of equity was based upon the capital asset pricing model as well as certain financial metrics for the United States equity markets. The resulting range of discounted price targets, rounded to the nearest $0.25, was $20.75 to $24.50.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Common Stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Company Trading Multiples

Morgan Stanley performed certain comparable company analyses, which attempt to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, current and historical financial information, ratios and public market multiples for certain publicly-traded companies in the specialty chemicals sector that have certain business and operating characteristics similar to the Company and compared such information to that of the Company. The companies used in Morgan Stanley’s analyses included the following producers of specialty intermediates and additives:

•	Albemarle Corporation

•	Balchem Corporation

•	Celanese Corporation

•	Croda International PLC

•	Eastman Chemical Company

•	FMC Corporation

•	NewMarket Corporation

•	Quaker Chemical Corporation

•	Sensient Technologies Corporation

Historical Trading Multiples

Morgan Stanley performed a historical trading multiple analysis for both the Company and the publicly traded companies that Morgan Stanley deemed similar to the Company to determine the ratio of aggregate value, defined as market capitalization plus total debt and minority interests less cash and cash equivalents (referred to as “Aggregate Value”), to the estimated earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”) that the Company and such companies had traded at for various periods over the ten (10) year period ending September 8, 2014.

For each of its analyses (excluding the Historical Trading Multiples analysis), Morgan Stanley calculated the Company’s market capitalization based on a fully-diluted basis (the term “fully diluted basis” includes (i) outstanding shares of Common Stock and (ii) options, warrants and restricted stock calculated in accordance with the treasury method). For each of its analyses, Morgan Stanley included the amount drawn under the Company’s non-recourse factoring facilities in its calculation of debt. Wherever Morgan Stanley refers to EBITDA in its analyses, the metric represents the Adjusted EBITDA provided by the Company’s management which the Company indicated to Morgan Stanley eliminates (i) transaction and integration costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation, (vi) shutdown costs associated with plant expansion and (vii) sponsor management and director fees and expenses.

Morgan Stanley used in its analysis the estimated EBITDA for the twelve (12) months following the date of measurement (referred to as “NTM EBITDA”), based on publicly available research analyst estimates.

Morgan Stanley noted the following average Aggregate Value to NTM EBITDA multiples for the Company and for an index consisting of the average of the Aggregate Value to NTM EBITDA multiples for the comparable companies used in the analysis:

Ratio	The Company	Peer Index
3-Month Average	8.7x	10.3x
6-Month Average	8.4x	10.5x
1-Year Average	8.5x	10.6x
Since IPO	8.7x	10.4x
3-Year Average	N.A.	9.3x
5-Year Average	N.A.	8.8x
Since 2008	N.A.	8.4x
2008 through 2012	N.A.	7.8x
10-Year Average	N.A.	8.1x

Based on this analysis and its professional judgment, Morgan Stanley selected a reference range of Aggregate Value to estimated NTM EBITDA of 8.0x to 9.0x and applied this range to estimated NTM EBITDA as of June 30, 2014 for the Company contained in the Street Case. Based on the number of outstanding shares of Common Stock on a fully-diluted basis and the Company’s net debt, the analysis indicated the following implied per share reference range for the Common Stock, rounded to the nearest $0.25:

Ratio	Estimated NTM EBITDA	Reference Range	Implied Per Share Value
Aggregate Value to NTM EBITDA	$303MM	8.0x – 9.0x	$19.00 – 23.25

Current Trading Multiples

Morgan Stanley conducted an analysis of trading multiples as of September 8, 2014, for the publicly traded companies Morgan Stanley deemed similar to the Company. In connection with this analysis, Morgan Stanley analyzed the ratio of Aggregate Value to estimated EBITDA for such companies for calendar year 2014 and calendar year 2015 based on publicly available information. This analysis indicated the following Aggregate Value to estimated EBITDA multiples for the companies analyzed as well as median multiples:

Company	AV / 2014E EBITDA	AV / 2015E EBITDA
Albemarle Corporation(1)	12.4x	11.1x
Balchem Corporation(2)	12.2x	11.4x
Celanese Corporation	7.8x	7.9x
Croda International PLC	11.2x	10.5x
Eastman Chemical Company	8.4x	7.8x
FMC Corporation	10.8x	9.2x
NewMarket Corporation	13.3x	12.8x
Quaker Chemical Corporation	10.2x	8.8x
Sensient Technologies Corporation	11.5x	11.5x
Mean	10.9x	10.1x
Median	11.2x	10.5x

(1)	Albemarle Corporation is adjusted for the acquisition of Rockwood Holdings Inc.
(2)	2014E EBITDA for Balchem Corporation is pro forma for full year impact of the acquisition of the Performance Chemicals and Ingredients Company.

Based on this analysis and its professional judgment, Morgan Stanley selected the reference ranges of financial multiples set forth in the table below and applied these ranges to estimated EBITDA for the Company for calendar years 2014 and 2015 contained in the Street Case. Based on the number of outstanding shares of Common Stock on a fully-diluted basis and the Company’s net debt, the analysis indicated the following implied per share reference ranges for the Common Stock, rounded to the nearest $0.25:

Ratio	Estimated EBITDA	Reference Range	Implied Per Share Value
Aggregate Value to 2014E EBITDA	$290MM	8.5x – 10.5x	$19.75 – 28.00
Aggregate Value to 2015E EBITDA	$315MM	8.0x – 10.0x	$20.50 – 29.50

No company utilized in the comparable company trading multiples analysis is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s future EBITDA and Aggregate Value to EBITDA multiple. The resulting value is subsequently discounted to arrive at an estimate of the present value of the Company’s potential future stock price. Morgan Stanley performed this analysis using both the Management Case and Street Case financial forecasts.

For each of these scenarios, Morgan Stanley calculated ranges of implied equity values per share for the Company as of June 30, 2014. To calculate the discounted equity value per share of Common Stock, Morgan Stanley utilized 2016 and 2017 estimated EBITDA. For both the Management Case and Street Case, Morgan Stanley calculated the future equity value per share of Common Stock at year-end 2015 and 2016, respectively, by applying an Aggregate Value to NTM EBITDA multiple range of 8.0x to 9.0x to the Company’s estimated NTM EBITDA (2016 and 2017, respectively) and deducting net debt as of year-end 2015 and 2016 respectively. The Aggregate Value to NTM EBITDA multiple range used in Morgan Stanley’s analysis was based on the reference range contained in Morgan Stanley’s historical trading multiple analysis (see “The Merger—Comparable Company Trading Multiples-Historical Trading Multiples” above). Morgan Stanley discounted the resulting future equity values per share to June 30, 2014 using a discount rate of 10.6%, based on Morgan Stanley’s estimation of the Company’s then current cost of equity. Morgan Stanley’s estimation of the Company’s then current cost of equity was based upon the capital asset pricing model, as well as certain financial metrics for the United States equity markets.

Using the Management Case forecasts, the analysis indicated an implied per share reference range for the Common Stock, rounded to the nearest $0.25, of $21.25 to $27.00. Using the Street Case forecasts, the analysis indicated an implied per share reference range for the Common Stock, rounded to the nearest $0.25, of $21.25 to $25.75.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that involve companies in the specialty chemicals sector. In connection with its analysis, Morgan Stanley compared publicly available statistics for select transactions involving producers of specialty intermediates and additives announced between April 2004 and July 2014.

For each transaction listed below, Morgan Stanley calculated the ratio of Aggregate Value of the transaction to the target company’s EBITDA for the twelve (12) month period prior to the announcement of the transaction (referred to as “LTM EBITDA”).

Selected Chemicals Company Transactions (Acquiror / Target)

Precedent Transactions	AV / LTM EBITDA
Albemarle Corporation (1) / Rockwood Holdings, Inc.	15.9x
Platform Specialty Products Corporation / The AgroSolutions Business of Chemtura Corporation	9.9x
Clayton, Dubilier & Rice, LLC / The Water Technologies Business of Ashland, Inc.	9.0x
Taminco Corporation / The Formic Acid Solutions Business of Kemira Oyj	6.1x
Platform Acquisition Holdings Ltd. / MacDermid Group, Inc.	10.0x
Solvay S.A. / Chemlogics Group, LLC	10.7x
Cinven Ltd. / Ceramtec GmbH	11.3x
Advent International Corporation / The Resins Business of Cytec Industries Inc.	6.8x
Eastman Chemical Company / Solutia, Inc.	9.0x
Apollo Global Management, LLC / Taminco Corporation	6.1x
Ecolab, Inc. / Nalco Holding Co.	11.3x
Lonza Group Ltd. / Arch Chemicals, Inc.	10.3x
Ashland, Inc. / International Specialty Products, Inc.	8.9x
BASF SE / Cognis Holding GmbH	7.3x
BASF SE / CIBA Holding AG	7.8x
The Dow Chemical Company / Rohm and Haas Company	11.5x
The Lubrizol Corporation / Noveon International, Inc.	8.9x
Mean	9.5x
Median	9.0x

(1)	Albemarle Corporation’s acquisition of Rockwood Holdings, Inc is based on pro-forma 2014E EBITDA of $390MM excluding estimated run-rate synergies of $100MM

Based on this analysis and its professional judgment, Morgan Stanley selected a reference range of Aggregate Value to LTM EBITDA of 9.0x to 10.5x and applied this range to the Company’s LTM EBITDA as of June 30, 2014. At the direction of the Company, Morgan Stanley adjusted the Company’s LTM EBITDA to include a full year of EBITDA from The Formic Acid Solutions Business of Kemira Oyj, which was acquired by the Company in March 2014.

Based on the number of outstanding shares of the Company Common Stock on a fully-diluted basis and the Company’s net debt, the analysis indicated the following implied per share reference range for the Common Stock, rounded to the nearest $0.25:

Ratio	Estimated LTM EBITDA	Reference Range	Implied Per Share Value
Aggregate Value to LTM EBITDA	$285MM	9.0x – 10.5x	$21.00 – 27.25

Premiums Paid Analysis

Morgan Stanley considered, based on publicly available information, premiums paid in all-cash acquisition transactions from January 2013 to June 2014, which was the date that Morgan Stanley compiled the analysis, involving U.S. public company targets having a transaction value of $100 million or more. Morgan Stanley reviewed the premium paid to the target company’s closing stock price four (4) weeks prior to the public announcement, and noted that the mean premium paid in transactions reviewed was 31.7% and the median was 27.3%. Based on this analysis and its professional judgment, Morgan Stanley applied a premium range of 20% to 35% to the closing stock price for a share of Common Stock as of September 10, 2014 of $23.88. The analysis indicated an implied per share reference range, rounded to the nearest $0.25, of $28.75 to $32.25.

Morgan Stanley also considered, based on publicly available information, premiums paid to a company’s fifty-two (52) week high stock price in transactions having a transaction value of $200,000,000 or more in the United States where the consideration was cash during from the period from January 2007 to June 2014, which was the date that Morgan Stanley compiled the analysis. In certain cases, the premium was adjusted to reflect the presence of information or speculation in the public domain regarding a transaction prior to the formal announcement date. Morgan Stanley noted that the mean premium paid to the fifty-two (52) week high in the transactions reviewed was 8.0% and the median was 8.6%. Based on this analysis and its professional judgment, Morgan Stanley applied a premium range of 0% to 15% to the Company’s fifty-two (52) week high closing stock price as of September 10, 2014 of $23.95, which was reached on August 29, 2014. The analysis indicated an implied per share reference range for the Common Stock, rounded to the nearest $0.25, of $24.00 to $27.50.

No company or transaction utilized in the precedent transactions or premiums paid analysis is identical to the Company or to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the Aggregate Value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using precedent transactions or premiums paid data.

Leveraged Buyout Analysis

Morgan Stanley performed a leveraged buyout analysis, which is designed to illustrate the ability to pay for a financial sponsor at a given return target, exit multiple and financing structure. Morgan Stanley performed the leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of the Company if the sponsor based its buyout on the Management Case forecasts and on the Street Case forecasts.

Based upon its professional judgment, Morgan Stanley assumed a financing structure consisting of debt in the amount of six (6) times LTM EBITDA and that a financial buyer would attempt to realize a return on its investment on December 31, 2018 (4.5 years after purchase).

For purposes of the analysis, the valuation of the Company realized by the financial sponsor in a December 31, 2018 exit transaction was based on Aggregate Value to NTM EBITDA multiples of 8.0x to 9.0x.

This range was derived from the reference range contained in Morgan Stanley’s historical trading multiple analysis (see “The Merger—Comparable Company Trading Multiples—Historical Trading Multiples” beginning on page 27 of this Information Statement). Because neither the Street Case nor the Management Case contained 2019 EBITDA, Morgan Stanley, as directed by the Company, based the EBITDA for the exit transaction in both scenarios on extrapolation using 5% revenue growth and constant margin and further giving effect to the net impact of the expiration of a supply contract in 2019.

Morgan Stanley then derived a range of theoretical purchase prices that a financial sponsor might pay using the Management Case and Street Case forecasts, based on an assumed required internal rate of return for a financial buyer of between 17.5% and 22.5%, a range determined through Morgan Stanley’s professional judgment. Based on the number of outstanding shares of Common Stock on a fully-diluted basis and the Company’s net debt, the analysis indicated the following implied per share reference ranges for the Common Stock, rounded to the nearest $0.25:

Leveraged Buyout Analysis Forecast Scenario	Internal Rate of Return	Exit Multiple	Implied Value Per Share
Street Case	17.5%-22.5%	8.0x – 9.0x	$17.50 – $22.00
Management Case	17.5%-22.5%	8.0x – 9.0x	$18.75 – $23.75

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the Company.

Using the Management Case and Street Case forecasts, Morgan Stanley calculated a range of implied equity values per share of Common Stock based on estimates of future cash flows between June 30, 2014 and December 31, 2018. Morgan Stanley first calculated the estimated unlevered free cash flows of the Company for the period June 30, 2014 to December 31, 2018 (calculated as tax-affected EBITDA less capital expenditures and adjusting for changes in working capital). Morgan Stanley then calculated a terminal value for the Company based on an NTM EBITDA exit multiple range of 8.0x to 9.0x. This was selected by Morgan Stanley based on the reference range contained in Morgan Stanley’s historical trading multiple analysis (see “The Merger—Comparable Company Trading Multiples—Historical Trading Multiples” beginning on page 27). Because neither the Street Case nor the Management Case contained 2019 EBITDA, Morgan Stanley, as directed by the Company, based the EBITDA for the terminal value in both scenarios on extrapolation using 5% revenue growth and constant margin and further giving effect to the net impact of the expiration of a supply contract in 2019.

These future values were then discounted to June 30, 2014, using a discount rate range of 7.3% – 8.6% based on Morgan Stanley’s estimation of the Company’s then-current weighted average cost of capital. Based on the number of outstanding shares of the Common Stock on a fully-diluted basis and the Company’s net debt, and using the Management Case financial forecasts, the analysis indicated an implied per share reference range for Common Stock, rounded to the nearest $0.25 of $24.75 to $31.00. Using the Street Case financial forecasts, the analysis indicated an implied per share reference range for the Common Stock, rounded to the nearest $0.25 of $22.25 to $28.00.

General

In connection with the review of the Merger by the Company Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of shares of Common Stock (other than holders of Cancelled Shares or Dissenting Shares), of the $26.00 in cash per share to be received by such holders pursuant to the Merger Agreement and in connection with the delivery of its opinion to the Company Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Common Stock might actually trade.

The Merger Consideration was determined through arm’s-length negotiations between the Company Board and Parent and was approved by the Company Board. Morgan Stanley provided advice to the Company Board during these negotiations. Morgan Stanley did not, however, recommend any specific Merger Consideration to the Company Board or that any specific Merger Consideration constituted the only appropriate Merger Consideration for the Merger. Morgan Stanley’s opinion does not address the underlying business decision to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expressed no opinion or recommendation as to how the stockholders of the Company should vote or whether to take any other actions in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Company Board was one of many factors taken into consideration by the Company Board in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Company Board with respect to the Merger Consideration or of whether the Company Board would have been willing to agree to different consideration. The foregoing summary describes the material analysis performed by Morgan Stanley but does not purport to be a complete description of the analysis performed by Morgan Stanley.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, Apollo and related entities or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley acted as financial advisor to the Company in connection with this transaction and will receive a fee of approximately $20,300,000 for its services, up to approximately $16,300,000 of which is contingent upon the closing of the Merger. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

During the two (2) year period prior to the date of its opinion, Morgan Stanley provided financing services for Parent and the Company and financial advisory and financing services for Apollo and entities related to Apollo for which Morgan Stanley has received compensation. Morgan Stanley received approximately $1,100,000 and $1,700,000 in aggregate fees from Parent and the Company, respectively, in connection with such services. Morgan Stanley may also seek to provide such services to Parent, the Company, Apollo and related entities in the future and expects to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Apollo Global Management, LLC and related entities.

Morgan Stanley is currently one of the participants in Parent’s revolving credit facility. The revolving credit facility was established in October 2013 in the aggregate amount of $1,000,000,000. Morgan Stanley’s commitment is approximately $52,000,000. After the announcement of the Merger, Parent requested Morgan Stanley (as well as all other existing lenders under the revolving credit facility) to increase its commitment under the revolving credit facility. Morgan Stanley declined to do so and informed Taminco of Parent’s request. Parent also requested all existing lenders to extend the maturity of the revolving credit facility from October 2018 to October 2019. Morgan Stanley discussed the matter with Taminco which agreed to Morgan Stanley complying with the requested extension.

Certain Company Forecasts

The Company does not as a matter of course publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, financial projections prepared by management of the Company were made available to Morgan Stanley in connection with its analyses described under “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 25 of this Information Statement as well as to Parent.

A summary of the Management Plan (as defined below) is included below. The Management Plan was not prepared with a view toward public disclosure. It is being included because the projections were used by Morgan Stanley in connection with its analyses described under “The Merger—Opinion of The Company’s Financial Advisor” beginning on page 25 of this Information Statement and because it was available to Parent in connection with its diligence concerning the Merger. The inclusion of this information should not be regarded as an indication that the Company, the Company Board, Morgan Stanley, Parent, any advisor to or representative of any of the foregoing, or any other recipient of this information considered, or now considers, the Management Plan to be material or necessarily predictive of actual future results, and the Management Plan should not be relied upon as such.

Management’s internal financial forecasts, like the Management Plan and the assumptions upon which the Management Plan was based, are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity, the Management Plan is based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the Management Plan covers multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the Management Plan will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The Management Plan is not intended to comply with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. The Management Plan includes financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Management Plan, and, accordingly, neither PricewaterhouseCoopers LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the Management Plan. PricewaterhouseCoopers LLP reports incorporated by reference into this Information Statement relate solely to the Company’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The Management Plan projections are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. Important factors that may affect actual results and cause the Management Plan not to be achieved include, but are not limited to, risks and uncertainties and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Statements” and other risk factors described in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition during the fiscal year ended December 31, 2013 and for the first half of 2014. The Management Plan reflects assumptions that are difficult to predict and subject to change and may not reflect current prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Management Plan was prepared. In addition, the Management Plan does not take into account any of the transactions contemplated by the Merger Agreement that might also cause actual results to differ materially. Accordingly, there can be no assurance that the Management Plan will be realized or that the Company’s future financial results will not materially vary from the Management Plan.

No one has made or makes any representation regarding the information included in the Management Plan. Readers of this information statement are cautioned not to rely unduly, if at all, on the Management Plan. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the date the Management Plan was prepared. The Company has not updated and does not intend to update or otherwise revise the Management Plan to reflect circumstances existing after the date when made or to reflect the occurrence or non-occurrence of future events, even if any or all of the assumptions on which the Management Plan was based are shown to be in error. The Company has made no representation to Parent or Merger Sub in the Merger Agreement or otherwise concerning the Management Plan.

In connection with the Company’s routine internal planning processes, the Company’s management typically prepares a five (5) year projection set during the second and third quarter of a given year in a process that includes input from the Company’s individual business units as to their best estimates of the future financial performance of their respective business units in light of its then-current understanding of the industry and competitive dynamics, key strategic and investment priorities and other business initiatives, such as new product development or customer contract renewals. The Management Plan was presented to the Company Board but consistent with the Company’s internal planning procedures, Company Board approval of the Management Plan was not solicited, nor was the Management Plan formally approved by, the Company Board.

The following summary is derived from the Management Plan:

($MM)	2014E(1)	2015E	2016E	2017E	2018E
Net Sales	1,376	1,442	1,515	1,587	1,670
Adjusted EBITDA	296	312	337	364	392
Capital Expenditures	95	84	80	78	77

(1)	2014E financials include a full year of results for the Formic Acid Solutions business of Kemira Oyj (consummated on March 6, 2014) on a pro-forma basis.

Payment of Merger Consideration and Surrender of Book-Entry Shares

Prior to the Effective Time, Parent will deposit with the Exchange Agent, in trust for the benefit of holders of shares of Common Stock, an amount of cash (the “Exchange Fund”) sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares). The Exchange Fund will be payable upon due surrender of book-entry shares pursuant to the Merger Agreement.

No later than three (3) business days after the Effective Time, the Exchange Agent will mail to each holder of record of shares of Common Stock whose shares of Common Stock were converted into the right to receive the Merger Consideration, (a) a letter of transmittal and (b) instructions for use in effecting the surrender of book-entry shares in exchange for the Merger Consideration.

Upon surrender of book-entry shares to the Exchange Agent together with a duly completed and validly executed letter of transmittal (and such other documents as may customarily be required by the Exchange Agent), the holder of such book-entry shares will be entitled to receive in exchange for such book-entry share an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered book-entry shares and (ii) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due-surrender of book-entry shares. In the event of a transfer of ownership of shares of Common Stock that are not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of book-entry shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable with respect to such book-entry shares. Until surrendered upon the terms and subject to the conditions set forth in the Merger Agreement, each book-entry share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and validly executed letter of transmittal (together with such other documents required by the Exchange Agent) to the Exchange Agent.

Each of the Company, the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined below), the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign tax law or any other law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

If your shares of Common Stock are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee.

Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Stock for one (1) year after the Effective Time will be delivered to the Surviving Corporation upon demand, and any former holders of Common Stock who have not surrendered their book-entry shares may thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares of Common Stock.

Interests of Executive Officers and Directors of the Company in the Merger

Members of the Company Board and the Company’s named executive officers have certain interests in the Merger that may be different from, or in addition to, your interests as a stockholder. These interests include the following:

Treatment of Company Equity-Based Awards

Stock Options. The Merger Agreement provides that each outstanding Company Stock Option, whether vested or unvested, will be cancelled upon completion of the Merger, and in exchange therefor, the holder thereof will be entitled to receive, upon completion of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement, an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the cancelled Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the per share Merger Consideration over the exercise price per share under such Company Stock Option, less applicable taxes required to be withheld with respect to such payment. To the extent that the exercise price per share of any Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option will be cancelled without any cash payment being made in respect thereof. The Merger Agreement further provides that the Company may, prior to the completion of the Merger, accelerate the vesting of any Company Stock Option or permit the exercise of any or all outstanding Company Stock Options to the extent that the accelerated vesting or exercise, respectively, provides favorable tax treatment under Belgian or U.S. law to the applicable holders of such Company Stock Options.

The “in-the-money” value of the Company Stock Options held by the Company’s executive officers and directors and to be cashed-out in the Merger (assuming completion of the Merger on December 31, 2014), is included in the Golden Parachute Compensation Table beginning on page 40 of this Information Statement of this Information Statement.

Management Agreements

On March 25, 2013, the Company and each of Laurent Lenoir, Kurt Decat, Johan De Saegher and three other executive officers (collectively, the “Belgian Executives”) entered into management agreements that are governed by Belgian law.

Pursuant to the management agreements with the Belgian Executives, in the event that the Company terminates the applicable Belgian Executives at any time for any reason other than the Belgian Executives’ “serious shortcoming” (such term is not defined in the management agreements), the Belgian Executives generally would be entitled to receive nine months’ notice of termination or continued payment of the Belgian Executive’s base compensation in lieu of notice and Company-paid continued medical and certain specified welfare benefits during the notice period. As of the date hereof, five (5) of the management agreements with the Belgian Executives are currently effective. One (1) of the Belgian Executives voluntarily terminated employment on August 31, 2014, and he is not entitled to notice or other post-termination benefits under his management agreement.

The Belgian Executives are also subject to a non-competition covenant that applies during the term of employment and for a period of twenty-four (24) months following any termination of the Belgian Executive’s service with the Company.

Edward Yocum Offer Letter, Randall Colin Gouveia Offer Letter and an Employment Agreement with an Executive Officer

Edward Yocum and Randall Colin Gouveia, who are both located in and providing services to the Company in the U.S., were each provided offer letters on July 11, 2012 and July 17, 2012, respectively, from the Company. The offer letters to each of Messrs. Yocum and Gouveia require that the Company provide nine months’ advance written notice to terminate his employment or payment in lieu of notice. If the Company terminates Messrs. Yocum and Gouveia without the requisite notice, each of Messrs. Yocum and Gouveia is entitled to a lump sum payment on the date of termination of employment equal to his base monthly compensation for the notice period. In the event employment is terminated by either party based on (i) a “Material Breach” (as defined in the offer letter) that has not been cured within ten days of the notice or (ii) the Company’s dissolution, bankruptcy, liquidation or insolvency or the executive’s bankruptcy or insolvency, the other party may terminate the agreement immediately without notice. Pursuant to Non-Compete, Non-Solicitation and Confidentiality Agreements that Messrs. Yocum and Gouveia entered into in connection with their offers of employment, they are subject to non-competition and employee and customer non-solicitation covenants that apply during the term of employment and for a period of twelve (12) months following their respective terminations of service.

The Company entered an employment contract with one (1) additional executive officer that contains restrictions on the disclosure of confidential information and assignment of work product. In addition, the employment contract provides that the executive officer will be subject to a twelve (12) month non-competition covenant in exchange for an aggregate payment equal to 50% of his gross annual wages. The executive officer is also entitled to one (1) month of continued health and pension benefits upon a qualified termination under the Company’s general policies and certain other statutory benefits under Belgium law upon a qualified termination of employment, including a notice period, which is currently twenty-eight (28) months, that is calculated according to the executive officer’s employee classification, salary, age, seniority and other Company-provided benefits (or payment of base salary and continued health and pension benefits in lieu thereof) upon a qualified termination by the Company.

Change in Control Severance Agreements

In connection with the Merger, the Company entered change in control severance agreements (the “Change in Control Severance Agreements”), which are governed by Delaware law, with its executive officers, including the Belgian Executives who are still employed at the Company, Edward Yocum, Randall Colin Gouveia and one (1) other executive officer. The Change in Control Severance Agreements provide that, upon a qualifying termination by the Company without “cause” or by the executive officer for “good reason” within twelve months of a “change in control” (each, as defined in the Change in Control Severance Agreements), subject to such executive officer’s execution of an effective release of claims in favor of the Company, each of the applicable executive officers is entitled to severance benefits equal to (i) two (2) years of base salary and two times the executive officer’s target annual bonus, payable in a lump sum, (ii) a prorated bonus for the year of termination and (iii) subject to certain conditions set forth therein, eighteen (18) months of continued health benefits at the Company’s expense. The executive officers are only entitled to payments and benefits under the Change in Control Severance Agreements to the extent that such payments and benefits exceed what the executive officers are entitled to under existing agreements, benefit plans or applicable law. Payments and benefits provided under the Change in Control Severance Agreements are subject to the executive officers’ compliance with any restrictive covenants that may be contained in any employment or other agreement with the Company or its affiliates.

Under the Change in Control Severance Agreements, if the aggregate payments or benefits to be received by an executive officer in connection with the completion of the Merger, whether or not in connection with a termination of employment, would exceed the limitations of Section 280G of the Code, such that an excise tax would apply under Section 4999 of the Code, such executive will be entitled to receive either the full amount of the aggregate payments and benefits or the largest portion of such payments and benefits that would result in no portion of such payments and benefits being subject to an excise tax, whichever results in a greater after-tax benefit to the executive officer. The executive officers are not entitled to any tax reimbursement or gross up payment for any excise tax that may be imposed by reason of the application of Sections 280G and 4999 of the Code.

Potential Severance Benefits

The aggregate value of the potential severance payments that may become payable to the Company’s executive officers in connection with the completion of the Merger, assuming completion of the Merger on December 31, 2014, a contemporaneous qualifying termination of employment, and a lump sum payment equal to two (2) years of base salary and two (2) times the executive officer’s target annual bonus and continued health insurance benefits for a period of eighteen months following such qualifying termination or, if greater, severance and continued benefits under existing agreements, benefit plans or applicable law, as provided under the Change in Control Agreements, is included in the Golden Parachute Compensation Table below.

None of the Company’s non-employee directors are party to post-termination benefit arrangements; however, some of the Company’s non-employee directors were granted Company Stock Options that will accelerate upon the consummation of the Merger as discussed above in the section captioned “The Merger—Interests of Executive Officers and Directors of the Company in the Merger—Treatment of Company Equity-Based Awards.”

Summary of Potential Transaction Payments to Executive Officers and Directors of the Company

The following table indicates the dollar amounts payable to the Company’s executive officers and non-employee directors under the compensation arrangements described above in the section captioned “The Merger—Interests of Executive Officers and Directors of the Company in the Merger” beginning on page 37 of this Information Statement) upon the completion of the Merger, assuming completion of the Merger on December 31, 2014, and a contemporaneous qualifying termination.

Golden Parachute Compensation Table

	Cash(1)	Equity(2)		Perquisites/ Benefits(3)	Total
Executive Officers
Laurent Lenoir	$1,659,752		$10,524,822	$915		$12,185,489
Chief Executive Officer
Kurt Decat	$1,022,986		$9,568,299	$1,059		$10,592,344
Chief Financial Officer
Johan De Saegher	$725,121		—	$1,059		$726,180
Chief Operating Officer
Edward Yocum	$749,840		$1,910,735	$54,659		$2,715,234
Executive Vice President, General Counsel
Randall Colin Gouveia	$764,400		$1,861,349	$48,868		$2,674,617
Executive Vice President, Functional Amines
All other executive officers as a group (4 individuals)	$2,243,281		$15,452,053	$1,831		$17,697,165
Non-Employee Directors Charles Shaver Kenny Cordell Samuel Feinstein Scott Kleinman Pascal Lebard Marvin Schlanger Justin Stevens Pol Vanderhaeghen James Voss	— — — — — — — — —	$ $ $ $ $ $ $ $ $	2,494,608 181,186 — — 34,200 181,186 — 181,186 82,000	— — — — — — — — —	$ $ $ $ $ $ $ $ $	2,494,608 181,186 — — 34,200 181,186 — 181,186 82,000

(1)	Amounts in this column represent the value of the potential cash severance payments payable upon a qualifying termination following completion of the Merger under the Change in Control Severance Agreements or, if greater, under existing agreements, benefit plans or applicable law, assuming base salaries remain unchanged from their current levels.
(2)	Represents the value of the accelerated vesting and payment of Company Stock Options to purchase shares of the Company’s Common Stock:

Executive Officers

•	Mr. Lenoir: (i) $9,121,512 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options; and (ii) $1,403,310 for the cash-out of vested, “in-the-money” Company Stock Options.

•	Mr. Decat: (i) $8,292,549 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options; and (ii) $1,275,750 for the cash-out of vested, “in-the-money” Company Stock Options.

•	Mr. Yocum: (i) $1,655,992 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options; and (ii) $254,743 for the cash-out of vested, “in-the-money” Company Stock Options.

•	Mr. Gouveia: (i) $1,732,662 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options; and (ii) $128,687 for the cash-out of vested, “in-the-money” Company Stock Options.

•	All Other Executive Officers as a Group (4 individuals): (i) $12,673,952 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options; and (ii) $2,778,101 for the cash-out of vested, “in-the-money” Company Stock Options.

Non-Employee Directors. The Company Stock Options held by Messrs. Shaver, Cordell, Feinstein, Kleinman, Schlanger, Stevens and Vanderhaeghen are fully vested as of the date of this Information Statement. Messrs. Kleinman, Stevens and Feinstein were not granted Company Stock Options in their individual capacities, but such Company Stock Options were granted in respect of their service on the Company Board to Apollo Management VII, L.P. The amounts reflected in this column reflect the value for the cash-out of such vested Company Stock Options payable to each respective director upon completion of the Merger. The amounts reflected in this column with respect to Mr. Lebard represent $22,800 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock Options and $11,400 for the cash-out of vested, “in-the-money” Company Stock Options, each which will be payable to Mr. Lebard upon completion of the Merger. The amounts reflected in this column with respect to Mr. Voss represent $27,333 for the full accelerated vesting and cash-out of unvested, “in-the-money” Company Stock and $54,667 for the cash-out of vested, “in-the-money” Company Stock Options, each which will be payable to Mr. Voss upon completion of the Merger.

Such accelerated vesting and payment will occur solely as a result of the completion of the Merger, without regard to whether there is a corresponding termination of service. Consistent with the requirements of Instruction 1 to Item 402(t)(2) of Regulation S-K, the aggregate values of the equity awards are based on the per share cash Merger Consideration of $26.00.

(3)	These amounts include the value of the in-kind benefits that may be provided upon a qualifying termination following completion of the Merger, including continued health benefits.

Indemnification of Directors and Executive Officers; Directors’ and Officers’ Insurance

The Surviving Corporation has agreed upon the terms and subject to the conditions set forth in the Merger Agreement to provide certain rights of indemnification to current and former directors and executive officers of the Company against all losses arising out of actions or omissions occurring at or prior to completion of the Merger that are based on or arise out of the fact that such person is or was a director or executive officer of the Company. In addition, the Surviving Corporation after completion of the Merger has agreed to provide certain rights of indemnification with respect to losses based on or arising out of the transactions contemplated by the Merger Agreement and to continue to provide directors and executive officers of the Company directors’ and officers’ liability insurance following the completion of the Merger. For a further discussion of the terms of the Merger Agreement with respect to indemnification in connection with the completion of the Merger, please see the section captioned “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 57 of this Information Statement.

Accounting Treatment

The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger relevant to U.S. Holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders that hold shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to shares of Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, shares of Common Stock held as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, investors in pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, U.S. expatriates, holders subject to the alternative minimum tax under the Code, holders whose “functional currency” is not the U.S. dollar, tax-exempt organizations and dealers in securities) that may be subject to special rules. The discussion also does not address the U.S. federal income tax consequences to any holder of shares of Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a partnership, a nonresident alien individual, a foreign corporation or a foreign estate or trust. In addition, this discussion does not address the effect of any U.S. federal estate or gift tax laws or the U.S. federal net investment income tax, as well as any state, local, non-U.S. or other tax laws.

For the purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that is: (1) a citizen or resident of the U.S., (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) an estate that is subject to U.S. federal income tax regardless of its source or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger to them.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

Exchange of Common Stock for Cash

The receipt of cash for shares of Common Stock pursuant to the Merger by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder that receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Common Stock exchanged in the Merger. Gain or loss must be determined separately for each block of shares of Common Stock exchanged pursuant to the Merger (for example, shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such shares for more than one (1) year at the time of the completion of the Merger. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Payments to a U.S. Holder in connection with the Merger may be subject to information reporting and backup withholding. A U.S. Holder will not be subject to backup withholding, however, if such holder (i) timely furnishes to the applicable withholding agent a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed Internal Revenue Service Form W-9 (or successor form) or (ii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided such holder timely furnishes the required information to the Internal Revenue Service. Each U.S. Holder should consult its tax advisors as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Regulatory and other Governmental Approvals

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On September 25, 2014, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty (30) day waiting period. The applicable waiting period under the HSR Act will expire at 11:59 p.m. on October 27, 2014, unless earlier terminated or extended. The Antitrust Division or FTC could extend the initial thirty (30) day waiting period and request additional information and documentary material from the parties (a “Second Request”), thus extending the review period until such time as the parties substantially comply with the Second Request and following an additional thirty (30) day review period thereafter. Complying with a Second Request can take a significant period of time.

The FTC and the Antitrust Division frequently scrutinize the legality of U.S. antitrust laws of transactions like the Merger. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Parent and the Company also conduct business in the European Union (“EU”). Under the European Commission Merger Regulation, the Merger may not be completed until the expiration of a twenty-five (25) business day waiting period following the filing of a notification concerning the Merger with the European Commission (the “Commission”), unless the waiting period is earlier terminated. This waiting period can be extended by ten (10) business days in case Parent or the Company offer commitments or remedies to the Commission in order to address the competitive concerns raised by the Commission to obtain approval for the Merger. The waiting period starts the first business day after the filing of the notification.

Under EC Merger Regulation, the required waiting period will expire if the Commission has not decided to open a “Phase II” investigation within such twenty-five (25) business day or thirty-five (35) business day period. If a Phase II investigation is undertaken, the waiting period with respect to the Merger could be extended for an additional period of up to ninety (90) business days (or one-hundred and five (105) business days if we offer commitments to the Commission.)

The European Commission frequently scrutinizes the legality under the EU Competition laws of transactions like the Merger. At any time, the European Commission could take any action under the competition laws that it considers necessary or desirable to ensure competition in the EU is not distorted including seeking (i) to require the parties to abandon the Merger, (ii) to require Parent or the Company to enter into structural remedies (and thus divest one or more business units or assets) referred to as “commitments” or (iii) to require Parent or the Company to enter into behavioral commitments whereby Parent or the Company commit to take or refrain from taking certain actions to ensure undistorted competition in relevant markets.

The Company and its subsidiaries also have operations in several jurisdictions outside of the United States and the European Union. Pursuant to the laws of certain of these jurisdictions, the Company may be required to notify, or seek approval from, relevant antitrust authorities (“Other Antitrust Authorities”) in connection with the Merger. These Other Antitrust Authorities may seek to enjoin the consummation of the Merger or seek a divestiture of a substantial portion of the Company’s assets or seek other conduct relief or damages.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information” beginning on page 72 of this Information Statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this Information Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms and conditions of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; By-laws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the Surviving Corporation of the Merger and a wholly-owned subsidiary of Parent. The officers and directors of Merger Sub immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation until the earlier of their death, incapacity, resignation or removal or until their respective successors are duly elected and qualified and will hold office in accordance with the terms of the certificate of incorporation and the by-laws of the Surviving Corporation, each of which are attached as exhibits to the Merger Agreement.

Delisting and Deregistration of Common Stock

If the Merger is completed upon the terms and subject to the conditions set forth in the Merger Agreement, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. After completion of the Merger, the Company will no longer be required to file periodic reports with the SEC on account of the Common Stock or otherwise.

Effective Time and Closing

The Effective Time of the Merger will occur at the time that a certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the closing date of the Merger, or at such later time as may be set forth in the Certificate of Merger in accordance with the relevant provisions of the DGCL. Unless the parties agree otherwise, the closing of the Merger will occur on the later of (i) the second (2nd) business day following the satisfaction or waiver of the conditions to the Merger and (ii) three (3) business days following the end of the marketing period (or an earlier date in the marketing period as specified by Parent), subject to certain extensions if the closing would otherwise occur within ten (10) business days of certain filings with the SEC by the Company. Although there is no financing condition to the closing of the Merger, the purpose of the marketing period is to provide Parent with a reasonable and appropriate period of time during which it can market and place the debt financing contemplated by the debt financing agreements entered into by Parent in connection with and for the purpose of financing the Merger Consideration payable in the Merger, as described in more detail under “The Merger Agreement—Financing Covenant; Company Cooperation” beginning on page 55 of this Information Statement.

Treatment of Common Stock and Stock Options

Common Stock

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, will thereupon be converted automatically into the right to receive $26.00 per share in cash without interest (and subject to reduction for any withholding taxes). Shares of Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or such stockholder effectively fails to perfect or shall effectively waive, withdraw or lose such rights, will be cancelled and will not be converted into the Merger Consideration; instead, such stockholders will be paid the “fair value” in cash of such shares as determined by the Delaware Court in accordance with Section 262 of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or otherwise loses such stockholder’s right to appraisal pursuant to Section 262 of the DGCL, that stockholder’s shares of Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes.

Stock Options

Each Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time will, as of the Effective Time and except as agreed between Parent and any holder thereof, be converted into only the right to receive at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Stock Option. If the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be canceled without any cash payment being made in respect thereof.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will deposit with the Exchange Agent, in trust for the benefit of holders of shares of Common Stock, an amount of cash equal to the Exchange Fund. The Exchange Fund will be payable upon due surrender of book-entry shares pursuant to the Merger Agreement.

No later than three (3) business days following the Effective Time, the Exchange Agent will mail to each holder of record of shares of Common Stock whose shares of Common Stock were converted into the right to receive the Merger Consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of book-entry shares in exchange for the Merger Consideration.

Upon surrender of book-entry shares to the Exchange Agent together with a duly completed and validly executed letter of transmittal (and such other documents as may customarily be required by the Exchange Agent), the holder of such book-entry shares will be entitled to receive in exchange for such book-entry shares an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered book-entry shares and (ii) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due-surrender of book-entry shares. In the event of a transfer of ownership of shares of Common Stock that are not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of book-entry shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable with respect to such book-entry shares. Until surrendered upon the terms and subject to the conditions set forth in the Merger Agreement, each book-entry share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration.

At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, book-entry shares are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for a check in the proper amount pursuant to the Merger Agreement.

Each of the Company, the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign tax law or any other law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

These procedures will be described in the letter of transmittal that the Company’s stockholders will receive, which such stockholders should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other dates specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in the Company’s or Parent’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and the Merger Sub that is contained in this Information Statement, as well as in the filings that the Company and Parent will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Merger Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or by information in the confidential disclosure letter the Company delivered in connection with the Merger Agreement

(the “Company Disclosure Letter”) (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	Due organization, valid existence and good standing of the Company and its subsidiaries;

•	The Company’s capital structure as of a date certain prior to signing, including the particular number of outstanding shares of Common Stock and Company Stock Options;

•	Authorization to enter into the Merger Agreement (subject to stockholder approvals) and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against the Company, and the Company Board’s approval and recommendation;

•	Consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

•	Timeliness and accuracy of SEC reporting;

•	Accuracy of financial statements and no undisclosed liabilities;

•	Absence of a Company Material Adverse Effect (as defined below) since June 30, 2014;

•	Legal proceedings;

•	Tax matters;

•	Employee benefit plans and other labor matters;

•	Compliance with applicable laws and holding of permits;

•	Compliance with environmental laws and authorizations;

•	Material contracts of the Company;

•	Intellectual property;

•	Title to properties and assets;

•	Real property matters;

•	Anti-corruption laws, money laundering and export control laws;

•	Opinion of the Company’s financial advisor;

•	Information of the Company provided in this Information Statement;

•	Application of Takeover Laws;

•	Affiliate transactions;

•	The requisite stockholder approval with respect to the transactions contemplated by the Merger Agreement;

•	No broker fees other than Morgan Stanley’s; and

•	No other representations and warranties.

Certain of the Company’s representations and warranties are qualified as to materiality or a “Company Material Adverse Effect”. “Company Material Adverse Effect” means such facts, circumstances, events or changes that, individually or in the aggregate, are materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, but does not include facts, circumstances, events or changes

•

generally affecting the industries in which the Company or its subsidiaries operate or the economy or the credit, financial or securities markets Company or its subsidiaries operates, including regulatory, legal, tax, business and political conditions or developments and changes in rates of foreign exchanges in currency or interest rates; provided, however that such facts, circumstances, events or changes do not

(i) primarily relate only to (or have the effect of primarily relating only to) the Company and its subsidiaries or (ii) disproportionately adversely affect the Company and its subsidiaries compared to other companies operating in the industries in the countries in which the Company and its subsidiaries operate;

•	any decline in the market price or trading volume of the Common Stock or other securities or indebtedness of the Company; or

•	resulting from

•	the negotiation, execution, announcement or the existence of, or performance or compliance with or pendency of, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, stockholders, customers, suppliers, distributors, lenders, collaboration partners, other commercial relations or regulators;

•	any threatened, pending or initiated litigation or other legal or administrative action, suit or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the announcement, pendency or performance of the transactions contemplated by the Merger Agreement;

•	changes in applicable law, GAAP, accounting standards or the enforcement or authoritative interpretations thereof; provided, however that such facts, circumstances, events or changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its subsidiaries or (ii) disproportionately adversely affect the Company and its subsidiaries compared to other companies operating in the industries in the countries in which the Company and its subsidiaries operate;

•	the identity of Parent or any of its affiliates as the acquiror of the Company or any effect resulting from any statement made by Parent or any of its affiliates concerning the Company, or any employees, customers or suppliers of the Company, or otherwise relating to the transactions contemplated by the Merger Agreement; provided, however that such facts, circumstances, events or changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its subsidiaries or (ii) disproportionately adversely affect the Company and its subsidiaries compared to other companies operating in the industries in the countries in which the Company and its subsidiaries operate;

•	compliance with the terms of, or the taking of any action pursuant to, the Merger Agreement or with the consent or at the direction of Parent, the failure to take any action prohibited by the Merger Agreement or that is not taken as a result of a failure of Parent to consent to any action requiring Parent’s consent under the Merger Agreement, or the taking of any action by Parent or Merger Sub;

•	exercise by the Company of its rights pursuant to the go-shop and non-solicitation covenants of the Merger Agreement;

•	any hurricane, tornado, flood, earthquake, natural disasters, acts of God, terrorism, armed hostilities, sabotage, war or other comparable events or any escalation or worsening of armed hostilities, sabotage, war or other comparable event;

•	any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (except that the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

•	any change in the cost, availability or other terms of any financing necessary for Parent to consummate the transactions contemplated by the Merger Agreement; or

•	to which Parent or Merger Sub has knowledge as of September 11, 2014.

In the Merger Agreement, Parent and Merger Sub have made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	Corporate organization;

•	Merger Sub’s capitalization as of the date of the Merger Agreement;

•	Authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Parent and Merger Sub;

•	Lack of certain conflicts, consents and approvals;

•	Lack of litigation and injunctions;

•	Information of Parent provided in this Information Statement;

•	Available funds;

•	No stockholder votes necessary except Parent’s approval as sole stockholder of Merger Sub;

•	No finders or brokers other than Citi;

•	No share ownership in the Company;

•	Solvency of the Surviving Corporation immediately after giving effect to the transactions contemplated by the Merger Agreement;

•	Financing matters;

•	No representations or warranties made by the Company in respect of the Merger Agreement or the transactions contemplated thereby other than as set forth in the Merger Agreement; and

•	No other representations and warranties.

Conduct of the Company’s Business Pending the Merger

The Company has agreed that, from the date of the Merger Agreement until the Effective Time (or the earlier termination of the Merger Agreement), except (i) as required by law, (ii) with Parent’s consent (which shall not be unreasonably withheld, delayed or conditioned), (iii) as contemplated by the Merger Agreement or (iv) as set forth in the Company Disclosure Letter, (A) the business of the Company and its subsidiaries will be conducted in the ordinary course, and such entities will not take any actions except in the ordinary course and (B) the Company and its subsidiaries will use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers and employees.

In addition, from the date of the Merger Agreement until the Effective Time (or the earlier termination of the Merger Agreement), except (i) as required by law, (ii) with Parent’s consent (which shall not be unreasonably withheld, delayed or conditioned), (iii) as contemplated by the Merger Agreement or (iv) as set forth in the Company Disclosure Letter, the Company has agreed that it:

•	will not, and will not permit any of its subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock;

•	will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

•	will not, and will not permit any of its subsidiaries to,

•	increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or management-level employees, except in the ordinary course of business with respect to only other employees,

•	except with respect to any administrative changes, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries,

•	enter into or amend any employment or severance agreements with any director or executive officer,

•	establish any bonus or incentive plan (other than as allowed under the Merger Agreement),

•	pay any pension or retirement allowance not allowed by any of the Company’s benefit plans or by law,

•	pay any bonus to any director or executive officer, or

•	become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement;

•	will not, and will not permit any subsidiary to, enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

•	will not, and will not permit any subsidiary to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes;

•	will not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

•	except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, will not, and will not permit any subsidiaries to,

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or

•	issue any equity-based compensation awards, whether settled in stock, cash, or otherwise;

•	will not, and will not permit any subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any rights, warrants or options to acquire any such shares;

•	will not, and will not permit any subsidiary to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (ii) short-term indebtedness for borrowed money incurred to refinance any existing short-term indebtedness for borrowed money, (iii) guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company, which indebtedness is incurred in compliance with the Merger Agreement, (iv) drawings under credit facilities in effect prior to the execution of the Merger Agreement and (v) indebtedness for borrowed money not to exceed $10,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any subsidiaries other than in accordance with (i) through (iv) of this bullet;

•

except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, will not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien or otherwise dispose of any material portion of its properties or assets other than in the ordinary course of business consistent with past practice and except as may be required by law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•	will not, and will not permit any subsidiary to, modify, amend, terminate or waive any rights under any material contract agreement in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

•	will not, and will not permit any subsidiary to, compromise, settle or agree to settle any action in which damages are being sought against the Company or any subsidiary;

•	will not, and will not permit any subsidiary to, make any acquisition of the capital stock or a material portion of the assets of any other person for consideration in excess of $10,000,000 individually, or $20,000,000 in the aggregate;

•	will not, and will not permit any subsidiary to, make capital expenditures that are not contemplated by the Company’s capital expenditure budget;

•	will not, and will not permit any subsidiary to, enter into any new line of business that is material to the Company and its subsidiaries, taken as a whole, or materially change any of its technology policies that are material to the Company and its subsidiaries, taken as a whole;

•	will not, and will not permit any subsidiary to, make or change any tax election, change any material tax accounting period, adopt or change any tax accounting method, amend any material tax return, enter into any material closing agreement, settle any material tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or material assessment relating to the Company or any of its subsidiaries, in each case that could reasonably be expected to materially increase taxes (or materially decrease a tax benefit) of the Company and its subsidiaries after the Effective Time;

•	will not, and will not permit any subsidiary to, adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

•	will not, and will not permit any subsidiary to, allow any material foreign or U.S. registrations to lapse in connection with any intellectual property;

•	will not, and will not permit any subsidiary to, enter into or amend in any material respect any collective bargaining agreement;

•	will not, and will not permit any subsidiary to, outside of the ordinary course of business, enter into or renew any raw material supply contract that is (a) inconsistent with past practice, (b) has a term greater than two (2) years and (c) provides for annual payments by the Company or any subsidiary greater than $20,000,000; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Solicitation of Acquisition Proposals

Until the Go-Shop Period End Date, the Company may:

•	solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person pursuant to acceptable confidentiality agreements (to the extent that any such non-public information had not previously been made available to Parent, the Company must promptly make available such non-public information to Parent), and

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons or group of persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal.

Following the Go-Shop Period End Date, except as may relate to any Excluded Party until the Cut-Off Date or as otherwise permitted by the Merger Agreement, the Company and its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives to, cease any solicitation activities permitted during the Go-Shop Period and any discussions or negotiations with any person or group of persons that may be ongoing with respect to any Alternative Proposal. In addition, following the Go-Shop Period End Date, except as may relate to any Excluded Party until the Cut-Off Date or as otherwise permitted by the Merger Agreement, the Company may not, must cause its subsidiaries not to, and must use its reasonable best efforts to cause its or their respective affiliates or representatives not to:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal;

•	participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding an Alternative Proposal to, any person or group of persons that has made an Alternative Proposal;

•	engage in discussions regarding an Alternative Proposal with any person or group of persons that has made an Alternative Proposal, except to notify such person or group of persons as to the existence of the provisions of the Merger Agreement;

•	approve or recommend any Alternative Proposal; or

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

Notwithstanding the foregoing, the Company will still be permitted to respond to an unsolicited Alternative Proposal made on or after the Go-Shop Period End Date; provided such proposal is made prior to the Window Shop End Date). In such circumstances, the Company may (i) in response to a request by the person who made such unsolicited Alternative Proposal, provide information or afford access to the books and records or representatives of the Company and (ii) engage, participate in or facilitate any discussions or negotiations with such person (and its representatives) with respect to such Alternative Proposal; provided that prior to taking such actions, the Company must have (x) received from such person an executed acceptable confidentiality agreement, (y) disclosed or made available to Parent any non-public information to be provided to such person and any books or records to which such person will be afforded access, to the extent not previously provided or otherwise made available to Parent and (z) delivered to Parent an unredacted copy of such Alternative Proposal (or, if such Alternative Proposal is not in writing, a written summary of the material terms thereof) and an executed copy of the acceptable confidentiality agreement with such person.

Change of Recommendation

Up until the Window Shop End Date, the Company has the right to terminate the Merger Agreement in response to a Superior Proposal that has not been withdrawn or terminated prior to the Window Shop End Date. This termination right is exercisable if the Company Board has concluded in good faith, after consultation with its outside advisors, that in light of a Superior Proposal, it would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law to make the Company Board Recommendation or fail to withdraw, amend, modify or qualify its recommendation (a “Change of Recommendation”) in a manner adverse to Parent: provided however that the Company provides Parent with written notice of its intention to terminate and the material terms and conditions related to such Superior Proposal. In the event that Parent, does not deliver to the Company prior to 12:01 a.m. on the date that is four (4) business days following the date of the Termination Notice (the “Expiration Date”) a written, binding and irrevocable proposal that the Company Board determines in good faith is at least as favorable to the Company and its stockholders as such Superior Proposal (a “Parent Superior Proposal”), the Company Board may

immediately cause the Company to terminate the Merger Agreement. If Parent does deliver a Parent Superior Proposal on or before the Expiration Date, then the Cut-Off Date shall be automatically extended (with respect to such Change of Recommendation Party) to at least until 12:01 a.m. on the date that is four (4) business days following the date of the Parent Superior Proposal. During such period, the Company may, among other things, continue negotiations with the Change of Recommendation Party; provided that prior to terminating the Merger Agreement due to a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, the Company will be required to again comply with the termination notice requirements and procedures described above.

Nothing contained in the Merger Agreement prohibits the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable law or with the Company Board’s exercise of its fiduciary obligations to the Company’s stockholders under applicable law. However, any public disclosure made by or on behalf of the Company that refers to an Alternative Proposal will be deemed to be a Change of Recommendation unless the Company Board expressly reaffirms its recommendation for the transactions contemplated by the Merger Agreement.

If the Merger Agreement is terminated in light of a Superior Proposal, then under specified circumstances and on the terms and subject to the conditions set forth in the Merger Agreement, the Company may be required to pay Parent a termination fee ,the amount of which, if and when payable, would be either $35,888,391 or $62,804,683 (in each case, net of any Parent expenses previously paid by the Company), depending on the circumstances under which the Merger Agreement is terminated and as described in more detail in “The Merger Agreement—Termination Fees” beginning on page 61 of this Information Statement.

For the purposes of the Merger Agreement, “Alternative Proposal” means any bona fide proposal or offer made by any person or group of persons (other than Parent and its affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or group of persons of more than 25% of the assets of the Company and its subsidiaries, taken as a whole or (iii) the acquisition by any person or group of persons of more than 25% of the outstanding shares of Common Stock or more than 25% or more of the voting power represented by the Common Stock.

For the purposes of the Merger Agreement, “Superior Proposal” means an Alternative Proposal made by any person or group of persons on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company Board considers to be appropriate, including all legal, regulatory and financial aspects (including certainty of closing), to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement. In no event may an Alternative Proposal be deemed to be a “Superior Proposal” if there is a financing contingency.

For purposes of the Merger Agreement, “Company Board Recommendation” means the Company Board’s

•	determination that the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of the Company’s stockholders and

•	resolution to recommend that the Company’s stockholders approve the Merger Agreement and the transactions contemplated thereby.

Stockholder Action by Written Consent

The Merger Agreement requires the Company to use, as soon as practicable after the expiration of the Go-Shop Period End Date, its reasonable best efforts to seek and obtain the Written Consent of the Company’s majority shareholder, Apollo, adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. In connection with this, Parent has entered into the Support Agreement with Apollo, pursuant to which Apollo has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to execute and deliver the Written Consent. The Support Agreement is further described in “The Support Agreement” beginning on page 63 of this Information Statement.

On October 11, 2014, Apollo executed and delivered the Written Consent to the Company and Parent. A copy of the Written Consent is attached hereto as Annex C. Therefore, no further approval or consent by the Company’s stockholders is required or needed in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger.

Financing Covenant; Company Cooperation

Pursuant to the Merger Agreement, Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, timely obtain, maintain and enforce its rights in respect of the debt financing on the terms and conditions described in the commitment letter executed and delivered by certain financial institutions at signing (or any permitted replacement financing), and maintain in effect such commitment letter (including any definitive agreements entered into in connection therewith), satisfy on a timely basis all conditions in the financing agreements applicable to Parent and Merger Sub to obtaining the debt financing as promptly as practicable, negotiate and enter into definitive agreements with respect to the debt financing on terms and conditions contained in the commitment letter or consistent in all material respects with the commitment letter and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company. Parent has also agreed not to permit certain amendments, modifications, waivers or replacements in the commitment letter and to keep the Company reasonably informed on the status of the financing and satisfaction of the conditions to receipt of the financing.

Parent has also agreed not to permit certain amendments, modifications or waivers in the commitment letters. In addition, if any portion of that amount of the debt financing becomes reasonably likely to be unavailable on the terms and conditions contemplated by the applicable financing agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable financing agreements, as promptly as practicable following the occurrence of such event but no later than the final day of the marketing period.

In addition, Parent has agreed to fully enforce the lenders’ obligations and its rights under the financing agreements, including by suit or other appropriate proceeding to cause the lenders under the debt financing to fund in accordance with their respective commitments if all conditions to funding have been satisfied or waived.

Pursuant to the Merger Agreement, the Company will provide to Parent, and will cause its subsidiaries to provide, at Parent’s cost and expense, and will use reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the debt financing and causing the conditions to be satisfied. Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with such cooperation of the Company and its subsidiaries, and Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of Parent’s debt financing.

Further Action; Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of Parent, Merger Sub and the Company will use reasonable best efforts to take promptly, or cause to be taken, all necessary actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the transactions contemplated by the Merger Agreement, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals and expiration or termination of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

In no event will any party be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement. Parent, Merger Sub and the Company further agreed not to take or cause to be taken any action that would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Section 16 Matters

Prior to the Effective Time, the Company is entitled to take such steps as may reasonably be necessary and permitted to cause the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Matters

Parent has agreed to maintain severance and benefits under the Company’s employee plans and compensation levels until December 31, 2015. Parent has also agreed to give full credit for eligibility, vesting and benefit accruals under any of the Company’s employee plans or programs other than for benefit accrual purposes under a defined benefit pension plan. Parent has also agreed to maintain, through December 31, 2015, cash compensation levels (including base salary or base wage rate and annual cash bonus potential) that are in the aggregate no less favorable (but excluding any equity plan program or arrangement or Parent sponsored severance plan) than the overall cash compensation levels maintained for the Company’s employees immediately prior to the date of the Merger.

Additionally, Parent will, and will cause its affiliates to, operate all annual bonus arrangements other than the Performance Retirement Contribution Plan (collectively, “Bonus Plans”), as applicable, for 2014 in accordance with the terms established in the ordinary course of business as of the date of the Merger Agreement. To the extent applicable, performance goals under such Bonus Plans established in the ordinary course of business will be reasonably adjusted by Parent in good faith to reflect the consummation of the transactions contemplated by the Merger Agreement. If the Effective Time occurs during or after December 2014, the Company will be permitted to establish annual bonus plans for 2015, based upon targets and goals determined using comparable methodology and business measurements as used for the 2014 bonus plans. In addition, if the Effective Time occurs in the 2015 calendar year, all Bonus Plans for the Company’s employees for 2015 will be continued in accordance with their terms and will be reasonably adjusted by Parent in good faith to reflect consummation of the transactions contemplated by the Merger Agreement. The Performance Retirement Contribution Plan will be continued following the Effective Time through December 31, 2015, and contributions will be made, in accordance with the terms thereof based on actual performance. Company performance in respect of calculations made under the Performance Retirement Contribution Plan for the calendar year 2014 and/or 2015 will be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by the Merger Agreement (including any expenses or costs related to restructurings undertaken in anticipation of the transactions contemplated by the Merger Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by the Merger Agreement not occurred.

Indemnification; Directors’ and Officers’ Insurance

After the Effective Time, Parent and the Company (as the Surviving Corporation) have agreed to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action) arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time (including acts or omissions in connection with such person serving as an officer, director or other fiduciary of any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries).

Parent has agreed to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time. However, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant to the Merger Agreement, but in such case will purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6) year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time covering, without limitation, the transactions contemplated by the Merger Agreement. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party will have any further obligation to purchase or pay for insurance under the Merger Agreement.

Transaction Litigation

The Company will give Parent prompt notice of any action commenced against the Company or its directors, officers, managers, partners or affiliates relating to the Merger Agreement or the Merger. The Company will reasonably consult with Parent regarding the defense or settlement of any such actions and will not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such actions or consent to the same, without the prior written consent of Parent (not be unreasonably withheld, conditioned or delayed). The parties will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege. However, the Company will not be required to take any action that it determines, after consultations with the Company’s legal counsel, may result in the loss of any attorney-client privilege or other applicable legal privilege. If any information is withheld pursuant to the foregoing sentence, the Company will inform Parent as to the general nature of what is being withheld in a manner that the Company determines, after consultation with legal counsel, would not result in a loss of attorney-client or other legal privilege and the parties will use reasonable best efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege. None of the Company, its subsidiaries or their respective directors, officers, managers or partners will be required to take any action pursuant to this paragraph that would unreasonably disrupt the operations of the Company or its subsidiaries.

Other Covenants

The Merger Agreement contains certain other covenants among Parent, Merger Sub and the Company, including covenants relating to access to information both before and after the Effective Time, the preparation of this Information Statement, other governmental filings, obtaining consents, exempting the transactions contemplated by the Merger Agreement from takeover statutes, public announcements and acquisition of Common Stock by Parent and Merger Sub.

Conditions to the Merger

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver at or prior to the Effective Time of the following conditions:

•	Receipt by the Company and Parent of a copy of the Written Consent.

•	The absence of any (i) injunction which prohibits the consummation of the Merger and (ii) statute, rule, regulation, executive order, decree or other order that has the effect of making the Merger illegal or otherwise prohibits its consummation.

•	The obtainment of the following regulatory conditions:

•	The applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated.

•	Obtainment of antitrust approval in the European Union from the European Commission pursuant to Council Regulation No. 139/2004 (and related notices and guidelines), as amended.

•	Obtainment of antitrust approval from other relevant antitrust authorities in connection with the Merger that the parties mutually agree.

•	The clearance of this Information Statement by the SEC which, after such clearance, must be sent to the Company’s stockholders at least twenty (20) days before the Effective Time.

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or written waiver of the following conditions:

•	The representations and warranties of Parent and Merger Sub which are qualified by a “Parent Material Adverse Effect” qualification being true and correct in all respects as so qualified at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (representations and warranties that are made as of a particular date or period being so true and correct only as of such date or period).

•	The representations and warranties of Parent which are not qualified by a “Parent Material Adverse Effect” qualification being true and correct at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (representations and warranties that are made as of a particular date or period being so true and correct only as of such date or period).

•	Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

•	Parent having delivered to the Company a certificate dated as of the closing date and signed a senior officer, certifying to the effect that the preceding conditions have been satisfied.

•	Parent having deposited, or having caused to be deposited, the aggregate Merger Consideration with the Exchange Agent.

For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that

•	has a material adverse effect on the ability of either Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or perform their respective obligations under the Merger Agreement or

•	would prevent or materially delay the consummation by the Parent of the transactions contemplated by the Merger Agreement.

In addition, Parent’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or written waiver of the following conditions:

•	The representations and warranties of the Company set forth in the Merger Agreement which are qualified by a “Company Material Adverse Effect” qualification being true and correct in all respects as so qualified at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (representations and warranties that are made as of a particular date or period being so true and correct only as of such date or period).

•	The representations and warranties of the Company set forth in the Merger Agreement which are not qualified by a “Company Material Adverse Effect” qualification being true and correct at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect (except that certain fundamental representations relating to the Company’s capitalization must be true and correct in all material respects and representations and warranties that are made as of a particular date or period must be so true and correct only as of such date or period).

•	The Company having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

•	The Company having delivered to Parent a certificate, dated the closing date and signed by a senior officer, certifying to the effect that the conditions set forth above have been satisfied.

•	Since the date of the Merger Agreement, there not having been any event or events that would have had or would be reasonably likely to have a Company Material Adverse Effect.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after delivery of the Written Consent:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent if (i) the Effective Time will not have occurred on or before the End Date (or, at either party’s option, May 31, 2015, if, as of the End Date, all conditions to closing have been satisfied other than conditions relating to regulatory approvals and the absence of legal prohibitions) and (ii) the party seeking to terminate the Merger Agreement will not have breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately caused the failure to consummate the Merger on or before such date;

•	by either the Company or Parent if an injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement will have used its best efforts to remove such injunction;

•	by the Company or Parent, if the Written Consent had not been delivered to the Company and Parent within twenty-four (24) hours after the Go-Shop Period End Date (except that (x) the Company may not exercise this termination right until the day that is the fifth (5th) business day following the day that is twenty-four (24) hours after the Go-Shop Period End Date and (y) this bullet will cease to have any force and effect upon receipt of a copy of the Written Consent by the Company and Parent);

•	by either the Company or Parent on thirty (30) days’ written notice, if the other party will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of an applicable closing condition and (ii) cannot be cured by the End Date; or

•	by the Company, if the Company Board has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that in light of a Superior Proposal, it would be reasonably likely to be inconsistent with the Company Board’s exercise of their fiduciary obligations to the Company’s stockholders under applicable law to make the Company Board Recommendation or to fail to effect a Change of Recommendation in a manner adverse to Parent (subject to delivery of a Termination Notice and compliance with the provisions relating to Change of Recommendation set forth under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 52 above.

Effect of Termination

If the Merger Agreement is terminated as described in “The Merger Agreement—Termination” beginning on page 59 of this Information Statement, the Merger Agreement will terminate (except regarding (i) the confidentiality agreement executed between the Company and Parent (the “Confidentiality Agreement”), (ii) fees and expenses, including, if due and payable and upon the terms and subject to the conditions set forth therein, the termination fees descried in “The Merger Agreement—Termination Fees” beginning on page 61 of this Information Statement and (iii) certain other general provisions, which will survive termination), and there will be no liability or obligation on the part of any party, except for (i) as provided for in the Confidentiality Agreement, (ii) subject, to certain limitations, as arising out of the fraud of the Company or a Company Material Breach (see below for the definition of “Company Material Breach”) or (iii) as arising out of the fraud of Parent or Merger Sub, intentional breach of the Merger Agreement by Parent or Merger Sub, or the failure of Parent or Merger Sub to fulfill a condition to the performance of the obligations of the Company or failure of Parent or Merger Sub to perform an agreement or covenant thereof, in which case, Parent or Merger Sub will not be relieved of any liability to the Company, whether in Law or in equity, as a result of such failure or breach.

Notwithstanding anything to the contrary in the Merger Agreement, (i) the Company’s aggregate liability under the Merger Agreement will not exceed under any circumstances $62,804,683 in the aggregate and (ii) the Company shall under no circumstances be liable to pay money damages, on the one hand, and any termination fee or any Parent Expense (see page 61 of this Information Statement for the definition of “Parent Expense”), on the other hand.

Under the Merger Agreement, “Company Material Breach” means the intentional, willful and material breach by the Company of the go-shop and non-solicitation covenant of the Merger Agreement or the covenants of the Merger Agreement relating to the Company’s cooperation with Parent’s financing efforts undertaken with the knowledge and intention that such action or inaction would result in a material breach or failure of such covenant. However, no such breach or failure to perform may constitute a “Company Material Breach” unless and until the Company has been given

•	prior written notification by Parent specifying in reasonable detail the nature of the breach or failure and

•	a reasonable opportunity to cure (and in no event fewer than five (5) business days) any such breach or failure.

Termination Fees

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, the Company may be required to pay Parent a termination fee, the amount of which, if and when payable, would be either $35,888,391 or $62,804,683 (in each case, net of any Parent Expenses previously paid by the Company), depending on the circumstances under which the Merger Agreement is terminated as follows:

•	If the Merger Agreement is terminated in light of a Superior Proposal and within twelve (12) months of such termination, a definitive agreement is entered into providing for the consummation of an Alternative Proposal (substituting 80% for the 25% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”), and such Qualifying Transaction shall have been consummated:

•	A termination fee of $35,888,931 (less the amount of Parent Expenses payable) is payable by the Company if such Qualifying Transaction was in response to an Alternative Proposal first received by the Company during the Go-Shop Period or was otherwise consummated with an Excluded Party; and

•	A termination fee of $62,804,683 (less the amount of Parent Expenses payable) is payable by the Company if such Qualifying Transaction was in response to an Alternative Proposal not received by the Company during the Go-Shop Period and that was not otherwise consummated with an Excluded Party.

•	If the Merger Agreement had been terminated due to the failure of Apollo to deliver the Written Consent upon the terms and subject to the conditions set forth in the Merger Agreement, a termination fee of $62,804,683 (less the amount of any Parent Expenses payable) would have been payable, subject to certain limitations set forth in the Merger Agreement. However, as Apollo delivered the Written Consent upon the terms and subject to the conditions set forth in the Merger Agreement, this termination fee is void and of no further force and effect.

The Merger Agreement provides that, if the Merger Agreement were terminated because the Written Consent had not been delivered or a termination fee discussed above is otherwise payable, the Company will pay within five (5) business days following termination of the Merger Agreement an amount up to $6,000,000 in reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub and their respective affiliates and representatives related to the transactions contemplated by the Merger Agreement (the “Parent Expenses”).

In consideration of the payment by the Company of any termination fee or any Parent Expenses, if and solely to the extent permitted by the Merger Agreement, Parent and Merger Sub unconditionally and irrevocably agree to (and will cause their respective affiliates and each of the foregoing’s respective representatives to) not exercise, and waive, any and all claims and rights it or they may have against the Company and its direct and indirect stockholders relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

In addition, the parties agree and acknowledge in the Merger Agreement that (i) the right of specific performance, if and solely to the extent permitted by the Merger Agreement or (ii) the ability of Parent to receive a termination fee or the Parent Expenses from the Company, if and solely to the extent permitted by the Merger Agreement, are the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub and any other person against the Company (or the Company’s affiliates or its and their respective directors, officers, employees, stockholders and representatives) for any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection with or related to the Merger Agreement or the transactions contemplated thereby, and, in the event any of the foregoing is due and payable, upon payment thereof, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, stockholders and representatives) will have no further liability or obligation to Parent, Merger Sub, their respective affiliates or any of the foregoing’s respective directors, officers, employees, stockholders or representatives. Under no circumstances will Parent or Merger Sub together be permitted or entitled to receive

(A) both a grant of specific performance, on the one hand, and a termination fee or the Parent Expenses, on the other hand or (B) more than one termination fee. In addition, the parties acknowledge and agree that in no event will Parent or Merger Sub seek to recover any money damages other than the termination fees or the Parent Expenses (when due and payable and in each case, upon the terms and subject to the conditions of the Merger Agreement).

Assignment

Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Modification or Amendment

At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after the delivery of the Written Consent, if any such amendment or waiver will require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company.

SUPPORT AGREEMENT

Parent has entered into the Support Agreement with Apollo, which as of September 11, 2014, owned an aggregate of 35,708,219 shares of Common Stock constituting approximately 54% of the voting power of the issued and outstanding shares of Common Stock, pursuant to which Apollo has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to act by written consent to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Support Agreement will terminate upon any of the following: (i) the mutual agreement of Parent and Apollo, (ii) the consummation of the Merger, (iii) the termination of the Merger Agreement and (iv) a Change of Recommendation. The parties to the Support Agreement agreed that under no circumstances (i) will Parent or Merger Sub seek, directly or indirectly, to recover money damages arising under or in connection with the Support Agreement or the transactions contemplated thereby and (ii) will Apollo or any of its affiliates be liable for damages under or in connection with the Support Agreement, the Merger Agreement or the transactions contemplated thereby. On October 11, 2014, Apollo delivered the Written Consent pursuant to the Support Agreement.

The foregoing description of the Support Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Support Agreement, a copy of which is attached hereto as Annex B, and the terms of which are incorporated herein by reference.

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

Shares of Common Stock began trading on the NYSE under the symbol “TAM” on April 18, 2013. Prior to that, there was no public market for the Common Stock. As of —, 2014, there were — shares of Common Stock outstanding held by approximately — stockholders of record. The following table sets forth, for the fiscal quarters indicated, the reported high and low daily sales prices per share of the Common Stock as reported by Bloomberg since April 18, 2013.

Market Information

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2013
2nd Quarter (commencing April 18, 2013)	$21.18	$14.55
3rd Quarter	$22.93	$19.57
4th Quarter	$21.98	$19.30
Fiscal Year Ending December 31, 2014
1st Quarter	$23.25	$19.53
2nd Quarter	$23.55	$19.32
3rd Quarter	$26.96	$20.14
4th Quarter (through October —, 2014)	$—	$—

The closing sale price of shares of Common Stock on the NYSE on September 10, the last trading day prior to the announcement of the execution of the Merger Agreement, was $23.88 per share. On October —, 2014, the most recent practicable date prior to the date of this Information Statement, the closing sale price of shares of Common Stock on the NYSE was $— per share. You are encouraged to obtain current market prices of shares of Common Stock.

The Company has not paid any dividends on shares of Common Stock during the periods indicated in the table above. The terms of the Merger Agreement do not allow us to declare or pay a dividend between September 11, 2014 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL which is attached to this Information Statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of appraisal rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Common Stock must follow precisely the statutory procedures required by Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this Information Statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder to perfect appraisal rights under Section 262 of the DGCL. This summary, however, is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached to this Information Statement as Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and follow the other procedures set forth in Section 262 of the DGCL and who do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, will be entitled to have their shares appraised by the Delaware Court, and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger is approved by stockholders acting by written consent in lieu of a meeting of the stockholders, then, either the constituent corporation before the effective date of the merger, or the Surviving Corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. For purposes of determining the stockholders entitled to receive the notice required under Section 262 of the DGCL, each constituent corporation may fix in advance, a record date that shall not be more than ten (10) days prior to the date notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This Information Statement constitutes such notice to the holders of shares of Common Stock as of —, 2014, the date fixed as the record date for such notice, and Section 262 of the DGCL is attached to this Information Statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL

Holders of shares of Common Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Common Stock no later than twenty (20) days after the date of mailing of this Information Statement (which includes the notice of written consent and appraisal rights), or —, 2014. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common

Stock. If you wish to exercise your appraisal rights in respect of your shares of Common Stock, you must continue to hold such shares of Common Stock through the Effective Time. A stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Common Stock must be mailed or delivered to:

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

Attention: General Counsel

Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Common Stock (a) must be executed by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) (or, in the case of uncertificated shares, in the transfer agent’s records), (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he, she or it is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares of Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

On or within ten (10) days after the Effective Time, the Company, as the Surviving Corporation in the Merger, must give written notice that the Merger has become effective to each of the Company’s stockholders, provided that if such notice is sent more than twenty (20) days following the sending of this notice, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded an appraisal of such holder’s shares in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger

Consideration for that stockholder’s shares of Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, with such approval conditioned upon such terms as the Delaware Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Common Stock should not assume that the Surviving Corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such stockholder’s appraisal rights. In addition, within one hundred twenty (120) days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the Surviving Corporation, or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the Surviving Corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court, the Delaware Court is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court may require stockholders who hold stock represented by certificates and who have demanded payment for their shares of Common Stock to submit their book-entry shares to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares of Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court will direct the payment of such value upon surrender of the certificates representing shares of Common Stock, in the case of holders of shares represented by certificates, and forthwith, in the case of holders of uncertificated shares. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court and imposed upon the parties participating in the appraisal proceeding by the Delaware Court , as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment of a dividend or distribution as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of October 7, 2014 with respect to shares of Common Stock beneficially owned by each of the Company’s directors and the named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. In the case of the Company’s directors and executive officers, the information below has been provided by such persons at the Company’s request.

As of October 7, 2014, 66,536,149 shares of Common Stock were issued and outstanding.

	Beneficial Ownership
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Outstanding Common Stock
Principal Stockholders
Apollo Funds(2).	35,735,466	53.7%
Select Equity Group L.P.(3)	3,754,778	5.7%
J.P Morgan Chase & Co.(4)	3,661,445	5.7%
Directors and Executive Officers
Laurent Lenoir(5)	397,697	*
Kurt Decat(6)	303,750	*
Johan De Saegher	239,803	*
Edward Yocum(7)	67,077	*
Randall Colin Gouveia(8)	26,573	*
Charlie Shaver(9)	125,043	*
Kenny Cordell(10)	18,165	*
Samuel Feinstein(2)	—	*
Scott Kleinman(2)	—	*
Pascal Lebard(11)	3,333	*
Marvin Schlanger(10)	22,706	*
Justin Stevens(2)	—	*
Pol Vanderhaeghen(10)	36,330	*
James Voss(12)	6,667	*
All directors and executive officers as a group (18 persons)	2,070,481	3.1%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of the individuals who are the Company’s current officers and directors is c/o Taminco Corporation, Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195.
(2)

The amount reported includes shares held of record by AP Taminco Global Chemical Holdings, L.P. (“Taminco Holdings”) and Taminco Co-Investors, L.P. (“Taminco Co-Investors,” together with Taminco Holdings, the “Apollo Funds”), and 27,247 shares of Common Stock underlying options held by Apollo Management VII, L.P. (“Management VII”) that have vested or are scheduled to vest within 60 days. The Company Stock Options were granted to Management VII for its benefit on March 26, 2012 in lieu of options that would otherwise be granted to Samuel Feinstein, Scott Kleinman and Justin Stevens, under the Company’s director compensation program for their services as directors. Each of Messrs. Feinstein, Kleinman and Stevens is associated with Management VII and its affiliated investment managers. AP Taminco Global Chemical Holdings GP, LLC (“Taminco Holdings GP”) is the general partner of Taminco Holdings, and Taminco Co-Investors GP, LLC (“Taminco Co-Investors GP”) is the general partner of Taminco Co-Investors. Management VII is the manager of each of Taminco Holdings GP and Taminco

Co-Investors GP. AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of Common Stock held by the Apollo Funds. The address of the Apollo Funds, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)	Based solely on a Schedule 13G filed on February 14, 2014 by Select Equity Group, L.P. (“Select”) and George S. Loening. Select and Mr. Loening reported shared voting and dispositive power with respect to 3,754,778 shares. Select’s address is 380 Lafayette Street, 6th Floor New York, New York 10003.
(4)	Based solely on a Schedule 13G filed on February 4, 2014 by JP Morgan Chase & Co. (“JPM”). JPM reported sole voting power with respect to 3,522,926 shares and sole dispositive power with respect to 3,661,445 shares. JPM’s address is 270 Park Avenue, New York, New York 10017.
(5)	Includes 70,341 shares of Common Stock underlying options that have vested or are scheduled to vest within 60 days.
(6)	Includes 63,947 shares of Common Stock underlying options that have vested or are scheduled to vest within 60 days.
(7)	Includes 14,532 shares of Common Stock underlying options that have vested.
(8)	Includes 15,356 shares of Common Stock underlying options that have vested.
(9)	Includes 125,043 shares of Common Stock underlying options that have vested or are scheduled to vest within 60 days.
(10)	Includes 9,082 shares of Common Stock underlying options that have vested or are scheduled to vest within 60 days.
(11)	Includes 3,333 shares of Common Stock underlying options that are scheduled to vest within 60 days.
(12)	Includes 6,667 of Common Stock underlying options that have vested or are scheduled to vest within 60 days.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports, and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.taminco.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this Information Statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this Information Statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Information Statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

SEC File Number 001-34621	Period
Current Reports on Form 8-K	Filed on August 7, 2014 and September 16, 2014.
Annual Report on Form 10-K	Year Ended December 31, 2013 (Filed on February 28, 2014).
Quarterly Report on Form 10-Q	Period Ended March 31, 2014 (Filed on May 8, 2014).
Quarterly Report on Form 10-Q	Period Ended June 30, 2014 (Filed on August 7, 2014).

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Taminco Corporation Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195 (610) 366-6730.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this Information Statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to the Company at Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, Pennsylvania 18195 (610) 366-6730. If you want to receive separate copies of this Information Statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this Information Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated —, 2014. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and among

Eastman Chemical Company,

Stella Merger Corp.

and

Taminco Corporation

Dated as of September 11, 2014

A-i

(continued)

A-ii

(continued)

Page
Section 8.17	Interpretation	A-44
Section 8.18	No Personal Liability	A-44
Section 8.19	Definitions	A-44

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2014 (the “Agreement”), by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Taminco Corporation, a Delaware corporation (“Company”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 8.19.

WITNESSETH:

WHEREAS, the parties intend that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), and that at the Effective Time the Company continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are advisable and in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain financial institutions have executed and delivered one or more commitment letters with respect to certain debt facilities, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration and otherwise satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including the repayment of the existing credit facility indebtedness of the Company and its subsidiaries (such commitment letters, fee letters and/or engagement letters, the “Debt Commitment Letters”).

WHEREAS, following the execution of this Agreement, certain stockholders (the “Principal Stockholders”) will execute and deliver to Parent and Merger Sub support agreements (the “Support Agreements”), pursuant to which each Principal Stockholder will agree, upon the terms and subject to the conditions set forth therein, to act by written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) to approve and adopt this Agreement and the Transactions in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, will execute and deliver a written consent adopting this Agreement and approving the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of Delaware as a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., local time, on the later of (a) the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing), and (b) the earliest of (i) a date during the Marketing Period specified by Parent on at least three (3) Business Days’ notice to the Company and (ii) three (3) Business Days following the final day of the Marketing Period, provided, however, if the Closing would otherwise occur within the 10 Business Day period prior to the date on which the Company’s Quarterly Report on Form 10-Q or the Company’s Annual Report on Form 10-K (or any amendment to any previously filed Company Report) would be required to be filed with the SEC, the Closing will occur on the third Business Day after the filing by the Company of such report (subject, in each case, to the satisfaction or waiver of such conditions as of the date determined by this clause). In lieu of the foregoing, the Closing may occur at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after the Closing, the parties will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as required by Section 251 of the DGCL and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be set forth in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the time the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger will have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Certificate of Merger will provide that the Amended and Restated Certificate of Incorporation of the Company as in effect immediately before the Effective Time will be amended and restated to read in its entirety as set forth on Exhibit B attached hereto and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL and (b) the Amended and Restated By-laws of the Company, as in effect immediately before the Effective Time, will be amended and restated to read in their entirety as set forth on Exhibit C attached hereto and, as so amended and restated, will be the by-laws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL.

Section 1.6 Directors and Officers of the Surviving Corporation. The parties hereto will take all necessary action such that, from and after the Effective Time, (a) the officers of the Merger Sub will be the officers of the Surviving Corporation and (b) the directors of Merger Sub will be the initial directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, incapacity, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(d) and Section 2.1(e), each issued and outstanding share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) and Dissenting Shares (as defined, and to the extent provided in Section 2.1(d)), will thereupon be converted automatically into the right to receive $26.00 per Share in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 will be automatically cancelled and will cease to exist, and the holders of such Shares will cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent, or any direct or indirect wholly-owned Subsidiary of Parent, immediately prior to the Effective Time or held by the Company, or any direct or indirect wholly-owned Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, $0.01 per share par value of the Surviving Corporation. Such share will thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time that are held by any stockholder of the Company that is entitled to demand and properly demands appraisal of such stockholder’s Shares pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but, instead, such holder will be entitled to such rights as are granted by Section 262. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder of Dissenting Shares fails to validly perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then, in each case, the rights of such holder under Section 262 will cease, and such Dissenting Shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration as provided in Section 2.1(a). The Company will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle with (unless it results in the withdrawal of an appraisal demand), any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time, and Parent will have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company will occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

Section 2.2 Exchange of Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company that will be appointed to act as an exchange agent hereunder and approved in advance by the Company (the “Exchange Agent”) pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, in trust for the benefit of holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Shares represented by book-entry (“Book-Entry Shares”) pursuant to Section 2.2. Any cash deposited with the Exchange Agent will hereinafter be referred to as the “Exchange Fund.” The Exchange Fund will be invested by the Exchange Agent as directed by Parent; provided that any such direction will require that the Exchange Agent to undertake to maintain an amount in cash equal to or greater than the aggregate Merger Consideration. Any interest or other income from such investments will be paid to and become income of Parent. Parent further agrees, following the Effective Time, to promptly make available to the Exchange Agent, from time to time as needed, any additional cash to pay the Merger Consideration as contemplated by this Article II.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event not later than three (3) Business Days thereafter), the Exchange Agent will mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (x) a letter of transmittal (which will specify that delivery will be effected and risk of loss and title will pass only upon delivery of Book-Entry Shares to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may mutually agree), and (y) instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Book-Entry Shares will be entitled to receive in exchange for such properly surrendered Book-Entry Shares an amount in cash equal to the product of (x) the number of shares represented by such holder’s properly surrendered Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Book-Entry Shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable with respect to such Book-Entry Shares. Until surrendered as contemplated by Section 2.1(c) and this Section 2.2, each Book-Entry Share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time will be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Book-Entry Shares in accordance with this Section 2.2 will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Company, the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Treatment of Outstanding Stock Options.

(a) Stock Options. Each option (whether vested or unvested) to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Taminco Acquisition Corporation 2012 Equity Stock Plan or the Taminco Corporation 2013 Long-Term Incentive Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time and except as agreed between Parent and any holder thereof, be converted into only the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, less such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. state, local or foreign Tax Law, if any, with respect to the making of such payment; provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option will be canceled without any cash payment being made in respect thereof.

(b) Corporate Actions. The Board of Directors of the Company (the “Company Board”), and to the extent required, any committee thereof, will take such actions as are necessary with respect to Company Stock Options to implement the foregoing provisions of this Section 2.3.

(c) Following the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plans, or other Company Benefit Plan or employee benefit arrangement of the Company or under any employment agreement will have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC on or prior to the date of this Agreement, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections, and (ii) as disclosed in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to all other sections or subsections thereof to the extent that it would be reasonably apparent that such information is applicable to such other section or subsection), the Company represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any Person, means another Person, any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person, the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time, and the term “Surviving Corporation Subsidiary” means any direct or indirect Subsidiary of the Surviving Corporation.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 Shares, of which, as of September 8, 2014 (the “Measurement Date”), 66,536,149 Shares were issued and outstanding, and (ii) 50,000,000 shares of Company preferred stock, par value $0.001 per share (together with the Shares, the “Company Capital Stock”), of which, as of the Measurement Date, no shares were issued and outstanding. As of the Measurement Date, no Shares were held in the Company’s treasury. As of the Measurement Date, 3,525,415 Shares were reserved for issuance under the Company Acquisition Corporation 2012 Equity Stock Plan, and up to 5,000,000 Shares were reserved for issuance under the Taminco Corporation 2013 Long Term Incentive Plan. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has provided Parent with a list of each Company Stock Option outstanding and unexercised as of the date hereof pursuant to the Company Stock Plans, which list specifies (A) the name of the holder of such Company Stock Option, (B) the number of Shares subject to such Company Stock Option, (C) the exercise price of such Company Stock Option, and (D) the date on which such Company Stock Option was granted. Except pursuant to this Agreement, the Company Stock Plans or as set forth in this Section 3.2, as of the Measurement Date, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.

(b) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, mortgages, claims, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

Section 3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Written Consent, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly and validly authorized by the Company Board and, except for (i) the receipt of the Written Consent and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. As of the date hereof, the Company Board has (i) determined that this Agreement and the Transactions, are advisable and fair to and in the best interests of the Company’s stockholders, and (ii) resolved to recommend that the Company’s stockholders approve this Agreement and the Transactions (the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating (whether now or hereinafter) to creditors’ rights generally and creditors’ remedies available and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a “Law”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, lease or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Consents and Approvals. Except for (a) the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (the “Information Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or with any foreign antitrust or competition Governmental Entity, (d) filings required by the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), and (e) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any United States or foreign court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental

Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports.

(a) The Company and each of the Company Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, definitive proxy statements, reports, forms and documents required to be filed or furnished, as applicable, since April 18, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No Company Reports filed pursuant to the Securities Act or filed or furnished pursuant to the Exchange Act, and the respective rules and regulations thereunder, since April 18, 2013, as of the date of such Company Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since April 18, 2013, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 3.6 Financial Statements.

(a) The consolidated financial statements (including all notes thereto) of the Company and the Company Subsidiaries included in the Company Reports (the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that are immaterial in amount and consistent with past experience. Each of the Company Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the June 30, 2014 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 that are immaterial in nature or amount (or as otherwise contemplated by this Agreement), neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Company Material Adverse Effect. Since June 30, 2014 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Legal Proceedings.

(a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”) as of the date hereof or after the date hereof, outside of the ordinary course of business, against the Company or any of the Company Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no Injunction or judgment imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against

(ii) Any liability with respect to deficiencies asserted as a result of any audit of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves.

(iii) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and/or the Company Subsidiaries and (ii) any agreement entered into in the ordinary course of business whose principal subject matter is not Taxes)).

(iv) Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(b) Notwithstanding the generality of any other representations and warranties herein, this Section 3.9 and Section  3.10 contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 3.10 Employee Benefit Plans; Labor.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” shall mean (i) any nonqualified deferred compensation or retirement plans for employees located in the United States, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the

“Welfare Plans”), or (v) any compensatory fringe benefit or stock option plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, whether or not a Non-U.S. DB Plan, that currently are, maintained and sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary may have any liability (other than any statutory plan, program or arrangement that is required under applicable Law, other than the Laws of the United States, and maintained by any Governmental Entity or any standard employment offer letters)

(b) Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code. Each Company Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval, or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Benefit Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, PPACA and all other applicable Laws, and none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the assets of any Pension Plan or Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company Commonly Controlled Entity”) (A) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan, (B) has any unsatisfied liability imposed under Title IV of ERISA or Section 412 of the Code or (C) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and contributions to each Non-U.S. DB Plan have always been made in accordance with the recommendations of the actuary valuing such arrangement and applicable Law and guidance and (A) no Pension Plan or related trust has been terminated during the last five years and (B) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the year.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has communicated a commitment

(whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees, any employee representation body or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) (i) None of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five-year period ending as of the Closing Date, (ii) none of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and (iii) none of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary or any Company Commonly Controlled Entity to any such withdrawal or partial withdrawal liability.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Welfare Plans obligates the Company or any Company Subsidiary to provide any Company Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; provided that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure Letter or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no amounts payable under any Company Benefit Plan as a result of the consummation of the Transactions are expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and (ii) the consummation of the Transactions will not (A) entitle any Company Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (B) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Company Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee).

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been in documentary and operational compliance with (or exempt from) Section 409A of the Code and any guidance issued with respect thereto.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all amounts required to be included in the Company’s most recent financial statements in respect of any plan that provides retirement benefits on a defined benefit basis (a “Non-U.S. DB Plan”) has been included.

(m) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has complied with all Laws concerning employment rights and obligations. Section 3.10(m) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party, or is bound by, in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, No collective bargaining agreement is, as of the date of this Agreement, being actively negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere with the respective business activities of the Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Applicable Law. Other than with respect to Tax matters (which are governed by Section 3.9 and Section 3.10), Environmental matters (which are governed by Section 3.12), and matters related to Anti-Corruption Laws, Export Control Laws or anti-money laundering laws (which are governed by Section 3.17) the Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals, certificates, notices, authorizations, registrations and rights of or with all Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to the Company or any of the Company Subsidiaries, except where the failure to hold such Permit or such noncompliance or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no Action is pending or, to the knowledge of the Company, threatened to suspend, modify, cancel, revoke, remove or withdraw any material Permit.

Section 3.12 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company (i) is, and at all times since February 16, 2012 has been, in compliance with all Environmental Laws, (ii) has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted, and (iii) and such Environmental Authorizations are in full force and effect and there is no Action pending or threatened to suspend, modify, cancel, revoke, remove or withdraw any such Environmental Authorization.

(b) None of the Company’s assets are subject to any material Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the knowledge of the Company, threatened for imposition of any such material Lien.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no Action arising under Environmental Laws pending against the Company nor, to the knowledge of the Company, is any such Action threatened that could give rise to Environmental Liability, and no Injunction or judgment has been issued against the Company under Environmental Laws.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company has not (except as permitted pursuant to an Environmental Authorization) Released any Hazardous Substances that require any Response under Environmental Law.

(e) Except for transfer or reissuance of Environmental Authorizations necessary to operate the Company’s business, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations.

(f) It is agreed and understood that no representation or warranty is made in respect of environmental matters, Environmental Laws or Hazardous Substances in any Section of this Agreement other than this Section 3.12.

Section 3.13 Material Contracts.

(a) Except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to item 601(b)(10) of Regulation S-K of the SEC or (ii) any Contract that:

(i) is a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries that could reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, in either case, that materially interferes with the operation of the Company’s business as it is presently conducted;

(ii) relates to partnerships, joint ventures or similar arrangements pursuant to which the Company or any of the Company Subsidiaries invests in any other Person that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; or

(iii) relates to indebtedness of the Company or any of the Company Subsidiaries in excess of $50,000,000.

(all contracts of the type described in this Section 3.13(a), excluding any Company Benefit Plan that would otherwise be a Company Material Contract, being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.14 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Section 3.14 of the Company Disclosure Letter sets forth all federally registered Company Intellectual Property that is owned by the Company or any Company Subsidiary or for which an application for federal registration has been submitted by the Company or any Company Subsidiary.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and (ii) to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim during the past 12 months of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring employees and other parties having access thereto to execute written nondisclosure agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Title to Properties; Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 3.16 Real Property. Section 3.16 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 3.17 Foreign Corrupt Practices; Money Laundering; Export Control Laws.

(a) During the three years prior to the date hereof, none of the Company, any Company Subsidiary, director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary has directly or, to the knowledge of the Company, indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including the Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010 of the United Kingdom, applicable local laws implementing the Convention on Combating Bribery of Foreign Officials in International Business Transactions, any Laws prohibiting commercial bribery, or any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(b) The Company and the Company Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering or anti-terrorism laws and regulations, including, but not limited to, the laws, regulations and executive orders and sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit,

Threaten to Commit, or Support Terrorism”; and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(c) The Company and the Company Subsidiaries are in material compliance with all export control Laws applicable to the Company and the Company Subsidiaries, including without limitation those Laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 120-130; and the equivalent Laws in any jurisdiction in which the Company operates (collectively, the “Export Control Laws”). None of the Company nor any Company Subsidiary has during the three years prior to the date hereof received any written notification from a Governmental Entity alleging that it is not in material compliance with the Export Control Laws, and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is under government investigation with respect to any violation of any Export Control Law.

Section 3.18 [Reserved].

Section 3.19 Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion of Morgan Stanley & Co. LLC to the effect that as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has been authorized by Morgan Stanley & Co. LLC to permit the inclusion of such opinion in the Information Statement, so long as such opinion is reproduced in the Information Statement in its entirety and so long as any description of, or reference to, Morgan Stanley & Co. LLC and the summary of its opinion and the related analysis in the Information Statement is approved by Morgan Stanley & Co. LLC in advance of the filing of the Information Statement (such approval not to be unreasonably withheld).

Section 3.20 Company Information. The information relating to the Company, the Company Subsidiaries and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Information Statement, and in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21 Application of Takeover Laws. Subject to the accuracy of the representations and warranties set forth in Section 4.10, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the conversion of Company Common Stock pursuant to Section 2.1.

Section 3.22 Affiliate Transactions. Except as disclosed in the Company Reports, there are not any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Stockholder Approval. The delivery of the Written Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and the Amended and Restated Certificate of Incorporation of the Company and is the only approval of the stockholders of the Company necessary to adopt this Agreement.

Section 3.24 Broker’s Fees. None of the Company, any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than Morgan Stanley & Co. LLC. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with Morgan Stanley & Co. LLC, which letters describe all fees payable to Morgan Stanley & Co. LLC, in connection with the Transactions and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with the Morgan Stanley & Co. LLC, entered into in connection with the Transactions.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

Section 4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and, except for the adoption of this Agreement by Parent or a Parent Subsidiary, as the sole stockholder of Merger Sub, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation of the Transactions, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which the Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for (a) the filing with the SEC of the Information Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any notices or filings under the HSR Act or with any foreign antitrust or competition Governmental Entity, and (d) filings required by the applicable requirements of the Securities Act or Exchange Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub, as applicable, of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Legal Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions as of the date hereof, or after the date hereof, outside of the ordinary course of business, against Parent or any Parent Subsidiary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Injunction or judgment imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Information Statement. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Information Statement at the time the Information Statement is first mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is being made by Parent or Merger Sub with respect to any information supplied by the Company or any of its representatives on its behalf which is contained or incorporated by reference in the Information Statement.

Section 4.7 Available Funds. Parent and Merger Sub affirm that it is not a condition to Closing or to the performance of any of their respective obligations under this Agreement that Parent or Merger Sub obtain any financing (including, for the avoidance of doubt, the Financing) or other third party funds for, or related to, the Transactions. Parent and Merger Sub have available, or will have available prior to the Effective time, all cash sufficient for the payment of (a) the Merger Consideration and the satisfaction of all of Parent’s and Merger

Sub’s obligations under this Agreement (including under Section 2.3(a)), and (b) all fees, expenses and other costs related to the foregoing or otherwise related to or arising out of or in connection with the Transactions.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the articles of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.9 Finders or Brokers. Except for Citigroup Global Markets, Inc., none of Parent nor any Parent Subsidiary has employed any investment banker, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

Section 4.10 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.11 Solvency. Immediately after giving effect to the Transactions (including any financing in connection with the Transactions), (a) neither the Surviving Corporation nor any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (c) neither the Surviving Corporation nor any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 4.12 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of executed Debt Commitment Letters to provide, subject to the terms and express conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Financing”). As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letters, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Parent has fully paid, or is paying, substantially contemporaneously with the execution and delivery of this Agreement, any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Debt Commitment Letters will, together with cash and cash equivalents available to Parent and the Existing Parent Credit Facility in the aggregate, be sufficient to consummate the Transactions upon the terms contemplated by this Agreement including repayment of existing indebtedness of the Company and its subsidiaries and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Debt Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters or that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto; provided that Parent is not making any representations in this Section 4.12 regarding the effect of the inaccuracy of any of the representations and warranties in Article III. Except as set forth in the Debt Commitment Letters, there are no (a) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the full amount of the Financing; or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Financing to which either Parent, Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Debt Commitment Letters to reduce the total amount of the Financing (other than retranching or reallocating the Financing in a manner that does not reduce the aggregate amount of the Financing), or that would adversely affect the availability of the Financing.

Section 4.13 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any representation or warranty with respect to the Parent or the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.14 Acknowledgment.

(a) Parent and Merger Sub each acknowledges and agrees that it and its Representatives have (i) had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company and (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Representatives have desired or requested to review and access to the data room.

(b) Notwithstanding anything contained in Article III or any other provision of this Agreement, Parent acknowledges and agrees that neither the Company nor any Person has made any representation or warranty, express or implied (including any implied warranty or representation as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or its Representatives), except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company covenants and agrees with Parent that (A) the business of the Company and the Company Subsidiaries will be conducted in, and such entities will not take any action except in, the ordinary course of business, and (B) the Company and the Company Subsidiaries will use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers and employees.

(b) Without limiting the generality of the foregoing, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company agrees with Parent, on behalf of itself and the Company Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company:

(i) will not, and will not permit any of the Company Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by its directly or indirectly wholly-owned Subsidiaries or as contemplated pursuant to Section 2.3(a);

(ii) will not, and will not permit any of the Company Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iii) except (w) as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, (x) as required by existing written agreements or Company Benefit Plans, or (y) as otherwise required by applicable Law, will not and will not permit any Company Subsidiary to (A) increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or management-level employees, except in the ordinary course of business with respect to only other employees, or (B) except with respect to any administrative changes, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (C) enter into or amend any employment or severance agreements with any director or executive officer, except as described in Section 5.1(b)(iii) of the Company Disclosure Letter (D) establish any bonus or incentive plan (other than as allowed under Section 5.5 of this Agreement), (E) pay any pension or retirement allowance not allowed by any Company Benefit Plan or by applicable Law, (F) pay any bonus to any director or executive officer, or (G) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement, except, in each case, as would not result in a material increase in cost to the Company;

(iv) will not, and will not permit any Company Subsidiaries to, enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v) will not, and will not permit any Company Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) will not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, will not, and will not permit any Company Subsidiaries to,

(A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Company Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

(B) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise, other than

(x) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b),

(y) the sale of shares of Common Stock pursuant to the exercise of options to purchase Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or

(z) the grant of equity compensation awards as required by existing written agreements or Company Benefit Plans or set forth in Section 5.1(b)(vii)(B)(z) of the Company Disclosure Letter;

(viii) will not, and will not permit any Company Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the settlement of Company Stock-Based Awards or the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

(ix) will not, and will not permit any Company Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries (B) short-term indebtedness for borrowed money incurred to refinance any existing short-term indebtedness for borrowed money, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) drawings under credit facilities in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by the Company or any Company Subsidiaries other than in accordance with clauses (A) through (D), inclusive;

(x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, will not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement set forth in Section 5.1(b)(x) of the Company Disclosure Schedule or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(xi) will not, and will not permit any Company Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract agreement in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

(xii) will not, and will not permit any Company Subsidiaries to compromise, settle or agree to settle any Action in which damages are being sought against the Company or any Company Subsidiary, other than compromises, settlements or agreements that (A) involve only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate and (B) do not involve any imposition of adverse equitable relief on, or any admission of wrongdoing or, in the context of any actual or potential violation of any criminal Law, any nolo contendere or similar plea by, the Company or any Company Subsidiaries; or (C) compromise, settle or agree to settle any Action arising out of the matters of Section 5.1(b)(xii) of the Company Disclosure Letter;

(xiii) will not, and will not permit any Company Subsidiary to make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $10,000,000 individually, or $20,000,000 in the aggregate, except pursuant to Contracts in force on the date of this Agreement and set forth on Section 5.2(b)(xiii) of the Company Disclosure Letter;

(xiv) will not and will not permit any Company Subsidiary to make capital expenditures that are not contemplated by the capital expenditure budget set forth in Section 5.2(b)(xiv) of the Company Disclosure Letter;

(xv) will not and will not permit any Company Subsidiary to, enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology policies that are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;

(xvi) will not and will not permit any Company Subsidiary to, except as required by applicable Law, make or change any Tax election, change any material Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or material assessment relating to the Company or any of the Company Subsidiaries, in each case that could reasonably be expected to materially increase Taxes (or materially decrease a Tax benefit) of the Company and Company Subsidiaries after the Closing;

(xvii) will not and will not permit any Company Subsidiary to, adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(xviii) will not and will not permit any Company Subsidiary to, allow any material foreign or U.S. registrations to lapse in connection with any Company Intellectual Property;

(xix) will not and will not permit any Company Subsidiary to, except as required by Law, enter into or amend in any material respect any collective bargaining agreement;

(xx) will not and will not permit any Company Subsidiary to, outside of the ordinary course of business, enter into or renew any raw material supply Contract that is (i) inconsistent with past practice, (ii) has a term greater than two years and (iii) provides for annual payments by the Company or any Company Subsidiary greater than $20,000,000; or

(xxi) will not, and will not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries and Affiliates, that, between the date hereof and the Effective Time, Parent will not, and will not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be likely to cause the transactions contemplated by this Agreement to be prevented or materially delayed.

Section 5.2 Investigation.

(a) Subject to compliance with applicable Laws, the Company will afford to Parent and to its Representatives upon reasonable advance notice from Parent reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the personnel, properties, contracts, commitments, books and records of the Company and its Subsidiaries and all other information concerning its business, operations, property and personnel as Parent may reasonably request and any report, schedule or other document filed or received by such party pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company will not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the Company, of a loss of privilege to the Company, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor will Parent or any of its Representatives be permitted to collect or analyze and environmental samples or to perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 5.2(a), Parent gains knowledge of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute a breach, Parent covenants that it will promptly so inform the Company in writing.

(b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated June 27, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(c) Parent will cause the Surviving Corporation and its Subsidiaries (and its and their successors and assigns) to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Surviving Corporation and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Principal Stockholders or their Representatives. Such inspection and copying will only be permitted, during normal business hours and upon reasonable request and upon reasonable advance written notice. Notwithstanding the foregoing, the Surviving Corporation will not be required to afford such access if it would unreasonably disrupt the operations of the Surviving Corporation or any of its Subsidiaries, would cause a violation of any agreement to which the Surviving Corporation or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the Surviving Corporation, of a loss of privilege to the Surviving Corporation, or any of its Subsidiaries or would constitute a violation of any applicable Law.

Section 5.3 Go Shop; No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, Section 5.3(c)), during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the day that is thirty (30) calendar days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their Representatives will have the right to (i) solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) an executed confidentiality agreement having provisions as to confidential treatment of information of the Company that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal), or (y) to the extent applicable, the confidentiality agreement entered into with such Person or group of Persons prior to the date of this Agreement, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. The Company will promptly (and in any event within twenty-four (24) hours) make available to the Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person or group of Persons given such access that was not previously made available to the Parent.

(b) Except as may relate to any Excluded Party until the Cut-Off Date or as permitted by this Section 5.3, after the Go-Shop Period End Date, the Company and its Subsidiaries will, and the Company will cause its and its Subsidiaries’ Representatives to, cease any activities permitted by Section 5.3(a) and any discussions or negotiations with any Person or group of Persons that may be ongoing with respect to any Alternative Proposal.

(c) Except as may relate to any Excluded Party until the Cut-Off Date or as permitted by this Section 5.3, from the Go-Shop Period End Date until the Effective Time, or, if earlier, until the termination of this Agreement in accordance with Article VII, the Company will not, will cause its Subsidiaries not to, and will use its reasonable best efforts to cause its or their respective Affiliates or Representatives not to, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an

Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person or group of Persons that has made an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person or group of Persons that has made an Alternative Proposal, except to notify such Person or group of Persons as to the existence of the provisions of this Section 5.3, (iv) approve or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement and solely in response to an unsolicited Alternative Proposal made on or after the Go-Shop Period End Date and prior to the date that is twenty (20) days after the mailing of the Information Statement to the stockholders of the Company (the “Window Shop End Date”), the Company may, with respect to the Person that has made such Alternative Proposal (i) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of the Company, and (ii) engage, participate in or facilitate any discussions or negotiations with such Person (and its Representatives) with respect to such Alternative Proposal. The Company may not take the actions described in this Section 5.3(d) unless, prior to taking any such action:

(i) the Company has (1) received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement and (2) disclosed or made available to Parent any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided or otherwise made available to Parent; and

(ii) the Company has delivered to Parent an unredacted copy of such Alternative Proposal (or, if not such Alternative Proposal is not in writing, a written summary of the material terms thereof) and an executed copy of the confidentiality and standstill agreement.

(e) In response to the receipt of a Superior Proposal that has not been withdrawn or terminated prior to the Window Shop End Date, the Company Board may withdraw, amend, modify or qualify the Company Board Recommendation (a “Change of Recommendation”) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing in this Agreement will prohibit or restrict the Company Board from making a Change of Recommendation (and if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to Section 7.1(g)) prior to the Window Shop End Date to the extent that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however that the Company may not terminate this Agreement during the period that is after the Go-Shop End Date but prior to the Window Shop End Date on account of a Superior Proposal received during such period that directly resulted from a material breach by the Company of Section 5.3(c).

(g) Following the delivery of a Termination Notice:

(i) Delivered in connection with a Superior Proposal that was delivered prior to the Go-Shop Period End Date, if Parent does not deliver to the Company prior to 12:01 a.m. (New York City time) on the date that is four (4) Business Days following the date of the Termination Notice (the “Expiration Date”) a written, binding and irrevocable proposal that the Company Board determines in good faith (taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent as provided in this Section 5.3(g)(i)), after consultation with its financial advisors and outside legal counsel, is at least as favorable to the Company and its stockholders as such Superior Proposal (a “Parent Superior Proposal”), the Company Board may in its sole discretion immediately cause the Company to terminate this Agreement pursuant to Section 7.1(g) without the need for any further action or notice by any Person; provided, however, that if a Parent Superior Proposal is delivered to the Company on or before the Expiration Date, then the Cut-Off Date shall be automatically extended (with respect to the Change of Recommendation Party) to 12:01 a.m. (New York City time) on the date that is the later of (i) the Business Day that is four (4) Business Days following the date of the Parent Superior Proposal and (ii) the Business Day that is fifteen (15) days following the Go-Shop Period End Date. For the avoidance of doubt, during such period, the Company may continue to engage in the activities described in Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) will not apply to, the Change of Recommendation Party. At the end of such period, in the event that the Company Board determines to make a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, the Company shall be permitted to terminate this Agreement pursuant to Section 7.1(g) by providing to Parent a new Termination Notice (which notice shall attach the most current unredacted version of the proposed agreement relating to such Change of Recommendation Proposal, or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions thereof); provided that the Company shall again comply with this Section 5.3(g)(i) prior to terminating this Agreement pursuant to Section 7.1(g); provided, further, that, upon the delivery of a Termination Notice in connection with this Section 5.3(g)(i) delivered after the initial Termination Notice in connection with this Section 5.3(g)(i), (x) the Cut-Off Date shall be automatically extended with respect to such Change of Recommendation Party to 12:01 a.m. (New York City time) on the later of (A) the Business Day that is four (4) Business Days following the date of any Parent Superior Proposal made following such Termination Notice and (B) the Business Day that is fifteen (15) days following the Go-Shop Period End Date.

(ii) Delivered in connection with a Superior Proposal that was delivered after the Go Shop End Date but prior to the Window Shop End Date, if Parent does not deliver to the Company prior to 12:01 a.m. (New York City time) on the Expiration Date a Parent Superior Proposal, the Company Board may in its sole discretion immediately cause the Company to terminate this Agreement pursuant to Section 7.1(g) without the need for any further action or notice by any Person; provided, however, that if a Parent Superior Proposal is delivered to the Company on or before the Expiration Date, then the Window Shop End Date shall be automatically extended (with respect to the Change of Recommendation Party), if necessary, to 12:01 a.m. (New York City time) on the Business Day that is four (4) Business Days following the date of the Parent Superior Proposal. At the end of such period, in the event that the Company Board determines to make a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, the Company shall be permitted to terminate this Agreement pursuant to Section 7.1(g) by providing to Parent a new Termination Notice (which notice shall attach the most current unredacted version of the proposed agreement relating to such Change of Recommendation Proposal, or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions thereof); provided that the Company shall again comply with this Section 5.3(g)(ii) prior to terminating this Agreement pursuant to Section 7.1(g); provided, further, that, upon the delivery of a Termination Notice in connection with this Section 5.3(g)(ii) delivered after the initial Termination Notice in connection with this Section 5.3(g)(ii), the Window Shop End Date shall be automatically extended, if necessary, with respect to such Change of Recommendation Party to 12:01 a.m. (New York City time) on the Business Day that is four (4) Business Days following the date of any Parent Superior Proposal made following such Termination Notice.

(h) Nothing contained in this Agreement will prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable Law or with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that any public disclosure made by or on behalf of the Company that refers to an Alternative Proposal will be deemed to be a Change of Recommendation unless the Company Board expressly reaffirms the Company Board Recommendation.

(i) For the avoidance of doubt, and without limitation of the rights of the Company set forth in Section 5.3(g), at any time after the Go-Shop Period End Date until 11:59 PM on the date that is fifteen (15) days thereafter (the “Cut-Off Date”), the Company may continue to engage in the activities described in Section 5.3(a)

with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) will not apply to, any Excluded Party, including with respect to any amended or modified Alternative Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

(j) The Company may waive or fail to enforce any standstill or similar provision in any confidentiality or other agreement it has entered into with any Person or group of Persons, whether prior to or after the date hereof.

Section 5.4 Stockholder Written Consent; Information Statement.

(a) As soon as practicable following the expiration of the Go-Shop Period End Date, the Company will, in accordance with the DGCL, use its reasonable best efforts to seek and obtain the Written Consent. If such Written Consent is not received by the Company and Parent within twenty-four (24) hours following the expiration of the Go-Shop Period End Date, Parent will be entitled to terminate this Agreement pursuant to Section 7.1(d).

(b) No later than ten (10) days prior to the expiration of the Cut-Off Date (as the same may be extended pursuant to Section 5.3(g)), the Company will, with the reasonable assistance (not to be unreasonably withheld, delayed, or conditioned) of Parent, prepare and file with the SEC the Information Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Information Statement prior to filing. The Company will use reasonable best efforts as promptly as reasonably practicable (and after consultation with, and the assistance of, Parent (not to be unreasonably withheld, delayed or conditioned)) to respond to any comments made by the SEC with respect to the Information Statement. The Company will provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company will cause the Information Statement (substantially in the form last filed and/or cleared) to be promptly filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be mailed to the stockholders of the Company as promptly as practicable, and in any event within five (5) days after the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, (iii) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement (the “SEC Clearance Date”), and (iv) delivery of the Written Consent.

(c) Parent will, and will use its reasonable best efforts to cause its Representatives to use their reasonable best efforts to, cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to Parent and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement.

(d) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering this information will, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, Parent and the Company will cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 5.5 Employee Matters.

(a) Salary and Wages. Parent will cause its Affiliates to continue the employment effective immediately after the Closing Date of all employees of the Company or any Company Subsidiary (the “Company Employees”), including each such employee on medical, disability, family or other leave of absence as of the

Closing Date. Until at least December 31, 2015, the continued employment immediately following the Closing Date of each such Company Employee will in each case provide compensation, including base salary or base wage rate and annual cash bonus potential (determined as a percentage of annual base salary), that is no less favorable, in the aggregate, (but excluding any equity plan program or arrangement or Parent sponsored severance plan) than the compensation provided to each such Company Employee on the Closing Date. Nothing in this Section 5.5(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Company Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period not to end before December 31, 2015, Parent will provide, and will cause its Affiliates to provide, each Company Employee with employee benefits (excluding any equity plan program or arrangement) that are substantially similar in the aggregate to the employee benefits provided by the Company to Company Employees as of the date of this Agreement.

(c) Severance. Parent will maintain, or and will cause its Affiliates to maintain, for the benefit of each Company Employee whose employment terminates at any time from the Closing Date through December 31, 2015, a severance plan or plans providing benefits, terms and conditions that are not less favorable to such employees than those provided under the Company Benefit Plan as of the Closing Date. Parent will assume, maintain and honor the Agreements set forth in Section 5.5(c) of the Company Disclosure Letter hereto and continue such agreements in accordance with the terms thereof.

(d) Employee Service Credit. Parent (i) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable Company Benefit Plan for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan; provided that Company Employees will not be entitled to the benefit of any grandfathered benefit formula that would not be provided to any employee first hired by Parent on or after the Effective Time, (ii) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable personnel policies that cover such Company Employee after the Closing Date, including any severance, vacation and sick leave, for purposes of entitlement to benefits thereunder, (iii) will allow, and cause its Affiliates to allow, such Company Employees to participate in each Company Benefit Plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iv) will credit, and cause its Affiliates to credit, the Company Employee with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plan in which they participate and any similar replacement plans.

(e) Vacation Pay and Personal Holidays. Parent will continue, and cause its Affiliates to continue, to credit to each Company Employee all vacation and personal holiday pay that the Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years) subject to Parent’s vacation day carryover policy.

(f) Labor Agreements. As of and after the Closing, subject to mutually agreed upon modifications by the Parties thereto, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such contracts are in effect) to be bound by the agreements set forth in Section 3.10(m) of the Company Disclosure Letter.

(g) Certain Commitments. From and after the Effective Time, Parent will, and will cause its Affiliates to, treat the Transactions as constituting a “change in control,” “change of control” or similar terms under the Company Benefit Plans and such compensation and severance arrangements or agreements.

(h) Bonus Plans. Parent will, and will cause its Affiliates to, operate all annual bonus arrangements other than the Performance Retirement Contribution Plan (collectively, “Bonus Plans”), as applicable, for 2014 in accordance with the terms established in the ordinary course of business as of the date of this Agreement; provided that, to the extent applicable, performance goals under such Bonus Plans established in the ordinary course of business will be reasonably adjusted by Parent in good faith to reflect the consummation of the

Transactions. If the Effective Time occurs during or after December 2014, the Company will be permitted to establish annual bonus plans for 2015, based upon targets and goals determined using comparable methodology and business measurements as used for the 2014 Bonus Plans. In addition, if the Effective Time occurs in the 2015 calendar year, all Bonus Plans for Company Employees for 2015 will be continued in accordance with their terms and will be reasonably adjusted by Parent in good faith to reflect consummation of the Transactions. The Performance Retirement Contribution Plan will be continued following the Effective Time through December 31, 2015, and contributions will be made, in accordance with the terms thereof based on actual performance. Company performance in respect of calculations made under the Performance Retirement Contribution Plan for the calendar year 2014 and/or 2015 will be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement (including any expenses or costs related to restructurings undertaken in anticipation of the transactions contemplated by this Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

(i) No Third Party Beneficiaries. Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Company Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 5.5(h). For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

(j) Local Employment Laws. The Company and Parent shall fully comply with their information and consultation obligations related to the transaction towards any employee representative bodies, as per applicable Law, and nothing in this Section 5.5 is intended to abrogate requirements set forth in the Laws of the jurisdiction in which a Company Employee is employed concerning employment, compensation or employee benefits.

Section 5.6 Reasonable Best Efforts; Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto will use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all necessary actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals and expiration or termination of waiting periods, including the Regulatory Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event will any Party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions in this Agreement, provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, (x) but in no event less than ten (10) Business Days after the date hereof, file any and all required notifications under the HSR Act and (y) promptly make all the required filings (or, if required by applicable Governmental Entities, drafts thereof) under any other Regulatory Law with respect to the Transactions, and use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals, and expiration or termination of waiting periods are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions (“Regulatory Consents”) and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by any such Governmental Entity, and (iv) notwithstanding any other provision in this Agreement, shall offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End Date; provided, that neither the Company nor any of its Subsidiaries will become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub will not, and will cause their Subsidiaries not to, take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or other applicable Regulatory Laws.

(c) The Company, Parent and Merger Sub will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions (aside from Item 4(c) and 4(d) documents and other comparable materials), and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company, Parent and Merger Sub will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 will limit a Party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such Party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation will become applicable to the Transactions, including, for the avoidance of doubt, Section 203 of the DGCL, each of the Company and Parent and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.8 Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement will be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and will not issue any such press release or other public statement or comment prior to such consultation except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party will not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party) or (b) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, that the restrictions in this Section 5.8 will not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation.

Section 5.9 Indemnification and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements, arrangements and understandings of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify (or permit to be amended, repealed or modified) any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and by-laws (or the certificate of incorporation and bylaws or similar organizational documents of any of the Company’s Subsidiaries) in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such six-year period will continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent will assume, be jointly and severally liable for, and will cause the Surviving Corporation and its Subsidiaries to honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b) Each of Parent and the Surviving Corporation will, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time (including acts or omissions in connection with such Person serving as an officer, director or other fiduciary of any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries). In the event of any such Action, at and after the Effective Time, Parent will assume the defense of such Action and Parent and the Indemnified Party will cooperate in the defense of any such Action. Parent will not settle any such Action without the prior written consent of the Indemnified Party unless Parent assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party will not settle any such Action without the prior written consent of Parent (which will not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent and such settlement does not contain any admission detrimental to Parent.

(c) For a period of six (6) years from the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time covering, without limitation, the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other Party will have any further obligation to purchase or pay for insurance hereunder.

(d) Parent will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with an applicable standard under applicable Law or under any applicable organizational documents or indemnification agreements, as the case may be, will be made, at the request of such Indemnified Party, by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.9.

Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company will be entitled to take all such steps as may reasonably be necessary and permitted to cause the Transactions, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Control of Operations. Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Share Acquisition Prohibition. Prior to the Closing, Parent and Merger Sub will not, directly or indirectly, purchase (or otherwise acquire beneficial ownership (as defined in the Exchange Act Rule 13d-3) or record ownership of) any shares of Company Common Stock. Parent and Merger Sub will cause each of their respective Affiliates to comply with this Section 5.12 as if each such Affiliate was Parent and was party to this Agreement.

Section 5.13 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, timely obtain, maintain and enforce its rights in respect of the Financing on the terms and conditions described in the Debt Commitment Letters, and will not permit any amendment and the requirements set forth above or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters if such amendment, supplement, modification or waiver would (i) reduce the aggregate amount of the Financing, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in the case of either clause (i) or (ii) above, in a manner that would reasonably be expected to (A) delay (other than a de-minimus delay), impede (other than a de-minimus impediment) or prevent the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions; provided, however, that Parent and Merger Sub may (i) amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement or (ii) otherwise amend or replace the Debt Commitment Letters so long as (v) such amendment or replacement do not impose terms or conditions that would reasonably be expected to delay, impede or prevent the Closing, (w) the terms are not, taken as a whole, less beneficial to Parent or Merger Sub, than those in the Debt Commitment Letters as in effect on the date of this Agreement or impose incremental conditions (or expand existing conditions) to funding thereunder as compared to the Debt Commitment Letters in effect as of the date hereof (x) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Financing agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letters and Fee Letter as in effect on the date hereof or in the definitive debt agreements, (y) reduce the aggregate amount of the Debt Financing and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Debt Commitment Letters as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Debt Commitment Letters will be deemed to be “Financing” as such term is used in this Agreement. Parent will keep the Company reasonably informed of any such amendment, modification, supplement or replacement, including promptly providing copies of all such drafts and related final documentation. Parent will use its reasonable best efforts to (I) maintain in effect the Debt Commitment Letters (including any definitive agreements entered into in connection therewith), (II) satisfy on a timely basis (taking into account the Marketing Period) all conditions in the Financing Agreements applicable to Parent and Merger Sub to obtaining the Financing as promptly as practicable, (III) negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters as promptly as practicable (such definitive agreements, together with the Debt Commitment Letters, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (IV) consummate the Financing at or prior to the Closing and (V) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Financing to fund in accordance with their respective commitments if all conditions to funding the Financing in the applicable Financing Agreements have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (A) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and terms of the Financing Agreements for the Financing and (B) providing copies of the current drafts of all such Financing Agreements. If any portion of that amount of the Financing becomes reasonably likely to be unavailable on the terms and conditions contemplated by the applicable Financing Agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. In such event, (1) the term “Financing” will be deemed to include the Alternative Financing, (2) the term “Debt Commitment Letters” will be deemed to include any commitment letters, engagement letters and fee letters with respect to any such alternative debt financing and (3) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing. Notwithstanding anything contained in this Section 5.13 or in any other provision of this Agreement, in no event will Parent or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or (ii) to consummate the Closing any earlier than the final day of the Marketing Period. For the avoidance of doubt, Parent will, directly or indirectly, make all proceeds of the Debt Financing received by Parent available to Merger Sub as are required for Merger Sub to perform its obligations hereunder.

(b) The Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 5.13(c), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Parent and the Financing Sources promptly with all Required Information to the extent it is available to the Company and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents, (iii) having the Company designate a member of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and potential lenders in the Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters, (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, if applicable, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee documents, hedging agreements and other certificates and documents as may be reasonably requested by Parent, (vii) obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Financing, (viii) obtaining from the Company’s existing banking lenders customary payoff letters, lien releases, instruments of termination or discharge and (ix) cooperating with Parent to satisfy the conditions precedent to the Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that no obligation of the Company or any Company Subsidiary under any certificate, document, agreement or instrument (other than the representation letters referred to above) will be effective until the Effective Time and, none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing prior to the Effective Time. In connection with the foregoing, the Company will file with the SEC all Company Reports for the annual and quarterly fiscal periods ending on and after September 30, 2014 not later than (i) 90 days following the end of the Company’s fiscal year, in the case of annual reports on Form 10-K and (ii) 45 days following the end of each fiscal quarter of the Company, in the case of quarterly reports on Form 10-Q, all of which such Company Reports will be Compliant. The Company hereby consents to the use of the Company Subsidiaries’ logos in connection with the Financing in a form and manner agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will, upon reasonable request of Parent, use its reasonable best efforts to upon obtaining knowledge thereof promptly update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(c) Notwithstanding the requirements of Section 5.13(b), (i) solely Parent will be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, the Company will provide Parent with customary reasonably available financial and other information relating to the Company and its Subsidiaries reasonably requested by Parent to allow Parent to prepare such pro forma financial information) and any financial projections of the Company for and after the Effective Time, (ii) neither the Company nor any Company Subsidiary or their respective Representatives will be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Effective Time, (iii) nothing herein will require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any Company Subsidiary, (iv) none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, (v) nothing herein will require cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by Parent, (vi) delivery of any financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or has ended less than forty-five (45) days prior to the date of such request (or in the case of annual financials, ninety (90) days) or delivery of projections, (vii) delivery of any legal opinions or any certificate as to solvency, or (viii) the taking of any action that would conflict with or violate (x) the Company Charter or Company Bylaws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the Effective Time or (y) any applicable Laws.

(d) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by

Section 5.13(b). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.13(d)) and any information used in connection therewith.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VI.

Section 5.14 Transaction Litigation. The Company will give Parent prompt notice of any Action commenced against the Company or its directors, officers, managers, partners or Affiliates (except in the case of any Action commenced by Parent, Merger Sub or their respective Affiliates) relating to this Agreement or the Merger (collectively, “Transaction Litigation”). The Company will reasonably consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 5.14, the Parties will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the Company will not be required to take any action that it determines, after consultations with the Company’s legal counsel, may result in the loss of any attorney-client privilege or other applicable legal privilege; provided, that, if any information is withheld pursuant to the foregoing proviso, the Company will inform Parent as to the general nature of what is being withheld in a manner that the Company determines, after consultation with legal counsel, would not result in a loss of attorney-client or other legal privilege and the Parties will use reasonable best efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege. Notwithstanding the foregoing, none of the Company, the Company Subsidiaries or their respective directors, officers, managers or partners will be required to take any action pursuant to this Section 5.14 that would unreasonably disrupt the operations of the Company or the Company Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger will be subject to the fulfillment (or written waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Company and Parent will have received duly executed copies of the Written Consent.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger will have been entered and will continue to be in effect and no Governmental Entity of competent jurisdiction will have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) The Regulatory Consents under each of (i) the HSR Act, (ii) the foreign antitrust or competition clearances set forth in Section 3.4 of the Company Disclosure Letter, and (iii) any other foreign antitrust or competition clearances in any foreign country in which Parent and the Company mutually agree is required in connection with the Merger, in each case, has been obtained.

(d) The Information Statement will have been mailed to the Company’s stockholders, twenty (20) days will have elapsed since such mailing, and the consummation of the Merger will be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification will be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification will be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent will have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Parent will have deposited, or will have cause to be deposited, the amounts contemplated by Section 2.2(a) with the Exchange Agent.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or written waiver by Parent) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification will be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification will be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a) and the last sentence of Section 3.2(a) will be true and correct in all material respects); provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company will have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred any event or events that have had or are reasonably likely to have a Company Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 and 6.3, as the case may be, to be satisfied if and to the extent such failure was caused by such Party’s breach of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Transactions.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after delivery of the Written Consent:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time will not have occurred on or before April 30, 2015 (the “End Date”) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the Merger on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 will have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 6.1(b) or Section 6.1(c)), then the Company or Parent can (each in its sole discretion) extend the End Date to May 31, 2015, by providing written notice to the other Party on or before the End Date, in which case May 31, 2015 will be the End Date for all purposes under this Agreement;

(c) by either the Company or Parent if an injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction will have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) will have used its best efforts to remove such injunction;

(d) by the Company or Parent, if the Written Consent has not been delivered to the Company and Parent within twenty-four (24) hours after the Go-Shop Period End Date; provided, however, (x) the Company may not exercise this termination right under this Section 7.1(d) until the day that is the fifth (5th) Business Day following the day that is twenty-four (24) hours after the Go-Shop Period End Date and (y) that this Section 7.1(d) will cease to have any force and effect upon receipt of a copy of the Written Consent by the Company and Parent;

(e) by the Company, if Parent will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date; provided, that the Company will have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform;

(f) by Parent, if the Company will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date; provided, that Parent will have given the Company written notice, delivered at least thirty (30) days prior to such termination, notifying the Company of such breach or failure to perform; or

(g) by the Company, if the Company Board has (i) concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that in light of a Superior Proposal, it would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to make the Company Board Recommendation or to fail to effect a Change of Recommendation in a manner adverse to Parent; provided, however, that the Company (i) will have given Parent written notice (a “Termination Notice”) of its intention to terminate this Agreement pursuant to this Section 7.1(g), which notice will attach the most current unredacted version of the proposed agreement relating to such Superior Proposal (or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions of such

Superior Proposal, including the identity of the Person or group of Persons making such Superior Proposal (such Person or group of Persons, the “Change of Recommendation Party”)) and (ii) complied with the provisions of Section 5.3(g).

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement will terminate (except for the Confidentiality Agreement referred to in Section 5.2, this paragraph and the provisions of Section 7.2 and Article VIII), and there will be no other liability or obligation on the part of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to the other except (i) as provided for in the Confidentiality Agreement, (ii) subject, in all respects, to the limitations set forth in Section 7.2, as arising out of the fraud of the Company or a Company Material Breach, or (iii) as arising out of the fraud of Parent or Merger Sub, intentional breach of this Agreement by Parent or Merger Sub, or the failure of Parent or Merger Sub to fulfill a condition to the performance of the obligations of the Company or failure of Parent or Merger Sub to perform an agreement or covenant hereof, in which case, Parent or Merger Sub will not be relieved of any liability to the Company, whether in Law or in equity, as a result of such failure or breach. Notwithstanding any provision of this Agreement to the contrary, and subject, in all respects, to the limitations set forth in Section 7.2, (x) the Company’s aggregate liability under this Agreement will not exceed under any circumstances $62,804,683 in the aggregate (the “Company Maximum Liability Amount”), (y) the Company shall under no circumstances be liable to pay money damages, on the one hand, and the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses, on the other hand and (z) the Company shall under no circumstances be liable to pay money damages in the event that any of the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses is payable hereunder.

Section 7.2 Termination Fee. Notwithstanding any provision in this Agreement to the contrary:

(a) If (i) prior to the termination of this Agreement, any Alternative Proposal (substituting 80% for the 25% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at or prior to, the Cut-Off Date, (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d) and (iii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for such Qualifying Transaction will have been entered into with the Person or group of Persons who proposed such Qualifying Transaction that was existing at the Cut-Off Date, or any Affiliate thereof, and in any instance such Qualifying Transaction shall have been consummated, then the Company will pay to Parent a fee of $62,804,683 (the “Termination Fee”) less the amount of Parent Expenses payable pursuant to this Section 7.2, if any, in cash, substantially concurrently with the consummation of such Qualifying Transaction.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) and (ii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for the consummation of a Qualifying Transaction will have been entered into with the Person or group of Persons who made the Superior Proposal that was existing at the time of such termination, or any Affiliate thereof, and in any instance such Qualifying Transaction shall have been consummated, then the Company will pay to Parent a fee of:

(i) $35,888,391 (less the amount of Parent Expenses, if any, paid pursuant to this Section 7.2) if such termination results from the Company’s consummation of a Qualifying Transaction that was in response to an Alternative Proposal first received by the Company during the Go-Shop Period or was otherwise consummated with an Excluded Party; and

(ii) $62,804,683 (less the amount of Parent Expenses, if any, paid pursuant to this Section 7.2) if such termination results from the Company’s consummation of a Qualifying Transaction that was in response to an Alternative Proposal not received by the Company during the Go-Shop Period and that was not otherwise consummated with an Excluded Party (the amount set forth in clauses (i) or (ii) above, as applicable, the “Change of Recommendation Termination Fee”).

If this Agreement is terminated pursuant to Section 7.1(d) or a Termination Fee is otherwise payable, the Company will pay within five (5) Business Days following termination as directed by Parent up to $6,000,000 in reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub and their respective Affiliates and Representatives related to the transactions contemplated by this Agreement (the “Parent Expenses”).

(c) In consideration of the payment by the Company of the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses, if and solely to the extent permitted by this Section 7.2, Parent and Merger Sub unconditionally and irrevocably agree to (and will cause their respective Affiliates and each of the foregoing’s respective Representatives to) not exercise, and waive, any and all claims and rights it or they may have against the Company and its direct and indirect stockholders relating to or arising out of this Agreement or the transactions contemplated hereby (and the Company’s Subsidiaries and its and their respective directors, officers, employees, stockholders and Representatives) will have no further liability to Parent or Merger Sub under this Agreement or with respect to transactions contemplated by this Agreement to Parent or its stockholders or Merger Sub, with such payment to be made substantially concurrently with the consummation of such Qualifying Transaction. Any such payment will be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Notwithstanding any provision of this Agreement to the contrary, (i) the right of specific performance, if and solely to the extent permitted by Section 8.6, or (ii) the ability of Parent to receive the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses from the Company, if and solely to the extent permitted by this Section 7.2, will be the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub and any other Person against the Company (or the Company’s Affiliates or its and their respective directors, officers, employees, stockholders and Representatives) for any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection with or related to this Agreement or the transactions contemplated hereby, and, in the event the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses are due and payable, if and solely to the extent permitted by this Section 7.2, upon payment thereof, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) will have no further liability or obligation to Parent, Merger Sub, their respective Affiliates or any of the foregoing’s respective directors, officers, employees, stockholders or Representatives. Notwithstanding any provision of this Agreement to the contrary, under no circumstances will Parent or Merger Sub together be permitted or entitled to receive (A) both a grant of specific performance, on the one hand, and the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses, on the other hand, (B) the Change of Recommendation Termination Fee and the Termination Fee or (C) more than one Change of Recommendation Termination Fee or more than one Termination Fee. The Parties acknowledge and agree that in no event will Parent or Merger Sub seek to recover any money damages other than the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses (and such Change of Recommendation Termination Fee, Termination Fee or Parent Expenses will be payable if and solely to the extent it is required to be paid under this Section 7.2).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. All representations and warranties, covenants and agreements set forth in this Agreement, or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time, other than (a) the covenants and agreements of the parties contained in this Article VIII and in Article II and in Section 5.5 and Section 5.9 and in Section 5.13(b) and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which will survive the consummation of the Merger until fully performed. The Parties acknowledge and agree that from and after the Closing they will not be permitted to make, and no Party will have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to Closing. In furtherance of the foregoing, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to Closing set forth herein or otherwise relating to the Company, any Subsidiary of the Company (directly or indirectly) or the subject matter of this Agreement that such Party may have against the other Parties hereto or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions will be paid by the Party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Information Statement (including applicable SEC filing fees), and all fees paid in respect of any HSR, Regulatory Law or other regulatory filing will be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic means or otherwise) to the other parties.

Section 8.4 Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 8.5 Governing Law; Jurisdiction; Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to specifically enforce the terms of this Agreement. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.7.

Section 8.8 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Eastman Chemical Company

200 South Wilcox Dr.

Kingsport, TN 37622

Facsimile: (423) 229-1351

Attention:	David Golden, Senior Vice President, Chief Legal Officer and Corporate Secretary
Email:	dgolden@eastman.com

with copies to (which will not constitute notice but will be required for proper notice to be given) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attention:	William B. Rowland Sterling Spainhour

Facsimile: (404) 581-8330

Email:	wbrowland@jonesday.com sspainhour@jonesday.com

To Company:

Taminco Corporation

7450 Windsor Drive

Allentown, PA 18195

Facsimile:

Attention:	Edward Yocum, General Counsel
Email:	edward.yocum@taminco.com

with copies to (which will not constitute notice but will be required for proper notice to be given) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-4900

Attention:	Taurie M. Zeitzer, P.C. Gareth P. Clark
Email:	taurie.zeitzer@kirkland.com gareth.clark@kirkland.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersede and cancel all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except (a) for the provisions of Section 2.1(a) (which will be for the benefit of holders of Company Common Stock as of the Effective Time), Section 5.5 (which will be for the benefit of the Company’s current and former employees), Section 5.9 (which will be for the benefit of the Indemnified Parties), Section 5.13(c)(iv) (which will be for the benefit of the Persons set forth therein) and Section 5.2(c) (which will be for the benefit of the Principal Stockholders) and (b) that the Company will have the right to pursue damages on behalf of its stockholders in the event of Parent’s or Merger Sub’s fraud or breach or wrongful termination of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its stockholders will be determined by reference to the total amount that would have been recoverable by the holders of Company Common Stock if all such holders brought an action against Parent and Merger Sub and were recognized as intended third-party beneficiaries hereunder, which right is hereby acknowledged by Parent and Merger Sub, is for the sole benefit of the parties hereby and their permitted assigns and nothing in this Agreement is intended to and will not confer upon any Person other than the parties hereto any rights or remedies hereunder. The Parties agree and acknowledge that the Financing Sources are third party beneficiaries of the provisions of Sections 8.5 and 8.13.

Section 8.12 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.13 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of such parties. Consequently, Persons other than the parties hereto (and, as applicable, the Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.13 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after the Company and Parent’s receipt of the Written Consent, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. No amendments or modifications in respect of any provisions of which the Financing Sources are made a third party beneficiary pursuant to Section 8.11 will be made without the written consent of the Financing Sources. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include any undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.15 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.16 Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter will not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor will it be construed as or constitute an admission or agreement that such information is material to the Company. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter (including the listing of items on any Company Disclosure Letter although such items may not necessarily be required to be included in such Company Disclosure Letter because of the dollar thresholds set forth in this Agreement). Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person will use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business consistent with past practice, and no Person will use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business consistent with past practice for purposes of this Agreement.

Section 8.17 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Any references in this Agreement to “dollars” or “$” will be to U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.18 No Personal Liability. Each of Parent and Merger Sub acknowledges and agrees that it has no right of recovery against, and no personal liability will attach to, in each case with respect to any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection with or related to this Agreement or the Transactions, of Parent, Merger Sub or any of their respective Representatives, (a) any of the former, current or future Representatives, stockholders, Affiliates or assignees of the Company or (b) any Principal Stockholder or any of its Affiliates, and any of their respective former, current or future Representatives, stockholders, limited partners, general partners, affiliates or assignees, in each case, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 8.19 Definitions. For the purposes of this Agreement:

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Alternative Financing” has the meaning set forth in Section 5.13(a).

“Alternative Proposal” will mean any bona fide proposal or offer made by any Person or group of Persons (other than Parent and its Affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of Persons of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any Person or group of Persons of more than twenty-five percent (25%) of the outstanding shares of Common Stock or more than twenty-five percent (25%) or more of the voting power represented by the Common Stock.

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Approval” has the meaning set forth in Section 3.10(b).

“Bonus Plans” has the meaning set forth in Section 5.5(h).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Recommendation” has the meaning set forth in Section 5.3(e).

“Change of Recommendation Party” has the meaning set forth in Section 7.1(g).

“Change of Recommendation Termination Fee” has the meaning set forth in Section 7.2(b)(ii).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in Section 2.3(b).

“Company Board Recommendation” has the meaning set forth in Section 3.3(a).

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means such facts, circumstances, events or changes that, individually or in the aggregate, are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company or its Subsidiaries operate or the economy or the credit, financial or securities markets Company or its Subsidiaries operates, including regulatory, legal, tax, business and political conditions or developments and changes in rates of foreign exchanges in currency or interest rates, (b) any decline in the market price or trading volume of the Company Common Stock or other securities or indebtedness of the Company, or (c) resulting from (i) the negotiation, execution, announcement or the existence of, or performance or compliance with or pendency of, this Agreement or any of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, stockholders, customers, suppliers, distributors, lenders, collaboration partners, other commercial relations or regulators, (ii) any threatened, pending or initiated litigation or other legal or administrative action, suit or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the announcement, pendency or performance of the transactions contemplated by this Agreement, (iii) changes in applicable Law, GAAP, accounting standards or the enforcement or authoritative interpretations thereof, (iv) the identity of Parent or any of its Affiliates as the acquiror of the Company or any effect resulting from any statement made by Parent or any of its Affiliates concerning the Company, or any employees, customers or suppliers of the Company, or otherwise relating to the transactions contemplated by this Agreement, (v) compliance with the terms of, or the taking of any action pursuant to, this Agreement or with the consent or at the direction of Parent, the failure to take any action prohibited by this Agreement or that is not taken as a result of a failure of Parent to consent to any action requiring Parent’s consent under this Agreement, or the taking of any action by Parent or Merger Sub, (vi) exercise by the Company of its rights pursuant to Section 5.4, (vii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God, terrorism, armed hostilities, sabotage, war or other comparable events or any escalation or worsening of armed hostilities, sabotage, war or other comparable event, (viii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (ix) any change in the cost, availability or other terms of any financing necessary for Parent to consummate the transactions contemplated by this Agreement or (d) to which Parent or Merger Sub has knowledge as of the date hereof; provided, however, that with respect to clauses (a), (c)(iii) and (c)(iv) of this definition such facts, circumstances, events or changes do not (A) primarily relate only to (or have the effect of primarily relating only to) the Company and the Company Subsidiaries or (B) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies operating in the industries in the countries in which the Company and the Company Subsidiaries operate.

“Company Material Breach” means the intentional, wilful and material breach by the Company of Section 5.3 or Section 5.13(b) undertaken with the knowledge and intention that such action or inaction would result in a material breach or failure of Section 5.3 or Section 5.13(b); provided that notwithstanding anything to the contrary herein, (x) no breach or failure to perform shall constitute a “Company Material Breach” unless and until the Company has been given (i) prior written notification by Parent specifying in reasonable detail the nature of the breach or failure and (ii) a reasonable opportunity to cure (and in no event less than five (5) Business Days) any such breach or failure and (y) under no circumstances shall the aggregate liability of the Company under this Agreement exceed the Company Maximum Liability Amount.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Maximum Liability Amount” has the meaning set forth in Section 7.1.

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company Reports” has the meaning set forth in Section 3.5.

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” has the meaning set forth in Section 2.3(a).

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (d) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (i) a registration statement using such financial statements to be declared effective by the SEC and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“Cut-Off Date” has the meaning set forth in Section 5.3(j).

“Debt Commitment Letters” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any Permits required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health from exposure to Hazardous Substances or protection of the Environment or natural resources.

“Environmental Liability” means any liability, duty, requirement or obligation arising under any Environmental Law or Environmental Authorization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.4.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Parent Credit Facility” means Parent’s current $1 billion revolving credit facility expiring October 2018 pursuant to that certain Amended and Restated Five-Year Credit Agreement, dated as of October 31, 2013, amended December 20, 2013, among Parent, Citibank N.A., as administrative agent and other lenders and agents thereto.

“Excluded Party” will mean any Person or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a written Alternative Proposal that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided, however, any group of Persons shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, those Persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

“Expiration Date” has the meaning set forth in Section 5.3(g).

“Export Control Laws” has the meaning set forth in Section 3.17(c).

“Financing” has the meaning set forth in Section 4.12.

“Financing Agreements” has the meaning set forth in Section 5.13(a).

“Financing Source” means, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letters or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“GAAP” means U.S. generally accepted accounting principles.

“Go-Shop Period End Date” has the meaning set forth in Section 5.3(a).

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” or otherwise regulated under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated byphenyls and urea formaldehyde.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Information Statement” has the meaning set forth in Section 3.4.

“Injunction” has the meaning set forth in Section 3.3(b).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (h) all databases and data collections, (i) all other proprietary rights (including moral rights) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means Internal Revenue Service.

“knowledge,” when used with respect to a Party, means the actual knowledge of the persons holding the following titles, or if there is none, people holding equivalent positions, at the applicable entity: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” has the meaning set forth in Section 3.3(b).

“Liens” has the meaning set forth in Section 3.2(c).

“Marketing Period” means the first period of 20 consecutive days throughout and on the last day of which (a) Parent, Merger Sub and their Financing Sources will have received the Required Information, and such Required Information is Compliant, and (b) all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 20 day period. Notwithstanding the foregoing, the “Marketing Period” will not commence and will be deemed not to have commenced if, on or prior to the completion of such consecutive 20 day period, (i) the Company will have announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, (ii) the Company will have failed to file any report with the SEC when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed, or (iii) the Required Information would not be Compliant throughout and on the last day of such 20 day period, in which case a new 20 day period will commence upon Parent (except in respect Required Information which is not Compliant as a result of clause (c) in the definition of Compliant therefore in which case the period will return five (5) business days after any such update), Merger Sub and their Financing Sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new 20 day period. If the Company will in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in that notice, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information Parent reasonably believes the Company has not delivered). Notwithstanding the foregoing, the Marketing Period shall not include any day from and including (i) November 22, 2014 through and including November 30, 2014, (ii) December 20, 2014 through and including January 4, 2015 and (iii) August 22, 2015 through and including September 7, 2015.

“Measurement Date” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” means the Bylaws of Merger Sub.

“Merger Sub Charter” means the Certificate of Incorporation of Merger Sub.

“Non-U.S. DB Plan” has the meaning set forth in Section 3.10(l).

“Offering Documents” has the meaning set forth in Section 5.13(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Charter” means the Certificate of Incorporation of Parent.

“Parent Expenses” has the meaning set forth in Section 7.2.

“Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that (a) has a material adverse effect on the ability of either Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement or (b) would prevent or materially delay the consummation by the Parent of the Transactions.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Parent Superior Proposal” has the meaning set forth in Section 5.3(g).

“Party” means collectively the Company, Parent and Merger Sub.

“Pension Plan” has the meaning set forth in Section 3.10(a).

“Permits” has the meaning set forth in Section 3.11.

“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (d) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the guidance promulgated there under.

“Principal Stockholders” has the meaning set forth in the Recitals.

“Qualifying Transaction” has the meaning set forth in Section 7.2.

“Regulatory Agency” means (a) any state or federal regulatory authority, (b) the SEC, and (c) any foreign regulatory authority.

“Regulatory Approval” means any authorization, consent or approval of, or filing with or in compliance with the DGCL, the Exchange Act, the Securities Act, or a Regulatory Law.

“Regulatory Consents” has the meaning set forth in Section 5.6(b).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state, international, supranational or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Release” means any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable Party.

“Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.

“Required Information” means (A) the financial statements required pursuant to paragraph (b)(iii) and (iv) on Annex II of the Debt Commitment Letter (as in effect on the date hereof); provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of clause (A), and (B) all other customary financial information of the Company and its Subsidiaries that is specifically requested by the Parent from the Company and that is reasonably available to or readily obtainable by the Company and consists of financial statements or other data to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary (for high yield debt securities) “high-yield road show”, (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” and any Compensation Discussion and Analysis required by Item 402 of Regulation S-K), and all other data (including selected financial data) that would be necessary for any investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering.

“Response” has the meaning set forth in CERCLA.

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.4(b).

“Section 262” has the meaning set forth in Section 2.1(d).

“Securities Act” has the meaning set forth in Section 3.4.

“Share” has the meaning set forth in Section 2.1(a).

“Subsidiary” has the meaning set forth in Section 3.1(c).

“Superior Proposal” will mean an Alternative Proposal made by any Person or group of Persons on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company’s Board of Directors considers to be appropriate, including all legal, regulatory and financial aspects (including certainty of closing), to be more favorable to the Company and its stockholders than the Transactions. Notwithstanding the foregoing, an Alternative Proposal shall not be deemed to be a “Superior Proposal” unless there is no financing contingency.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments in each case in the nature of a tax and imposed by a governmental authority, together with all penalties, and additions and interest thereto, whether disputed or not, and whether liability is imposed directly or by virtue of an obligation to indemnify or otherwise assume or succeed to the Taxes of another person.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, and including any amendment thereof in each case filed with a governmental authority.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.2.

“Termination Notice” has the meaning set forth in Section 7.1(g).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Litigation” has the meaning set forth in Section 5.14.

“Transactions” has the meaning set forth in the Recitals.

“Welfare Plan” has the meaning set forth in Section 3.10(a).

“Window Shop End Date” has the meaning set forth in Section 5.3(d).

“Written Consent” has the meaning set forth in the Recitals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EASTMAN CHEMICAL COMPANY

By:	/s/ David A. Golden
Name:	David A. Golden
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

STELLA MERGER CORP.

By:	/s/ Clark L. Jordan
Name:	Clark L. Jordan
Title:	Vice President and Secretary

TAMINCO CORPORATION

By:	/s/ Laurent Lenoir
Name:	Laurent Lenoir
Title:	Chief Executive Officer

TAMINCO CORPORATION

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Chief Financial Officer

EXHIBIT A

Stockholder Written Consent

TAMINCO CORPORATION

Action by Written Consent of the Stockholders

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholders of Taminco Corporation, a Delaware corporation (the “Company”), representing the holders of at least a majority of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, constituting the requisite vote of the stockholders of the Company, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DO HEREBY CONSENT to the adoption of, and DO HEREBY ADOPT the following resolutions in lieu of a meeting of stockholders. This written consent may be executed in one or more counterparts.

WHEREAS, the Board of Directors of the Company (the “Board”) has entered into that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, including the exhibits and schedules thereto, the “Merger Agreement”), dated as of September __, 2014, by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved the Merger Agreement and the transactions contemplated thereby (including, but not limited to the Merger, collectively, the “Transactions”), and has declared that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of the Company’s stockholders;

WHEREAS, the Board recommends that the Company’s stockholders approve the Merger Agreement and the Transactions;

WHEREAS, the undersigned stockholders have been afforded an opportunity to review the Merger Agreement, have been afforded the opportunity to ask questions of the Company regarding the Merger Agreement and the Transactions and are aware of all material facts related to the Merger Agreement and the Transactions;

WHEREAS, the undersigned hereby acknowledge that, notwithstanding the delivery of this written consent, the Board may effect a Change of Recommendation (as defined in the Merger Agreement) and terminate the Merger Agreement in the manner provided in the Merger Agreement; and

WHEREAS, the undersigned hereby acknowledge that the Merger Agreement provides that, notwithstanding anything contained therein to the contrary, the Merger Agreement may be terminated and abandoned at any time prior to the Effective Time (as defined therein), whether before or after delivery of the Written Consent (as defined therein), in the manner provided therein.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Company hereby adopt the Merger Agreement and approve the Transactions, in accordance with Section 251 of the General Corporation Law;

FURTHER RESOLVED, that each undersigned stockholder hereby waives all appraisal rights under Section 262 of the General Corporation Law to which such stockholder would otherwise be entitled in

Ex. A-1

connection with the Merger Agreement and the Transactions with respect to all shares of stock of the Company held by such undersigned stockholder;

FURTHER RESOLVED, that, in addition to the specific authorizations set forth in the foregoing resolutions, the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to do and perform or cause to be done and performed, all such further acts, deeds and things, to pay or cause to be paid, all fees, costs and expenses, and to make, execute, file and deliver or cause to be made, executed, filed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Company or otherwise as any such officer deems necessary, desirable or advisable in order to effectuate or carry out fully and expeditiously the purpose and intent of the foregoing resolutions, and the payment of any such amounts or the execution by any such officers of any such agreements, undertakings, documents, instruments or certificates, or the doing by any of them of any act in connection with the foregoing matters, shall be conclusive evidence of their authority therefor and the approval of the fees, costs and expenses so paid, the agreements, undertakings, documents, instruments or certificates so executed, the filings so made and the actions so taken;

FURTHER RESOLVED, that the Board may terminate the Merger Agreement and may abandon the Merger Agreement and the Transactions contemplated thereby in accordance with the terms thereof at any time prior to the Effective Time, notwithstanding delivery of this written consent.

FURTHER RESOLVED, that any and all actions heretofore taken by the Board or any officer or representative of the Company in connection with any transaction or objectives approved in any or all of the foregoing resolutions, including the execution and delivery of the Merger Agreement, are hereby approved, ratified and confirmed in all respects and any and all actions hereafter to be taken by the Board or any officer or representative of the Company in furtherance of the objectives of the foregoing resolutions are hereby authorized, approved and ratified in all respects; and

FURTHER RESOLVED, that the Secretary of the Company is hereby directed to file a copy of this written consent with the minutes of the proceedings of the Company and to deliver a notice to any stockholder of the Company who did not execute this written consent in accordance with Section 228 of the DGCL.

[Signatures on the Following Page]

Ex. A-2

The undersigned, by executing this written consent in the space provided below, do hereby consent to the adoption of, and do hereby adopt the foregoing resolutions, and direct that this written consent be filed with the minutes of the proceedings of the Company, and agree that the actions set forth in the foregoing preambles and resolutions shall have the same force and effect as if taken at a duly constituted meeting of the stockholders of the Company.

[STOCKHOLDER]

Dated: , 2014	By:
Name:

Title:

[STOCKHOLDER]

Dated: , 2014	By:
Name:

Title:

[Dated: , 2014	]

[Dated: , 2014	]

Ex. A-3

EXHIBIT B

Surviving Corporation Charter

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAMINCO CORPORATION

SEPTEMBER [—], 2014

FIRST: The name of the corporation (the “Corporation”) is Taminco Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock, with a par value of $0.01 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Ex. B-1

EXHIBIT C

Surviving Corporation Bylaws

AMENDED AND RESTATED

BYLAWS

OF

TAMINCO CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the corporation entitled to vote at the meeting, and shall be held at such date and time, within or outside the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the corporation.

Section 1.3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

Section 1.4. Stockholder Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.5. Quorum. Except as otherwise provided by law or the corporation’s certificate of incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the

Ex. C-1

President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

Section 1.7. Voting; Proxies; Required Vote. At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after one (1) year from its date, unless the proxy provides for a longer period), and shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the corporation on the applicable record date fixed pursuant to these bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the certificate of incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Section 1.8. Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

Section 1.9. Action by Written Consent. Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the certificate of incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 1.10. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

Ex. C-2

ARTICLE II

Board of Directors

Section 2.1. General Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders, or prohibited to the Board of Directors.

Section 2.2. Qualification; Number; Term; Remuneration. Each director shall be at least 18 years of age. A director need not be a stockholder or a resident of the State of Delaware. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolutions of the Board of Directors.

(a) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(b) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 2.3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.4. Place of Meetings. Meetings of the Board of Directors may be held at any place within or outside the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

Section 2.5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 2.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

Section 2.7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

Section 2.8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the special meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

Section 2.9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-

Ex. C-3

President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

Section 2.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation of these bylaws, any member of the Board of Directors or any committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 2.11. Resignation. Any director may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Section 2.12. Vacancies. Unless otherwise provided in these bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 2.13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

Section 3.1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 3.2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 3.4. Term; Termination. In the event any person shall cease to be a director of the corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

Ex. C-4

ARTICLE IV

Officers

Section 4.1. Election and Qualifications. The Board of Directors shall elect the officers of the corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

Section 4.2. Term of Office and Compensation. The term of office of all officers shall be one (1) year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The compensation of all officers of the corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

Section 4.3. Resignation; Removal. Any officer may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

Section 4.4. Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

Section 4.5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 4.1 of this Article IV; and may execute and deliver in the name of the corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 4.6. Vice-President. A Vice-President may execute and deliver in the name of the corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

Section 4.7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

Section 4.8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

Section 4.9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Stock

Section 5.1. Certificates; Signatures. The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all

Ex. C-5

of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the corporation.

Section 5.2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 5.3. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.4. Record Date. In order that the corporation may determine the stockholders of record who are entitled to receive notice of, or to vote at, any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock of for the purpose of any lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to the date of any other action. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VI

Dividends

Section 6.1. Declaration. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the Delaware General Corporation Law or the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Section 6.2. Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Ex. C-6

ARTICLE VII

Indemnification

Section 7.1. Right to Indemnification. The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person (“Covered Person”), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 7.2. Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefore by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 7.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5. Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.7. Insurance. Upon resolution passed by the Board of Directors the corporation may purchase and maintain insurance on behalf of any person who is or was an agent against any liability asserted against him and

Ex. C-7

incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

Section 7.8. Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the corporation shall be the calendar year.

Section 8.2. Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 8.4. Books and Records. The books and records of the corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.

Section 8.5. Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 8.6. Notice. Whenever, under the provisions of law or the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telephone.

Section 8.7. Waiver. Whenever notice is required to be given by these bylaws or by the certificate of incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE IX

Amendments

The Board of Directors shall have power to adopt, amend or repeal these bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

Ex. C-8

Annex B

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of September 11, 2014, is entered into by and among the undersigned stockholders (each a “Principal Shareholder” and collectively, the “Principal Shareholders”) of Taminco Corporation, a Delaware corporation (the “Company”), Eastman Chemical Company, a Delaware corporation (“Parent”), and Stella Merger Corp., a Delaware corporation and Subsidiary of Parent (“Merger Sub”). The Principal Stockholders, Parent and Merger Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company.

B. As of the date hereof, each Principal Stockholder’s respective Existing Shares (as defined herein) are beneficially owned and owned of record by each such Principal Stockholder as reflected by Schedule 1 attached hereto.

C. As a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Principal Stockholder (in its capacity as such) has agreed to enter into this Agreement.

D. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Written Consent; Voting.

(a) Written Consent. Each Principal Stockholder hereby agrees to execute and deliver to the Company a written consent to the adoption of the Merger Agreement and the transactions contemplated thereby and in the form attached as Exhibit A hereto (the “Written Consent”) promptly after, but in any event within 24 hours of, the Go Shop End Date.

(b) Voting. At any meeting of the stockholders of the Company (the “Stockholders”), each Principal Stockholder shall cause its Covered Shares to be voted in accordance with such procedures related thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (A) for approval of the Merger Agreement and (B) against: (1) any Alternative Proposal (other than the Merger), (2) any action that would reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement that would result in any of the conditions set forth in Article VI of the Merger Agreement not being satisfied, (3) any action that would prevent or materially delay or would reasonably be expected to prevent or materially delay, the consummation of the Merger or (4) except as expressly contemplated by the Merger Agreement, any change in any manner to the voting rights of any Stockholders of the Company. No Principal Stockholder shall take or agree to take any action which it has agreed not to take in Section 1(a) and this Section 1(b).

2. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Each Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Principal Stockholder shall not, without the prior written consent of Parent, (i) Transfer (as defined in Section 7(l)) or consent to any Transfer of any or all of the Covered Shares without the prior written consent of Parent, except, in each case, to any Affiliate of such Principal Stockholder, which will not require the prior written consent of Parent, (ii) grant any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Shares (other than the Written Consent or any proxy, power-of-attorney or other authorization or consent (A) executed and delivered in accordance with the Merger Agreement and this Agreement or (B) given to any Affiliate of such Principal Stockholder, in each case, which will not require the prior written consent of Parent), with any such prohibited proxy, power-of-attorney or authorization purported to be granted by any Principal Stockholder being void ab initio, or (iii) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares, except, in each case, to any Affiliate of such Principal Stockholder, which will not require the prior written consent of Parent. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 2(a) shall be null and void.

(b) No Solicitation, Discussion or Negotiation. Commencing on the day following the Go-Shop Period End Date, each Principal Stockholder and its controlled Affiliates (which shall not be deemed to include any portfolio companies of such Affiliates) shall not (i) solicit, or initiate any inquiries or the making of any Alternative Proposal or (ii) participate in any discussions or negotiations regarding any Alternative Proposal; provided, however that, notwithstanding the foregoing, such Principal Stockholder or Affiliate may participate in discussions or negotiations with any Person regarding an Alternative Proposal whether in such Principal Stockholder’s or Affiliate’s capacity as such or otherwise if, at such time, the Company is permitted to engage in discussions or negotiations with such Person regarding an Alternative Proposal pursuant to the Merger Agreement.

3. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of shares or similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 7(l)) by a Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by such Principal Stockholder.

(b) Commencement or Participation in Actions. Each Principal Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Additional Owned Shares. Each Principal Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

4. Representations and Warranties of the Principal Stockholders. Each Principal Stockholder separately and not jointly and severally represents and warrants to Parent and Merger Sub as to itself as follows:

(a) Title. Such Principal Stockholder is the sole record and beneficial owner of its respective Existing Shares. The Existing Shares constitute all of the Company Common Stock owned of record or beneficially by such Principal Stockholders on the date hereof. Such Principal Stockholder has sole voting power with respect to all of its respective Covered Shares, and none of such Principal Stockholder’s Covered Shares are subject to any voting trust or other arrangement with respect to the voting of the Subject Shares, except as contemplated by this Agreement. Except as permitted or required by this Agreement, the Covered Shares of such Principal

Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Organization and Qualification. Such Principal Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. Such Principal Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Principal Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Principal Stockholder or its board of directors or managers or other entity governing body or Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the other Principal Stockholder(s), constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Principal Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Merger Sub is corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Merger Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Merger Sub or either of their boards of directors or other Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6. Termination.

(a) Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall immediately terminate upon the earliest of, without the need for any further action by any person, (i) the mutual agreement of the Parties, (ii) the consummation of the Closing, (iii) the termination of the Merger Agreement and (iv) a Change of Recommendation.

(b) Survival of Certain Provisions.

(i) This Section 6 and Section 7 shall survive any termination of this Agreement.

(ii) Notwithstanding anything to the contrary herein (including in Section 2(a)), and for the avoidance of doubt, during the period following the Term, a Principal Stockholder may, without the consent of Parent, grant a consent or execute any written consent in or with respect to any or all of the Covered Shares, or otherwise enter into a Contract for the Transfer of Covered Shares, in support of an Alternative Proposal transaction.

7. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Merger Sub, to:

Eastman Chemical Company
200 South Wilcox Dr.
Kingsport, TN 37662
Attention:	David A. Golden, Senior Vice President Chief Legal Officer and Corporate Secretary
Facsimile:	(423)229-1351
Email:	dgolden@eastman.com

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Jones Day
1420 Peachtree St. NE, Suite 800
Atlanta, GA 30308
Attention:	William B. Rowland
Sterling A. Spainhour
Facsimile:	(404)581-8330
Email:	wbrowland@jonesday.com
sspainhour@jonesday.com

If to any Principal Stockholder:

c/o Apollo Global Management, LLC
9 West 57th St., 43rd Floor
New York, New York 10019
Attention:	John Suydam, Chief Legal Officer
Email:	jsuydam@apollolp.com

with copies to (which will not constitute notice but will be required for proper notice to be given):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Taurie M. Zeitzer, P.C.
Gareth P. Clark
Facsimile:	(212) 446-4900
Email:	taurie.zeitzer@kirkland.com
gareth.clark@kirkland.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this

Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any Person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.1(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Principal Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Principal Stockholder, all Shares that are owned of record and beneficially by such Principal Stockholder and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or its Subsidiaries (or any of their respective officers or directors) shall constitute an Affiliate of any Principal Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Principal Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Principal Stockholder means the shares of Company Common Stock that are beneficially owned by the specified Principal Stockholder as of the date hereof, as set forth opposite such Principal Stockholder’s name on Schedule 1 hereto.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that in no event and under no circumstances (x) will Parent or Merger Sub seek, directly or indirectly, to recover money damages arising under or in connection with this Agreement or the transactions contemplated hereby and (y) will the Principal Stockholders or any of their respective Affiliates be liable for damages under or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Principal Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

Eastman Chemical Company

/s/ Clark L. Jordan
Name:	Clark L. Jordan
Title:	Vice President and Assistant General Counsel

MERGER SUB:

Stella Merger Corp.

/s/ Clark L. Jordan
Name:	Clark L. Jordan
Title:	Vice President and Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

AP TAMINCO GLOBAL CHEMICAL HOLDINGS, L.P.

By:	AP Taminco Global Chemical Holdings GP, LLC
Its: General Partner

By:	Apollo Management VII, L.P.
Its: Manager

By:	AIF VII Management, LLC
Its: General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President

TAMINCO CO-INVESTORS, L.P.

By:	Taminco Co-Investors GP, LLC
Its: General Partner

By:	Apollo Management VII, L.P.
Its: Manager

By:	AIF VII Management, LLC
Its: General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Schedule 1

Ownership of Existing Shares

PRINCIPAL STOCKHOLDER	SHARES OF COMMON STOCK OWNED

AP Taminco Global Chemical Holdings, LP	31,133,213 shares

Taminco Co-Investors, L.P.	4,575,006 shares

TAMINCO CORPORATION

Action by Written Consent of the Stockholders

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholders of Taminco Corporation, a Delaware corporation (the “Company”), representing the holders of at least a majority of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, constituting the requisite vote of the stockholders of the Company, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DO HEREBY CONSENT to the adoption of, and DO HEREBY ADOPT the following resolutions in lieu of a meeting of stockholders. This written consent may be executed in one or more counterparts.

WHEREAS, the Board of Directors of the Company (the “Board”) has entered into that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, including the exhibits and schedules thereto, the “Merger Agreement”), dated as of September __, 2014, by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved the Merger Agreement and the transactions contemplated thereby (including, but not limited to the Merger, collectively, the “Transactions”), and has declared that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of the Company’s stockholders;

WHEREAS, the Board recommends that the Company’s stockholders approve the Merger Agreement and the Transactions;

WHEREAS, the undersigned stockholders have been afforded an opportunity to review the Merger Agreement, have been afforded the opportunity to ask questions of the Company regarding the Merger Agreement and the Transactions and are aware of all material facts related to the Merger Agreement and the Transactions;

WHEREAS, the undersigned hereby acknowledge that, notwithstanding the delivery of this written consent, the Board may effect a Change of Recommendation (as defined in the Merger Agreement) and terminate the Merger Agreement in the manner provided in the Merger Agreement; and

WHEREAS, the undersigned hereby acknowledge that the Merger Agreement provides that, notwithstanding anything contained therein to the contrary, the Merger Agreement may be terminated and abandoned at any time prior to the Effective Time (as defined therein), whether before or after delivery of the Written Consent (as defined therein), in the manner provided therein.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Company hereby adopt the Merger Agreement and approve the Transactions, in accordance with Section 251 of the General Corporation Law;

FURTHER RESOLVED, that each undersigned stockholder hereby waives all appraisal rights under Section 262 of the General Corporation Law to which such stockholder would otherwise be entitled in

Ex. A-5

connection with the Merger Agreement and the Transactions with respect to all shares of stock of the Company held by such undersigned stockholder;

FURTHER RESOLVED, that, in addition to the specific authorizations set forth in the foregoing resolutions, the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to do and perform or cause to be done and performed, all such further acts, deeds and things, to pay or cause to be paid, all fees, costs and expenses, and to make, execute, file and deliver or cause to be made, executed, filed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Company or otherwise as any such officer deems necessary, desirable or advisable in order to effectuate or carry out fully and expeditiously the purpose and intent of the foregoing resolutions, and the payment of any such amounts or the execution by any such officers of any such agreements, undertakings, documents, instruments or certificates, or the doing by any of them of any act in connection with the foregoing matters, shall be conclusive evidence of their authority therefor and the approval of the fees, costs and expenses so paid, the agreements, undertakings, documents, instruments or certificates so executed, the filings so made and the actions so taken;

FURTHER RESOLVED, that the Board may terminate the Merger Agreement and may abandon the Merger Agreement and the Transactions contemplated thereby in accordance with the terms thereof at any time prior to the Effective Time, notwithstanding delivery of this written consent.

FURTHER RESOLVED, that any and all actions heretofore taken by the Board or any officer or representative of the Company in connection with any transaction or objectives approved in any or all of the foregoing resolutions, including the execution and delivery of the Merger Agreement, are hereby approved, ratified and confirmed in all respects and any and all actions hereafter to be taken by the Board or any officer or representative of the Company in furtherance of the objectives of the foregoing resolutions are hereby authorized, approved and ratified in all respects; and

FURTHER RESOLVED, that the Secretary of the Company is hereby directed to file a copy of this written consent with the minutes of the proceedings of the Company and to deliver a notice to any stockholder of the Company who did not execute this written consent in accordance with Section 228 of the DGCL.

[Signatures on the Following Page]

Ex. A-6

The undersigned, by executing this written consent in the space provided below, do hereby consent to the adoption of, and do hereby adopt the foregoing resolutions, and direct that this written consent be filed with the minutes of the proceedings of the Company, and agree that the actions set forth in the foregoing preambles and resolutions shall have the same force and effect as if taken at a duly constituted meeting of the stockholders of the Company.

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[Dated: , 2014	]

[Dated: , 2014	]

Ex. A-7

Annex C

TAMINCO CORPORATION

Action by Written Consent of the Stockholders

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholders of Taminco Corporation, a Delaware corporation (the “Company”), representing the holders of at least a majority of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, constituting the requisite vote of the stockholders of the Company, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DO HEREBY CONSENT to the adoption of, and DO HEREBY ADOPT the following resolutions in lieu of a meeting of stockholders. This written consent may be executed in one or more counterparts.

WHEREAS, the Board of Directors of the Company (the “Board”) has entered into that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, including the exhibits and schedules thereto, the “Merger Agreement”), dated as of September     , 2014, by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved the Merger Agreement and the transactions contemplated thereby (including, but not limited to the Merger, collectively, the “Transactions”), and has declared that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of the Company’s stockholders;

WHEREAS, the Board recommends that the Company’s stockholders approve the Merger Agreement and the Transactions;

WHEREAS, the undersigned stockholders have been afforded an opportunity to review the Merger Agreement, have been afforded the opportunity to ask questions of the Company regarding the Merger Agreement and the Transactions and are aware of all material facts related to the Merger Agreement and the Transactions;

WHEREAS, the undersigned hereby acknowledge that, notwithstanding the delivery of this written consent, the Board may effect a Change of Recommendation (as defined in the Merger Agreement) and terminate the Merger Agreement in the manner provided in the Merger Agreement; and

WHEREAS, the undersigned hereby acknowledge that the Merger Agreement provides that, notwithstanding anything contained therein to the contrary, the Merger Agreement may be terminated and abandoned at any time prior to the Effective Time (as defined therein), whether before or after delivery of the Written Consent (as defined therein), in the manner provided therein.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Company hereby adopt the Merger Agreement and approve the Transactions, in accordance with Section 251 of the General Corporation Law;

FURTHER RESOLVED, that each undersigned stockholder hereby waives all appraisal rights under Section 262 of the General Corporation Law to which such stockholder would otherwise be entitled in connection with the Merger Agreement and the Transactions with respect to all shares of stock of the Company held by such undersigned stockholder;

FURTHER RESOLVED, that, in addition to the specific authorizations set forth in the foregoing resolutions, the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to do and perform or cause to be done and performed, all such further acts, deeds and things, to pay or cause to be paid, all fees, costs and expenses, and to make, execute, file and deliver or cause to be made, executed, filed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Company or otherwise as any such officer deems necessary, desirable or advisable in order to effectuate or carry out fully and expeditiously the purpose and intent of the foregoing resolutions, and the payment of any such amounts or the execution by any such officers of any such agreements, undertakings, documents, instruments or certificates, or the doing by any of them of any act in connection with the foregoing matters, shall be conclusive evidence of their authority therefor and the approval of the fees, costs and expenses so paid, the agreements, undertakings, documents, instruments or certificates so executed, the filings so made and the actions so taken;

FURTHER RESOLVED, that the Board may terminate the Merger Agreement and may abandon the Merger Agreement and the Transactions contemplated thereby in accordance with the terms thereof at any time prior to the Effective Time, notwithstanding delivery of this written consent.

FURTHER RESOLVED, that any and all actions heretofore taken by the Board or any officer or representative of the Company in connection with any transaction or objectives approved in any or all of the foregoing resolutions, including the execution and delivery of the Merger Agreement, are hereby approved, ratified and confirmed in all respects and any and all actions hereafter to be taken by the Board or any officer or representative of the Company in furtherance of the objectives of the foregoing resolutions are hereby authorized, approved and ratified in all respects; and

FURTHER RESOLVED, that the Secretary of the Company is hereby directed to file a copy of this written consent with the minutes of the proceedings of the Company and to deliver a notice to any stockholder of the Company who did not execute this written consent in accordance with Section 228 of the DGCL.

[Signatures on the Following Page]

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The undersigned, by executing this written consent in the space provided below, do hereby consent to the adoption of, and do hereby adopt the foregoing resolutions, and direct that this written consent be filed with the minutes of the proceedings of the Company, and agree that the actions set forth in the foregoing preambles and resolutions shall have the same force and effect as if taken at a duly constituted meeting of the stockholders of the Company.

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[Dated: , 2014	]

[Dated: , 2014	]

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Annex D

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

September 10, 2014

Board of Directors

Taminco Corporation

7540 Windsor Drive, Suite 411

Allentown, Pennsylvania 18195

Members of the Board:

We understand that Taminco Corporation (the “Company”), Eastman Chemical Company (the “Buyer”) and Stella Merger Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 10, 2014 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each issued and outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company, other than shares held by the Buyer or any direct or indirect wholly-owned subsidiary of the Buyer, or the Company or any direct or indirect wholly-owned subsidiary of the Company (the “Cancelled Shares”) or as to which dissenters’ rights have been perfected (together with the Cancelled Shares, the “Excluded Shares”), will be converted into the right to receive $26.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of Excluded Shares) (the “Holders”) pursuant to the Merger Agreement is fair from a financial point of view to such Holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement, a draft of the support agreement dated September 10, 2014, among Buyer, Acquisition Sub and certain affiliated investment funds of Apollo Global Management, LLC (“Apollo”), the draft commitment letters from certain lenders dated September 10, 2014 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the Holders in the transaction. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company and financial advisory and financing services for Apollo and entities related to Apollo and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, the Company, Apollo and related entities in the future and expects to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Apollo and related entities.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, Apollo and related entities or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote or whether to take any other actions in connection with the Merger.

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Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the Holders pursuant to the Merger Agreement is fair from a financial point of view to such Holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Susan S. Huang

Susan S. Huang Vice Chairman and Managing Director

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